   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 13, 1999


                                                      REGISTRATION NO. 333-89239
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ---------------------


                                Amendment No. 3

                                       to
                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------

                              XPEDIOR INCORPORATED
             (Exact name of Registrant as specified in its charter)

             DELAWARE                              7379                             76-0556713
 (State or other jurisdiction of       (Primary Standard Industrial      (I.R.S. Employer Identification
  incorporation or organization)       Classification Code Number)                     No.)

                         ONE NORTH FRANKLIN, SUITE 1500
                            CHICAGO, ILLINOIS 60606
                                 (800) 462-6301
         (Address, including zip code, and telephone number, including area code, of the Registrant's principal executive offices)

                                MARGARET G. REED
                           SENIOR VICE PRESIDENT AND
                                GENERAL COUNSEL
                            METAMOR WORLDWIDE, INC.
                       4400 POST OAK PARKWAY, SUITE 1100
                           HOUSTON, TEXAS 77027-3413
                                 (713) 548-3400
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                             ---------------------

                                   Copies to:

                ROBERT K. HATCHER                                    SETH R. MOLAY, P.C.
              VINSON & ELKINS L.L.P.                       AKIN, GUMP, STRAUSS, HAUER & FELD L.L.P.
             1001 FANNIN, SUITE 2300                           1700 PACIFIC AVENUE, SUITE 4100
               HOUSTON, TEXAS 77002                                  DALLAS, TEXAS 75201
                  (713) 758-2266                                        (214) 969-2800

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of this prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     WE WILL AMEND AND COMPLETE THE INFORMATION IN THIS PROSPECTUS. ALTHOUGH WE ARE PERMITTED BY US FEDERAL SECURITIES LAWS TO OFFER THESE SECURITIES USING THIS PROSPECTUS,
     WE MAY NOT SELL THEM OR ACCEPT YOUR OFFER TO BUY THEM UNTIL THE DOCUMENTATION FILED WITH THE SEC RELATING TO THESE SECURITIES HAS BEEN DECLARED EFFECTIVE BY THE SEC. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES OR OUR SOLICITATION OF YOUR OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THAT WOULD NOT BE PERMITTED OR LEGAL.


                   SUBJECT TO COMPLETION -- DECEMBER 13, 1999


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
PROSPECTUS

            , 1999

                                 [XPEDIOR LOGO]
                        8,535,000 SHARES OF COMMON STOCK

--------------------------------------------------------------------------------

XPEDIOR INCORPORATED:

- We provide innovative and comprehensive eBusiness solutions to Global 2000 companies and emerging Internet businesses.

PROPOSED SYMBOL & MARKET:

- XPDR/Nasdaq National Market
THE OFFERING:

- The underwriters have an option to purchase an additional 1,280,250 shares of common stock from Metamor to cover over-allotments.

- This is our initial public offering, and no public market currently exists for our shares.

- We anticipate that the initial public offering price will be between $14.00 and $16.00 per share.

- We plan to use the proceeds from this offering to repay outstanding debt and for general corporate purposes.

- Closing:              , 1999.

--------------------------------------------------------------------------------

                                                           PER SHARE   TOTAL
-----------------------------------------------------------------------------
Public offering price:                                      $          $
Underwriting fees:
Proceeds to Xpedior Incorporated:
-----------------------------------------------------------------------------

    THIS INVESTMENT INVOLVES RISK.  SEE "RISK FACTORS" BEGINNING ON PAGE 5.

--------------------------------------------------------------------------------

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
--------------------------------------------------------------------------------

DONALDSON, LUFKIN & JENRETTE                        FIRST UNION SECURITIES, INC.

                  J.P. MORGAN & CO.
                                     THE ROBINSON-HUMPHREY COMPANY
                                                                  DLJDIRECT INC.

    [GRAPHIC DEPICTION OF OPEN ROAD MOUNTAIN SCENERY OVERLAID WITH TEXT BOX]

     To soar in today's digital world, companies must increasingly adapt to rapid, fundamental changes in technology. As both established industry players and upstart enterprises examine how they can benefit from these changes, they call on eBusiness consultants to integrate their ideas into sound business strategy, technical ability and creative design. We believe that there are relatively few companies that have the experience and technological capability to deliver comprehensive solutions quickly. Xpedior designs solutions that satisfy our clients' need to rapidly implement reliable, scalable and sustainable eBusinesses.

                                                                  CONTACT US AT:

                                                                info@xpedior.com

                                                         CORPORATE HEADQUARTERS:

                                                       One North Franklin Street
                                                                      Suite 1500
                                                               Chicago, IL 60606
                                                                 312-251-2000 or
                                                                    800-462-6301

                                                                  [XPEDIOR LOGO]
                                                                 www.xpedior.com

              [GRAPHIC DEPICTION OF SPINNING WHEEL, SPINNING GLOBE
             AND SPEEDING THROUGH TUNNEL OVERLAID WITH TEXT BOXES]

OUR TRACK RECORD

     With over 1,100 employees at our 12 U.S. and three international offices, we solve eBusiness challenges in numerous industries, from telecommunications and high technology to healthcare and financial services. For over five years, we've designed and deployed innovative, comprehensive eBusiness solutions by successfully combining technical expertise with market knowledge.

COMPREHENSIVE SOLUTIONS

     From back office to front office, Xpedior can rapidly implement reliable, scalable and sustainable solutions that empower digital-age companies. Our ability to provide a comprehensive range of services, including eBusiness intelligence, digital business strategy, knowledge management, digital branding and eBusiness application and integration, differentiates us from consultants who lack these broad capabilities.

THE XPEDIOR PROCESS

     The Xpedior Process is our five-stage methodology for developing eBusiness solutions. Together with clients, we envision the future, outline the business strategy necessary to get there and achieve the identified goals. We work with our clients through the five stages -- imagine, define, architect, build and deliver -- to formulate, construct and deploy a dynamic eBusiness solution.

EBUSINESS XPEDIATORS

     Our eBusiness Xpediators enable us to deliver our solutions in the rapid timeframes required to meet our clients' needs. This collection of proven and reusable solutions includes comprehensive software architectures for developing large-scale eBusiness applications, reusable software components that implement commonly used eBusiness functions and prebuilt comprehensive applications for specific eBusiness functions.

SOLUTION CENTERS

     Our solution centers provide a high-tech environment where our professionals and teams of solution center specialists are able to share expertise and best practices across client engagements, while maintaining continuous communications with our clients.

     Xpedior delivers experience, international capability and technical, strategic and creative expertise. We build comprehensive eBusiness solutions.

                               TABLE OF CONTENTS


                                    PAGE
Prospectus Summary...............      1
Risk Factors.....................      5
Special Note Regarding Forward-
  Looking Statements.............     17
Where You Can Find More
  Information....................     18
Corporate Information............     18
Use of Proceeds..................     19
Dividend Policy..................     19
Capitalization...................     20
Dilution.........................     21
Selected Consolidated Financial
  Data...........................     22
Management's Discussion and
  Analysis of Financial Condition
  and Results of Operations......     24



                                    PAGE
Xpedior..........................     36
Business.........................     38
Management.......................     53
Transactions with our Management
  and Metamor....................     61
Principal Stockholders...........     62
Description of Capital Stock.....     63
Shares Eligible for Future
  Sale...........................     67
Underwriting.....................     69
Legal Matters....................     72
Experts..........................     72
Index to Financial Statements....    F-1

                               PROSPECTUS SUMMARY

     This summary is qualified by more detailed information appearing in other sections of this prospectus. The other information is important, so please read this entire prospectus carefully.

                                    XPEDIOR

     Xpedior provides innovative and comprehensive solutions to Global 2000 and emerging Internet companies that conduct eBusiness -- the transaction of traditional business over the Internet. We combine extensive technical expertise with strategic consulting and creative services to build eBusiness solutions that enable our clients to capitalize on the communications power and transaction efficiency of the Internet. Our eBusiness solutions include one or more of the following services, customized to fit our clients' needs:


- Digital Business Strategy
- Electronic Commerce
- Digital Branding and User
  Experience Design
- eBusiness Applications and Integration
- eBusiness Technology Management
- eBusiness Networks
- eBusiness Intelligence
- Enterprise Portals - internal company
  web sites for sharing information - and
  Knowledge Management


     We have over 1,100 employees at our 12 U.S. and three international offices.

                             OUR MARKET OPPORTUNITY


     International Data Corporation estimates that the worldwide market for Internet professional services will grow from $7.8 billion in 1998 to $78.5 billion in 2003. Despite the size of this market opportunity, we believe that there are relatively few service providers that can effectively address the full range of problems and challenges associated with developing and implementing comprehensive eBusiness solutions. We believe businesses will increasingly seek assistance from companies that offer the complete set of services necessary for them to achieve their eBusiness objectives. In our view, a comprehensive service offering must include three fundamental eBusiness disciplines - strategic, technical and creative. The Xpedior Solution incorporates all three of these disciplines, allowing our professionals to deliver comprehensive, reliable and scalable eBusiness solutions in the demanding timeframes often required in the Internet professional services market.

                                  OUR STRATEGY

     Our goal is to become the provider of choice for Global 2000 companies and emerging Internet businesses that require comprehensive, customized, integrated eBusiness solutions. To achieve this goal, we plan to:

     - extend relationships with existing clients and market to new clients;

     - leverage our industry-specific expertise;

     - refine and extend the Xpedior Solution through the use and sharing of our intellectual capital;

     - leverage our strategic industry alliances with leading technology companies;

     - attract and retain qualified employees through aggressive recruiting and competitive compensation packages; and

     - build the identity and awareness of the Xpedior brand name.

                           RELATIONSHIP WITH METAMOR

     We are currently a subsidiary of Metamor Worldwide (Nasdaq: MMWW). Prior to this offering, Metamor owned 99.6% of our common stock. After this offering, Metamor will own approximately 83% of our outstanding common stock, or 80% if the underwriters exercise their over-allotment option in full. Metamor has announced that in 2000 it plans to distribute all of its remaining shares of Xpedior common stock to its stockholders.

     We have agreed to cooperate with Metamor to complete this distribution because we believe that our complete separation from Metamor will enhance our ability to pursue our business strategy. Metamor intends to seek a private letter ruling from the IRS that the distribution of its shares of Xpedior common stock to its stockholders would be tax-free to Metamor and its stockholders for U.S. federal income tax purposes. If Metamor does not receive a favorable ruling, it may not complete the distribution of our common stock, which may prevent us from achieving the benefits we believe will result from the separation. Metamor has the sole discretion to determine the timing and structure of the distribution, if it occurs.

                                  THE OFFERING

Common stock offered by Xpedior.......      8,535,000 shares

Common stock to be outstanding after
the offering..........................     50,000,000 shares(a)

Common stock to be held by Metamor
after the offering....................     41,285,298 shares(b)

Use of proceeds.......................     The net proceeds from this offering
                                           are estimated to be approximately
                                           $116.9 million. We will use the net
                                           proceeds for:

                                           - the repayment of approximately
                                             $100.0 million of outstanding debt
                                             due to Metamor; and

                                           - general corporate purposes.

Proposed Nasdaq National Market
symbol................................     XPDR

     Unless stated otherwise, the information in this prospectus:

     - assumes that our common stock will be sold at $15.00 per share, which is the mid-point of the range set forth on the cover of this prospectus;

     - assumes that the underwriters' over-allotment option is not exercised;
       and

     - is presented on a pro forma basis to illustrate the impact of all businesses acquired through September 30, 1999, as if these acquisitions were consummated as of the beginning of the periods presented. Unless the context otherwise requires, all references to Xpedior and its operations include the acquired companies and their operations prior to their acquisition.
------------------------------

(a) The number of shares of common stock to be outstanding after this offering excludes (1) options to purchase 9,034,150 shares of common stock granted through October 31, 1999 at a weighted average exercise price of $7.34 per share and (2) 5,786,148 shares of common stock reserved for issuance upon exercise of options that may be granted in the future under our stock plans.

(b) If the underwriters fully exercise their over-allotment option, Metamor will own 40,005,048 shares of common stock after this offering.

                      SUMMARY CONSOLIDATED FINANCIAL DATA


     The following table presents summary consolidated historical and pro forma financial data for our business. You should read the following summary consolidated financial data together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included elsewhere in this prospectus. The pro forma information illustrates the impact of all businesses acquired through September 30, 1999, as if these acquisitions were consummated as of the beginning of the periods presented, and should be read in conjunction with the pro forma condensed consolidated financial statements included elsewhere in this prospectus. The pro forma results of operations for the year ended December 31, 1998 and the results for the nine months ended September 30, 1999 include stock compensation charges of $30.8 and $1.4 million, respectively. The pro forma results of operations are not necessarily indicative of the results that would have occurred had the acquisitions been consummated as of the beginning of the periods presented.



                                        INCEPTION         YEAR ENDED
                                        (MARCH 27,
                                                                            NINE MONTHS ENDED SEPTEMBER 30,
                                                         DECEMBER 31,       --------------------------------
                                         1997) TO     -------------------         ACTUAL
                                       DECEMBER 31,   ACTUAL    PRO FORMA   -------------------   PRO FORMA
                                           1997        1998       1998        1998       1999        1999
                                                                  (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Revenues.............................    $12,588      $72,267   $100,500    $47,405    $93,359     $102,746
Gross profit.........................      4,414       30,337     42,858     20,204     39,783       44,369
Operating income (loss)..............     (1,235)       5,507    (24,235)     3,858      5,805        5,711
Loss from continuing operations......     (1,498)        (581)   (32,228)      (314)    (3,049)      (3,322)


     The following table presents summary consolidated balance sheet data as of September 30, 1999. The pro forma as adjusted information illustrates the impact of this offering and our proposed use of the estimated net proceeds.


                                                              AS OF SEPTEMBER 30, 1999
                                                              ------------------------
                                                               ACTUAL      AS ADJUSTED
                                                                   (IN THOUSANDS)
BALANCE SHEET DATA:
Cash........................................................  $    194      $ 17,057
Working capital (includes amounts due to Metamor)...........   (92,479)       24,384
Total assets................................................   197,302       214,165
Amounts due to Metamor......................................   100,000            --
Long-term debt, net of current maturities...................     9,068         9,068
Stockholders' equity........................................    56,659       173,522

                                  RISK FACTORS

     Before you invest in our common stock, you should understand the risk involved. You should carefully consider these risk factors as well as all of the other information contained in this prospectus before you decide to purchase shares of our common stock. If any of the following risks actually occur, our business, financial condition and operating results could be adversely affected. As a result, the trading price of our common stock could decline and you may lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS

 OUR QUARTERLY REVENUES AND OPERATING RESULTS ARE VOLATILE AND MAY CAUSE OUR STOCK PRICE TO FLUCTUATE SIGNIFICANTLY

     Our quarterly operating results have varied in the past and are likely to vary significantly from quarter to quarter in the future. As a result, we believe that period-to-period comparisons of our results of operations are not a good indication of our future performance. A number of factors are likely to cause these variations, including:

     - our ability to obtain new client engagements and continue existing engagements;

     - seasonality in revenues relating to the number of billable days in a given quarter and the budget cycles and budgeting decisions of our clients;

     - our ability to attract, train and retain skilled management, strategic, technical, design, sales, marketing and support professionals;

     - our employee utilization rate, including our ability to move professionals quickly from completed projects to new engagements;

     - the introduction of new services by us or our competitors;

     - changes in our pricing policies or those of our competitors;

     - our ability to manage costs, including personnel costs and support services costs; and

     - costs related to the expected opening or expansion of our offices.

     These quarterly variations may cause our stock price to fluctuate significantly.

 IF WE CANNOT ATTRACT, TRAIN AND RETAIN QUALIFIED EMPLOYEES, WE MAY LOSE CLIENTS AND RELATED REVENUES

     Our future success depends in large part on our ability to hire, train and retain project and engagement managers, technical architects, strategists, engineers, design professionals, other technical professionals, and sales and marketing and other management personnel. Any inability to hire, train and retain a sufficient number of qualified employees could hinder the growth of our business. Skilled personnel are in short supply, and this shortage is likely to continue for some time. As a result, competition for these people is intense, and the industry turnover rate for them is high. Consequently, we may have difficulty hiring our desired numbers of qualified employees. Moreover, even if we are able to expand our employee base, the resources required to attract and retain employees may adversely affect our operating margins by increasing expenses associated with our employees.

 WE MAY BE SUED BY OUR EMPLOYEES' FORMER EMPLOYERS, WHICH COULD RESULT IN SIGNIFICANT COSTS AND DIVERT MANAGEMENT'S ATTENTION AWAY FROM OUR BUSINESS

     Some companies have adopted a strategy of suing or threatening to sue former employees and their new employers. As we hire new employees from our current or potential competitors we are likely to become a party to one or more lawsuits involving the former employment of our employees. Any future litigation against us or our employees, regardless of the outcome, may result in substantial costs and expenses to us and may divert management's attention away from the operation of our business.

 OUR ABILITY TO OBTAIN AND MAINTAIN CLIENT ENGAGEMENTS DEPENDS LARGELY UPON THE RETENTION OF KEY PERSONNEL, THE LOSS OF WHOM WOULD PROBABLY CAUSE US TO LOSE CLIENTS

     We believe that our success will depend in part on the continued employment of our senior management team and key technical personnel. This dependence is particularly important to our business because personal relationships are a critical element of obtaining and maintaining client engagements. Accordingly, the loss of any member of our senior management team or key technical personnel could have a direct, adverse impact on our business. In addition, if any of these key employees joins a competitor or forms a competing company, some of our clients might choose to use the services of that competitor or new company instead of our own. Furthermore, clients or other companies seeking to develop in-house eBusiness capabilities may hire away some of our key employees. This would not only result in the loss of key employees but could also result in the loss of a client relationship or a new business opportunity. Any losses of client relationships could seriously harm our business.

 WE HAVE A LIMITED HISTORY AS A COMBINED COMPANY SO NEITHER OUR HISTORICAL RESULTS OF OPERATIONS NOR OUR PRO FORMA FINANCIAL INFORMATION MAY BE AN ACCURATE INDICATOR OF OUR FUTURE RESULTS OR PROSPECTS

     We commenced operations in March 1997 with the acquisition of Metamor Technologies, Ltd. We acquired six other companies in 1998 and one additional company, Kinderhook Systems, Inc., in September 1999. Although Sage I.T. Partners, Inc., one of our acquired companies, began operations in 1994, our limited operating history as a combined company makes an evaluation of our business and prospects very difficult. The pro forma financial information included in this prospectus is based on the separate pre-acquisition financial information of the eight companies. As a result, our historical results of operations and pro forma financial information may not give you an accurate indication of what our actual results would have been if the acquisitions had been completed at the beginning of the periods presented or of our future results of operations or prospects.

 IF WE FAIL TO INTEGRATE ACQUIRED COMPANIES, OUR FUTURE EARNINGS MAY SUFFER AS A RESULT OF OPERATING INEFFICIENCIES

     Although we have commenced the process of integrating the operations of our acquired companies, our operations are not fully integrated. To date, we have integrated most of our back office functions and initiated the creation of a unified brand identity. We are still in the process of integrating our sales, marketing and human resources functions, our knowledge management systems, the Xpedior Process and our Xpediators. Our future earnings will depend heavily on our continued ability to integrate the operations and manage our acquired companies. Failure to successfully integrate any of the companies we have acquired may cause significant operating inefficiencies and adversely affect our earnings.

     Although we may continue to grow our business through strategic acquisitions from time to time in the future, we have no immediate plans or current agreements to acquire any additional companies or businesses. If we acquire additional companies in the future, however, we will face integration risks similar to those described above.

 COMPETITION FROM BIGGER, MORE ESTABLISHED COMPETITORS WHO HAVE GREATER FINANCIAL RESOURCES COULD RESULT IN PRICE REDUCTIONS, REDUCED PROFITABILITY AND LOSS OF MARKET SHARE

     While we believe that relatively few companies have the experience and technological capability to deliver comprehensive eBusiness solutions quickly, some of our current competitors have longer operating histories, a larger client base, larger professional staffs, greater brand recognition and greater financial, technical, marketing and other resources than we do. This may place us at a disadvantage in responding to our competitors' pricing strategies, technological advances, advertising campaigns, strategic partnerships and other initiatives. As a result, our competitors may be able to devote more resources to the development, promotion and sale of their services than we can. Competitors that offer more standardized or less customized services than we do may have a substantial cost advantage, which could force us to lower our prices, adversely affecting our operating margins.

     Current and potential competitors also have established or may establish cooperative relationships among themselves or with third parties to increase their ability to address customer needs. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. In addition, some of our competitors may develop services that are superior to, or have greater market acceptance than, the services that we offer.

 OUR RAPID GROWTH HAS PLACED A STRAIN ON OUR MANAGEMENT AND OUR BUSINESS SYSTEMS AND MAY DIVERT OUR ATTENTION FROM OUR CLIENTS' NEEDS

     We have grown rapidly and expect to continue to grow rapidly both by hiring new employees and serving new business and geographic markets. Our growth has placed, and will continue to place, a significant strain on our management and our operating and financial systems to integrate these new personnel. Our project personnel, or professional headcount, grew from 166 at December 31, 1997 to 695 at December 31, 1998 and 945 at September 30, 1999. Furthermore, our Chief Executive Officer has only recently joined Xpedior.

     Our personnel, systems, procedures and controls may be inadequate to support our future operations. In order to accommodate the increased number of engagements, the increased number of clients and the increased size of our operations, we will need to hire, train and retain sufficient personnel to manage our operations. We will also need to continually improve our financial and management controls, reporting systems and operating systems as the size of our company increases. We may encounter difficulties in developing and implementing such controls and other systems. If we encounter such difficulties, we may not be able to successfully focus on serving our clients' needs and our financial results will suffer.


 OUR EFFORTS TO DEVELOP BRAND AWARENESS OF OUR SERVICES MAY REDUCE OUR OPERATING MARGINS AND MAY NOT BE SUCCESSFUL IF WE CHANGE OR FAIL TO MAINTAIN OUR BRAND OR OUR CLIENTS ARE NOT SUCCESSFUL



     An important element of our business strategy is to develop and maintain widespread awareness of our brand name. To promote our brand name, beginning in the third quarter of fiscal 1999, we substantially increased our marketing expenses, which may cause our operating margins to decline. We are currently a defendant in a law suit filed by Expedia, Inc., a subsidiary of Microsoft Corporation, that alleges our Xpedior trademark infringes on their Expedia trademarks. This lawsuit could cause us to develop a new trademark and lose a substantial portion of the benefits of our recent branding efforts. Moreover, our brand or any brand that we develop in the future may be closely associated with the business success or failure of some of our high-profile clients, some of whom are pursuing unproven business models in competitive markets. As a result, the failure or difficulties of one of our high-profile clients may damage our brand. If we fail to successfully promote and maintain our brand name or incur significant additional expenses in developing or defending our brand name or developing or defending any additional brand names, our operating margins and our growth may decline. See "Business -- Legal Proceedings."


 OUR EXPANSION INTO INTERNATIONAL MARKETS WILL INCREASE OUR COSTS AND COULD NEGATIVELY IMPACT OUR BUSINESS

     We plan to expand our operations internationally but may be unable to successfully market, sell, deliver and support our services in international markets. If we are unable to expand our international operations successfully, our business, financial condition and operating results could be seriously harmed because of the costs associated with international expansion and the diversion of management's attention. We will need to devote significant management and financial resources to our international expansion. In particular, we will have to attract and retain experienced management, strategic, technical, design, sales, marketing and support personnel for our international offices. Competition for such personnel is intense, and we may be unable to attract and retain qualified personnel.

     We have limited experience in marketing, selling and supporting our services in foreign countries. Development of these skills may be more difficult or take longer than we anticipate, especially due to language barriers, currency exchange risks and the fact that the Internet infrastructure in foreign countries may be less advanced than the United States' Internet infrastructure. We intend to expand our operations internationally in future periods by opening additional international offices, hiring additional international management, strategic, technical, design, sales, marketing and support personnel, and will consider entering through acquisitions.

     International markets, however, may also be affected by additional risks that could impact the timing and degree of our international expansion plans. These risks include the following:

     - the establishment of a market for eBusiness internationally;

     - longer payment cycles and problems collecting accounts receivable;

     - reduced protection for intellectual property and proprietary rights in some countries; and

     - seasonal declines in business activity in certain international regions.

 OUR INABILITY TO ACCURATELY PREDICT REVENUES ASSOCIATED WITH SHORT-TERM CONTRACTS MAY RESULT IN HIGH COSTS AND UNDERUTILIZATION OF OUR EMPLOYEES

     Our clients generally retain us on an engagement-by-engagement basis, rather than under long-term contracts. As a result, our revenues are difficult to predict. Our operating expenses are relatively fixed and cannot be reduced on short notice to compensate for unanticipated variations in the number or size of engagements in progress. Because we incur costs based on our expectations of future revenues, our failure to predict our revenues accurately may seriously harm our financial condition and results of operations. Since large client projects involve multiple engagements or stages, there is a risk that a client may choose not to retain us for additional stages of a project or that the client will cancel or delay additional planned projects. These cancellations or delays could result from factors unrelated to our work product or the progress of the project, but could be related to general business or financial conditions of the client. Nevertheless, if a client defers, modifies or cancels an engagement or chooses not to retain us for additional phases of a project, we must be able to rapidly move our employees to other engagements to limit underutilization of our employees and the resulting harm to our operating results. The underutilization of our employees negatively impacts our profitability because the expenses associated with our employees are fixed while the revenues generated by our employees vary by the level of their utilization.

 OUR INABILITY TO ACCURATELY CALCULATE THE TIME AND RESOURCES NEEDED TO FULFILL A CONTRACT MAY CAUSE US TO LOSE MONEY ON CERTAIN FIXED-FEE CONTRACTS

     We received approximately 14% of our pro forma revenues in 1998 from fixed-fee contracts, and this percentage may increase in the future. Fixed-fee contracts have a significantly greater risk than time-and-materials contracts. If we miscalculate the resources or time we need to complete engagements with capped or fixed fees, our operating results could be seriously harmed. The risk of these miscalculations for us is high because we work with complex technologies in short timeframes. As a result, it is difficult to judge the time and resources necessary to complete a project. If we fail to accurately price these fixed-fee contracts, our profitability could be adversely affected.

 OUR AGREEMENTS NOT TO PERFORM SERVICES FOR OUR CLIENTS' COMPETITORS LIMIT OUR ABILITY TO SERVICE ADDITIONAL PROSPECTIVE CLIENTS

     We sometimes agree not to perform services for competitors of our clients for limited periods of time. These non-compete agreements reduce the number of our prospective clients and the number of potential sources of revenue. In addition, these agreements increase the significance of our client selection process because many of our clients compete in markets where only a limited number of players gain meaningful market share. If we agree not to perform services for a particular client's competitors and our client fails to capture a significant portion of its market, we are unlikely to receive future revenues in that particular market.


 OUR FAILURE TO MEET CLIENT EXPECTATIONS OR DELIVER ERROR-FREE SERVICES COULD REDUCE REVENUES AND RESULT IN NEGATIVE PUBLICITY


     We create, implement and maintain eBusiness systems and other applications that are often critical to our clients' businesses. Any defects or errors in these applications or failure to meet clients' expectations could result in:

     - delayed or lost revenues due to adverse client reaction;

     - requirements to provide additional services to a client at no charge;

     - negative publicity regarding us and our services, which could adversely affect our ability to attract or retain clients; and

     - claims for substantial damages against us, regardless of our responsibility.

     Our contracts generally limit our liability for damages that may arise from negligent acts, errors, mistakes or omissions in rendering services to our clients. However, we cannot be sure that these contractual provisions will protect us from liability for damages if we are sued. Furthermore, our general liability insurance coverage may not continue to be available on reasonable terms or in sufficient amounts to cover one or more large claims, or the insurer may disclaim coverage as to any future claim. The successful assertion of any large claim against us could seriously harm our business, financial condition and operating results. Even if not successful, these claims could result in significant legal or other costs and may be a distraction to management.

 YEAR 2000 ISSUES COULD IMPACT OUR NEAR-TERM SALES AND REVENUES

     Efforts by our current and future clients to address Year 2000 issues may absorb a substantial part of their information technology budgets in the near term. As a result, our future sales and revenues could be harmed. For a more detailed description of our Year 2000 assessment, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000 Readiness."

 OUR INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS ARE DIFFICULT TO ENFORCE AND CAN BE THE SOURCE OF EXPENSIVE AND COMPLICATED LITIGATION

     We cannot guarantee that the steps we have taken to protect our proprietary rights will be adequate to deter misappropriation of our intellectual property. In addition, we may not be able to detect unauthorized use of our intellectual property and take appropriate steps to enforce our rights. The loss of revenue associated with any infringement or misappropriation of our trade secrets, copyrights, trademarks or other proprietary information could seriously harm our business. In addition, although we believe that our intellectual property and proprietary rights do not infringe the intellectual property rights of others, other parties may assert infringement claims against us or claim that we have violated their intellectual property rights. These claims could result in significant legal and other costs and may be a distraction to management. Any claims relating to our use of our trademarks could result in significant costs to defend our use or in establishing replacement trademarks and associated branding efforts. In addition, protection of intellectual property in many foreign countries is weaker and less reliable than in the United States, so if our international operations expand, risks associated with protecting our intellectual property will increase.

     Our business often involves the development of software applications for specific client engagements. We often retain the right to use any intellectual property that is developed during a client engagement that is of general applicability and is not specific to the client's project. We also develop software applications for our own internal use and we retain ownership of these applications. We cannot assure you that clients will not demand assignment of ownership or restrictions on our use of the work that we produce for clients in the future. Issues relating to the ownership of and rights to use software can be complicated, and there can be no assurance that disputes will not arise that affect our ability to reuse this software, which could harm our business results.


     We are a defendant in a law suit filed by Expedia, Inc. that alleges our Xpedior trademark infringes on their Expedia trademarks. See "Business -- Legal Proceedings."

 WE HAVE AGREED TO PAY ADDITIONAL CASH CONSIDERATION IN THE FIRST HALF OF 2000 TO THE FORMER OWNERS OF THE COMPANIES WE HAVE ACQUIRED, WHICH AMOUNTS MAY DEPLETE OUR CASH RESOURCES OR REQUIRE US TO BORROW FUNDS

     Under the terms of their acquisition agreements, the former owners of five of our acquired companies have the right to receive additional cash consideration upon satisfaction of financial and operational conditions. Payment of these obligations may substantially deplete our cash reserves or require us to borrow funds. The additional consideration will create additional goodwill and increase the related amortization expense. In mid-1999, the aggregate amount of the remaining contingent payments was approximately $36.1 million, of which approximately $19.8 million was fixed. All remaining contingent payments are due in March and April 2000. In addition, we have assumed liabilities associated with a guarantee of the value of approximately 308,000 shares of Metamor common stock issued in connection with one of our acquisitions. In the event the fair market value of these shares is less than $14.0 million based upon the average market price during the 20 trading days preceding April 16, 2000, we will be obligated to pay the difference. We expect that approximately one-half of our contingent payment obligation to NDC, or a maximum of $7.5 million, and one-half of any payments to settle the stock guarantee are to be paid in Metamor common stock. Metamor has agreed to contribute to the capital of Xpedior the fair value of any common stock Metamor issues to satisfy these contingent obligations. Based on the last reported market price of Metamor common stock on December 6, 1999, our obligation under this guarantee would have been approximately $2.0 million.

 OUR WORKING CAPITAL REQUIREMENTS MAY NEGATIVELY IMPACT OUR ABILITY TO MEET OUR FUTURE CAPITAL AND LIQUIDITY REQUIREMENTS

     Our working capital requirements and cash flow provided by operating activities can vary greatly from quarter to quarter, depending on the volume of business during the period and the payment terms with our customers. We expect that the net proceeds from this offering and the availability of borrowings under our proposed credit facility will be sufficient to meet our working capital and capital expenditure needs for at least the next 12 months. After that, we may need to raise additional funds or sell equity and/or debt securities, and we cannot assure you that we will be able to obtain additional financing or sell securities on favorable terms or at all. We will not be able to issue a significant amount of common stock prior to our separation from Metamor. Although Metamor has agreed to provide funding for our working capital requirements until a credit facility is in place, we may not be able to attract lenders for an appropriate credit facility on terms acceptable to us. If we need additional capital and cannot raise it on acceptable terms and Metamor is unwilling to provide additional capital, we may not be able to:

     - open new offices, in the United States or internationally;

     - create additional market-specific business units;

     - enhance our infrastructure and leveragable assets;

     - hire, train and retain professionals;

     - respond to competitive pressures or unanticipated requirements; or

     - pursue acquisition opportunities.

     Our failure to do any of these things could seriously harm our financial condition by preventing us from being able to take advantage of new business opportunities.

 THE INDEMNIFICATION PROVISIONS OF THE ACQUISITION AGREEMENTS MAY NOT FULLY PROTECT US AND MAY RESULT IN UNEXPECTED LIABILITIES

     Some of the former owners of each acquired company are required to indemnify us against liabilities related to the operation of their company before we acquired it. The acquisition agreements include provisions for the indemnification of Xpedior by the former owners of each company for breaches of their representations and warranties in the acquisition agreements and inaccuracy of the information provided by them for use in this prospectus. In some cases, these former owners may not have the financial ability to meet their indemnification responsibilities. If this occurs, we may incur unexpected liabilities.

 WE HAVE VARIOUS MECHANISMS IN PLACE TO DISCOURAGE TAKEOVER ATTEMPTS, WHICH MAY REDUCE OR ELIMINATE YOUR ABILITY TO SELL YOUR SHARES FOR A PREMIUM IN A CHANGE OF CONTROL TRANSACTION

     Once Metamor's ownership is reduced to a level where it no longer controls Xpedior, various provisions of our certificate of incorporation and bylaws may still discourage, delay or prevent a change in control of Xpedior that a stockholder may consider favorable. These provisions include:

     - authorizing the issuance of "blank check" preferred stock that could be issued by our board of directors to increase the number of outstanding shares and thwart a takeover attempt;

     - establishing a classified board of directors with staggered, three-year terms, which may lengthen the time required to gain control of our board of directors;

     - prohibiting cumulative voting in the election of directors, which would otherwise allow less than a majority of stockholders to elect director candidates;

     - requiring super-majority voting for certain amendments to our certificate of incorporation and bylaws;

     - limitations on who may call special meetings of stockholders;

     - prohibiting stockholder action by written consent, which requires all actions to be taken at a meeting of the stockholders; and

     - establishing advance notice requirements for nominations of candidates for election to the board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings.

     In addition, Section 203 of the Delaware General Corporation Law and our stock incentive plans may discourage, delay or prevent a change in control of Xpedior.

 PURCHASERS IN THIS OFFERING WILL INCUR IMMEDIATE AND SUBSTANTIAL DILUTION

     The initial public offering price of our common stock will be substantially higher than the book value per share of the outstanding common stock. As a result, if we were liquidated for book value immediately following this offering, each stockholder purchasing in this offering would receive less than the price they paid for their common stock. In addition, because our success is so heavily dependent on our ability to attract and retain talented personnel, we expect to offer a significant number of stock options to employees in the future. These issuances may cause further dilution to investors.

RISKS RELATED TO OUR RELATIONSHIP WITH METAMOR

 METAMOR WILL CONTROL THE OUTCOME OF STOCKHOLDER VOTING AND MAY EXERCISE ITS VOTING POWER IN A MANNER ADVERSE TO YOU

     Metamor currently owns 99.6% of our outstanding common stock. Following completion of this offering, Metamor will own approximately 83% of our outstanding common stock, or 80% if the underwriters' over-allotment option is exercised in full. To date, Metamor has appointed all of our directors. Following this offering, as long as Metamor owns a majority of our outstanding voting stock, Metamor will have the right to elect or replace all of our directors. As a result, following this offering, Metamor will continue to have the ability to control the policies, management and affairs of Xpedior and will control the outcome of corporate actions requiring stockholder approval, including the approval of transactions involving a change in control of Xpedior. Metamor's interests may differ from those of our other stockholders. As a result, Metamor may vote its Xpedior common stock in a manner adverse to our other stockholders.

 FAILURE OF METAMOR TO COMPLETE THE DISTRIBUTION OF OUR COMMON STOCK MAY PREVENT US FROM TAKING ADVANTAGE OF NEAR-TERM BENEFITS IMPORTANT TO OUR BUSINESS STRATEGY

     If Metamor fails to complete the distribution of our common stock within the time contemplated, our business may be adversely affected. Specifically, we would likely not realize the increased brand identity, improved relationships with our professionals and other benefits we expect to achieve as an independent company not controlled by Metamor. Although we have undertaken a significant branding program, we believe that operating outside of Metamor will further position us as a pure eBusiness services company. In addition, our current option program provides that the options granted to our management and professionals may not be sold until the earlier of a distribution by Metamor of our common stock or two years after our initial public offering. As a result, we believe that our separation from Metamor will increase our competitiveness over time by improving our relationships with our professionals through the granting of stock options and practices appropriate to an eBusiness services company. This is very important to our business because our professionals place a high value on direct participation in our company. However, we cannot assure you as to when or the extent to which we will be able to achieve these benefits.

     Although Metamor has advised us that it currently plans to complete its divestiture of our company in 2000, it is not obligated to do so and we cannot assure you as to whether or when the divestiture will occur. This means that we cannot assure you when, or even if, we will obtain the expected benefits.

 BECAUSE TWO OF OUR DIRECTORS ARE AFFILIATES OF METAMOR, CONFLICTS OF INTEREST BETWEEN THE TWO COMPANIES MAY ARISE AND NEGATIVELY IMPACT XPEDIOR

     Currently, one of our directors, Mr. Dameris, is also President, Chief Executive Officer and Chairman of the Board of Metamor and one of our director nominees, Mr. Hatcher, will manage Metamor's corporate strategy and development activities beginning in January 2000. These relationships may create conflicts of interest. The directors and officers of Metamor have fiduciary duties to manage Metamor, including its investments in subsidiaries and affiliates such as Xpedior, in a manner beneficial to Metamor and its stockholders. Similarly, our directors and officers have fiduciary duties to manage Xpedior in a manner beneficial to Xpedior and its stockholders. The duties of these affiliates of Metamor may conflict with their duties as directors of Xpedior. In addition, other conflicts of interest exist and may arise in the future as a result of the extensive relationships between Metamor and Xpedior. Until Metamor completes the distribution of our common stock, the risks relating to Metamor's control of our company, the potential business conflicts of interest between our company and Metamor and the potential conflicts of interest that may arise as a result of our common board member will continue to be relevant to our stockholders.

 WE MAY LOSE BUSINESS OPPORTUNITIES AS A RESULT OF CONFLICTS OF INTEREST WITH METAMOR

     Unless and until Metamor completes its divestiture of our common stock, it will continue to be our controlling stockholder. As a result, conflicts of interest may arise between us and Metamor in the following areas:

     - business opportunities that may be attractive to both Metamor and our company;

     - tax and other matters arising from the separation of our company from Metamor;

     - the incurrence of debt by our company;

     - sales or distributions by Metamor of all or any portion of its ownership interest in our company; and

     - Metamor's ability to control the management and affairs of our company.

We cannot assure you that we will be able to resolve any potential conflicts or that, if resolved, we would not be able to receive more favorable resolution if we were dealing with an unaffiliated party.

 OUR COSTS RELATED TO CORPORATE SERVICES COULD INCREASE AS OUR RELATIONSHIP WITH METAMOR CHANGES IN THE FUTURE

     We have entered into an agreement with Metamor under which Metamor provides corporate support services to us. We also may use Metamor's legal, tax, risk and cash management departments. In addition, Xpedior will continue to participate in Metamor's corporate insurance program.

     Our agreement with Metamor is for a one year term, but may be terminated on 60 days' notice by us. Further, following Metamor's distribution of our common stock, we would expect to terminate this agreement after some interim transitional period. If the agreement is terminated, we expect that we would be able to arrange alternate suppliers for all the services important to our business. We expect that these services would be available from third parties at costs similar to those we pay Metamor. However, if we have to replicate facilities, services or employees that we are not using full time, our costs would increase. It is not possible to predict the specific areas where our costs would increase, as that depends on the growth and needs of our business at the time the agreement is terminated.

 WE MAY INCUR MATERIAL COSTS IN CONNECTION WITH OUR SEPARATION FROM METAMOR

     We may incur costs and expenses, potentially including additional taxes and employee costs, greater than those we have planned for in connection with our separation from Metamor. In this regard, if 50% or more of the stock of Xpedior or Metamor is acquired within two years of the separation, it is possible that a significant tax liability could result. We cannot assure you that these costs will not be material to our business.

 OUR HISTORICAL FINANCIAL INFORMATION MAY NOT BE REPRESENTATIVE OF OUR RESULTS AS A SEPARATE COMPANY BECAUSE OUR ACTUAL COST MAY DIFFER FROM THE ALLOCATIONS AND ADJUSTMENTS MADE IN OUR FINANCIAL STATEMENTS

     The historical financial information we have included in this prospectus may not reflect what our results of operations, financial position and cash flows would have been had we been a separate, stand-alone entity during the periods presented or what our results of operations, financial position and cash flows will be in the future. This is because:

     - Metamor did not account for us as, and we were not operated as, a single stand-alone business for all periods presented and we have made adjustments and allocations to our financial information to take this fact into account; and

     - the information does not reflect many significant changes that will occur in our funding and operations as a result of our separation from Metamor, including employee and tax matters.

We cannot assure you that the adjustments and allocations we have made in preparing our historical consolidated financial statements have produced financial statements accurately reflecting what our operations would have been during this period if we had in fact operated as a stand-alone entity. In addition, we cannot assure you that our historical results of operations are indicative of our future operating or financial performance.

RISKS RELATED TO THE EBUSINESS INDUSTRY

 OUR FUTURE SUCCESS DEPENDS ON INCREASED ADOPTION OF THE INTERNET BY BUSINESSES AND CONSUMERS

     The widespread acceptance and adoption of the Internet for conducting business is likely only if the Internet provides businesses and consumers with greater efficiencies and other advantages. If commerce on the Internet does not continue to grow, or grows more slowly than expected, our growth would decline and our business would be seriously harmed. Consumers and businesses may reject the Internet as a viable commercial medium for a number of reasons, including:

     - potentially inadequate network infrastructure;

     - delay in the development of Internet-enabling technologies and performance improvements;

     - delay in the development or adoption of new standards and protocols required to handle increased levels of Internet activity;

     - delay in the development of security and authentication technology necessary for the secure transmission of confidential information;

     - change in, or insufficient availability of, telecommunications services to support the Internet; and

     - failure of companies to meet their customers' expectations in delivering goods and services over the Internet.

 INCREASING GOVERNMENT REGULATION COULD SLOW THE GROWTH OF THE INTERNET AND SERIOUSLY HARM OUR BUSINESS

     We are subject not only to regulations applicable to businesses generally, but also to laws and regulations directly applicable to electronic commerce. Although there are currently few of these laws and regulations, both state, federal and foreign governments may adopt more of these laws and regulations. Any legislation or regulations of this type could dampen the growth of the Internet and decrease its acceptance as a communications and commercial medium. If this decline occurs, companies may decide in the future not to use our services to create an electronic business channel. This decrease in the demand for our services would seriously harm our business and operating results.

     Any new laws and regulations may govern or restrict any of the following issues:

     - user privacy;

     - the pricing and taxation of goods and services offered over the Internet;

     - the content of web sites;

     - consumer protection; and

     - the characteristics and quality of products and services offered over the Internet.

     For example, the Telecommunications Act of 1996 prohibits the transmission of some types of information over the Internet. The scope of the Act's prohibition is currently unsettled. In addition, although courts recently held unconstitutional substantial portions of the Communications Decency Act, federal or state governments may enact, and courts may uphold, similar legislation in the future. Future legislation could expose companies involved in Internet commerce to liability.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Some of the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus constitute forward-looking statements. All projections contained in this prospectus, including those set forth in "Management's Discussion and Analysis of Financial Condition and Results of Operations," are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

     Forward-looking statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology like "may," "will," "should," "expects," "plans," "projected," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined under "Risk Factors." These factors may cause our actual results to differ materially from any forward-looking statement.

     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of these statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results and do not intend to do so.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act relating to the common stock being sold in this offering. This prospectus constitutes a part of that registration statement. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement because some parts have been omitted in accordance with the rules and regulations of the Commission. For further information about us and the common stock being sold in this offering, you should refer to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus regarding the contents of any agreement, contract or other document referred to are not necessarily complete; reference is made in each instance to the copy of the contract or document filed as an exhibit to the registration statement. Each statement is qualified by reference to the exhibit. The registration statement, including related exhibits and schedules, may be inspected without charge at the Commission's principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained after payment of fees prescribed by the Commission from:

     - the Commission's Public Reference Room at the Commission's principal office, 450 Fifth Street, N.W., Washington, D.C. 20549; or

     - the Commission's regional offices in:

          - New York, located at 7 World Trade Center, Suite 1300, New York, New York 10048; or

          - Chicago, located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

     You may obtain information regarding the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants, including us, that file electronically with the Commission. The address of the site is www.sec.gov.

     We intend to furnish holders of our common stock with annual reports containing audited financial statements certified by an independent public accounting firm and quarterly reports containing unaudited condensed financial information for the first three quarters of each fiscal year. We intend to furnish other reports as we may determine or as may be required by law.

                             CORPORATE INFORMATION

     Xpedior Incorporated is a Delaware corporation. We incorporated in December 1997 under the name Metamor Solutions Holdings, Inc. In November 1998, we changed our name to Metamor Consulting Solutions, Inc., and in August 1999, we changed our name to Xpedior Incorporated. Our principal executive offices are located at One North Franklin, Suite 1500, Chicago, Illinois 60606, and our telephone number is (800) 462-6301. We invite you to visit our Internet site at www.xpedior.com. The information on our web site does not constitute a part of this prospectus. In addition, we have recently received publicity from several widely disseminated publications. The information regarding us, our business and our affiliates in these publications does not constitute a part of this prospectus.

     "Xpedior," "The Xpedior Process" and "eBusiness Xpediators" are trademarks of Xpedior. This prospectus also contains trademarks and trade names of other companies.

                                USE OF PROCEEDS

     The net proceeds from the sale of the 8,535,000 shares of common stock offered by us will be approximately $116.9 million, based on an assumed initial public offering price of $15.00 per share and after deducting the underwriting discounts and commissions and estimated offering expenses. We will not receive any proceeds from the sale of the shares to be sold by Metamor if the underwriters exercise their over-allotment option.

     The primary purposes of this offering are to provide a means of incentive to our professionals through stock options, obtain additional equity capital, create a public market for our common stock and facilitate future access to public markets. We expect to use the net proceeds from this offering for:

     - the repayment of $100.0 million of outstanding debt due to Metamor, plus accrued interest since September 30, 1999; and

     - general corporate purposes.

     We currently owe $100.0 million in outstanding principal to Metamor for notes issued by us in connection with:

     - the initial capitalization of each of the acquired companies and additional consideration paid after closing those acquisitions based on increases in earnings before interest and taxes; and

     - advances for working capital.

     These notes are payable on demand and bear interest at the prime rate plus 3%, which at September 30, 1999 was 11.5%. Metamor has agreed to provide funding for our working capital requirements and, after the initial public offering, to reduce the interest rate on our outstanding intercompany indebtedness to its incremental borrowing rate, which at September 30, 1999 was approximately 6.9%.

     Management will have broad discretion in the allocation of the net proceeds after the retirement of debt. Pending these uses, the proceeds of this offering will be invested in short-term, investment grade, interest-bearing securities.

                                DIVIDEND POLICY

     We have not paid any cash dividends since our inception and do not anticipate paying any cash dividends. Instead, we will retain our earnings to finance the expansion of our business and for general corporate purposes. Our board of directors will have the authority to declare and pay dividends on the common stock, in its discretion, as long as there are funds legally available to do so.

                                 CAPITALIZATION

     The following table illustrates our short-term debt and capitalization as of September 30, 1999. The as adjusted information reflects the receipt of the estimated net proceeds from our sale of 8,535,000 shares of common stock at an assumed initial offering price of $15.00 per share, after deducting the estimated underwriting discounts and commissions and estimated offering expenses. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and accompanying notes included elsewhere in this prospectus.


                                                              AS OF SEPTEMBER 30, 1999
                                                              ------------------------
                                                               ACTUAL       AS ADJUSTED
                                                                   (IN THOUSANDS)
Cash........................................................  $    194       $ 17,057
                                                              ========       ========
Amounts due to Metamor......................................  $100,000       $     --
                                                              ========       ========
7% convertible subordinated notes...........................  $  9,068       $  9,068
                                                              --------       --------
          Total long-term debt..............................     9,068          9,068
                                                              --------       --------
Stockholders' equity:
  Preferred stock, $.01 par value per share, 5,000,000
     shares authorized......................................        --             --
  Common stock, $.01 par value per share, 100,000,000 shares authorized, 41,465,000 shares issued and outstanding
     actual and pro forma, 50,000,000 shares outstanding pro
     forma as adjusted(a)...................................       415            500
  Additional paid-in capital................................    57,190        173,968
  Retained earnings.........................................       666            666
                                                              --------       --------
                                                                58,271        175,134
                                                              --------       --------
  Less -- receivable from stockholder.......................    (1,000)        (1,000)
  Less -- deferred compensation.............................      (612)          (612)
                                                              --------       --------
          Total stockholders' equity........................    56,659        173,522
                                                              --------       --------
            Total capitalization............................  $ 65,727       $182,590
                                                              ========       ========


------------------------------

(a) The number of shares of common stock to be outstanding after this offering excludes:

       - options to purchase 9,034,150 shares of common stock granted through October 31, 1999 at a weighted average exercise price of $7.34 per share; and

       - 5,786,148 shares of common stock reserved for issuance upon exercise of options that may be granted in the future under our stock plans.

                                    DILUTION


     The net tangible book value of our common stock as of September 30, 1999 was $(89.5) million or approximately $(2.16) per share. Net tangible book value per share represents the amount of our stockholders' equity less intangible assets, divided by 41,465,000 shares of common stock.


     Net tangible book value dilution per share to new investors represents the difference between the amount per share paid by purchasers of common stock in this offering and the pro forma net tangible book value per share of common stock immediately after completion of this offering. Following:

     - our sale of 8,535,000 shares of common stock in this offering at an assumed initial public offering price of $15.00 per share, and after deducting:

        - the estimated underwriting discounts and commissions; and

        - the estimated offering expenses; and

     - the application of the estimated net proceeds from this offering,


our pro forma net tangible book value as of September 30, 1999 would have been $27.4 million, or $0.55 per share. This represents an immediate increase in net tangible book value of $2.71 per share to existing stockholders and an immediate dilution in net tangible book value of $14.45 per share to purchasers of common stock in this offering. The following table illustrates the per share dilution:



Assumed initial public offering price per share.............            $15.00
                                                                        ------
  Net tangible book value per share as of September 30,
     1999...................................................   $(2.16)
  Increase per share attributable to new investors..........     2.71
                                                               ------
Net tangible book value per share after this offering.......              0.55
                                                                        ------
Dilution per share to new investors.........................            $14.45
                                                                        ======


     The following table illustrates on a pro forma basis as of September 30, 1999 the difference between the number of shares of common stock purchased from us, the total consideration paid to us and the average price paid by existing stockholders and by the new investors purchasing shares of common stock in this offering, before deduction of estimated discounts and commissions and estimated offering expenses payable by us:


                                            SHARES PURCHASED      TOTAL CONSIDERATION      AVERAGE
                                          --------------------   ----------------------     PRICE
                                            NUMBER     PERCENT      AMOUNT      PERCENT   PER SHARE
Existing stockholders...................  41,465,000     82.9%   $ 55,554,000     30.3%    $ 1.34
New stockholders........................   8,535,000     17.1     128,025,000     69.7      15.00
                                          ----------    -----    ------------    -----
          Total.........................  50,000,000    100.0%   $183,579,000    100.0%
                                          ==========    =====    ============    =====


     The foregoing table excludes:

     - options to purchase 8,805,100 shares of common stock granted through September 30, 1999 at a weighted average exercise price of $7.25 per share; if all outstanding options were exercised, dilution to new investors would equal $13.00 per share; and

     - 6,015,198 shares of common stock reserved for issuance as of September 30, 1999 upon exercise of options that may be granted in the future under our stock plans.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected consolidated financial data are derived from our consolidated financial statements and from the financial statements of Metamor Technologies, Ltd., our predecessor company. This data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and is qualified by reference to the consolidated financial statements and related notes appearing elsewhere in this prospectus. The selected financial data as of and for the years ended December 31, 1994 and 1995 have been derived from the unaudited financial statements of the predecessor. The selected financial data:

     - as of and for the year ended December 31, 1996;

     - as of March 26, 1997; and

     - for the period from January 1, 1997 to March 26, 1997

have been derived from the audited financial statements of the predecessor included elsewhere in this prospectus. The selected consolidated financial data:

     - as of December 31, 1997 and 1998 and September 30, 1999;

     - for the period from inception (March 27, 1997) to December 31, 1997;

     - for the year ended December 31, 1998; and

     - for the nine months ended September 30, 1999

have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The selected consolidated financial data as of and for the nine months ended September 30, 1998 have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus. In the opinion of management, the unaudited consolidated financial statements include all adjustments, consisting of normal recurring adjustments, necessary for the fair presentation of the results of operations for this period. Operating results for the nine months ended September 30, 1999 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1999.

     The pro forma consolidated financial data illustrate the impact of all businesses acquired through September 30, 1999 as if these acquisitions were consummated as of the beginning of the periods presented. The pro forma consolidated financial data should be read in conjunction with the pro forma condensed consolidated financial statements included elsewhere in this prospectus. The pro forma consolidated results of operations are not necessarily indicative of the results that would have occurred had the acquisitions been consummated as of the beginning of the periods presented or that might be attained in the future.

                                              PREDECESSOR COMPANY(A)
                                      --------------------------------------

                                                                 PERIOD FROM
                                             YEAR ENDED          JANUARY 1,
                                            DECEMBER 31,           1997 TO
                                      ------------------------    MARCH 26,
                                       1994     1995     1996       1997
                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues............................  $3,729   $4,081   $6,605     $ 2,578
Cost of services....................   2,737    3,719    4,256       1,853
                                      ------   ------   ------     -------
Gross profit........................     992      362    2,349         725
Operating costs and expenses:
  Selling, general and
    administrative..................     841      704    1,825         404
  Stock compensation................      --       --       --       6,328
  Depreciation and amortization.....      41       96      133         105
                                      ------   ------   ------     -------
        Total operating costs and
          expenses..................     882      800    1,958       6,837
                                      ------   ------   ------     -------
Operating income (loss).............     110     (438)     391      (6,112)
Other expense.......................      --       49       34           7
                                      ------   ------   ------     -------
Income (loss) from continuing
  operations before income taxes....     110     (487)     357      (6,119)
Provision (benefit) for income
  taxes.............................      --      (42)       8           7
                                      ------   ------   ------     -------
Income (loss) from continuing
  operations........................  $  110   $ (445)  $  349     $(6,126)
                                      ======   ======   ======     =======
Loss from continuing operations per
  share (diluted)...................
Number of shares used in computing
  diluted loss per share(b).........

                                                              XPEDIOR INCORPORATED
                                      --------------------------------------------------------------------
                                                         YEAR ENDED
                                       INCEPTION        DECEMBER 31,       NINE MONTHS ENDED SEPTEMBER 30,
                                       (MARCH 27,    -------------------   -------------------------------
                                        1997) TO                                 ACTUAL
                                      DECEMBER 31,   ACTUAL    PRO FORMA   -------------------   PRO FORMA
                                          1997        1998       1998        1998       1999       1999
                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues............................    $12,588      $72,267   $100,500     $47,405    $93,359   $102,746
Cost of services....................      8,174       41,930     57,642      27,201     53,576     58,377
                                        -------      -------   --------     -------    -------   --------
Gross profit........................      4,414       30,337     42,858      20,204     39,783     44,369
Operating costs and expenses:
  Selling, general and
    administrative..................      4,904       20,558     29,660      13,528     26,212     30,066
  Stock compensation................         --           --     30,809          --      1,440      1,440
  Depreciation and amortization.....        745        4,272      6,624       2,818      6,326      7,152
                                        -------      -------   --------     -------    -------   --------
        Total operating costs and
          expenses..................      5,649       24,830     67,093      16,346     33,978     38,658
                                        -------      -------   --------     -------    -------   --------
Operating income (loss).............     (1,235)       5,507    (24,235)      3,858      5,805      5,711
Other expense.......................      1,228        5,537      9,395       3,613      9,231      9,599
                                        -------      -------   --------     -------    -------   --------
Income (loss) from continuing
  operations before income taxes....     (2,463)         (30)   (33,630)        245     (3,426)    (3,888)
Provision (benefit) for income
  taxes.............................       (965)         551     (1,402)        559       (377)      (566)
                                        -------      -------   --------     -------    -------   --------
Income (loss) from continuing
  operations........................    $(1,498)     $  (581)  $(32,228)    $  (314)   $(3,049)  $ (3,322)
                                        =======      =======   ========     =======    =======   ========
Loss from continuing operations per
  share (diluted)...................    $ (0.04)     $ (0.01)  $  (0.78)    $ (0.01)   $ (0.07)  $  (0.08)
Number of shares used in computing
  diluted loss per share(b).........     41,285       41,285     41,285      41,285     41,341     41,341



                                                                                  XPEDIOR INCORPORATED
                                           PREDECESSOR COMPANY     --------------------------------------------------
                                           AS OF DECEMBER 31,       AS OF DECEMBER 31,       AS OF SEPTEMBER 30, 1999
                                         -----------------------   ---------------------     ------------------------
                                         1994     1995     1996      1997         1998        ACTUAL      AS ADJUSTED
                                                                        (IN THOUSANDS)
BALANCE SHEET DATA:
Cash...................................  $  --   $   --   $  245   $      2     $    191     $    194      $ 17,057
Working capital (includes amounts due
  to Metamor)..........................   (200)     486    1,338    (25,332)     (95,229)     (92,479)       24,384
Total assets...........................    815    1,468    3,771     34,267      138,192      197,302       214,165
Amounts due to Metamor.................     --       --       --     16,253       77,929      100,000            --
Long-term debt, net of current
  maturities...........................     --       --       --         --           --        9,068         9,068
Stockholders' equity...................    353    1,053    2,399      2,828       17,776       56,659       173,522


------------------------------

(a) On March 27, 1997, Metamor acquired Metamor Technologies, Ltd., our predecessor company. Metamor contributed the stock of this company to us on April 30, 1999.

(b) Reflects a 41,285-for-1 stock split. See Note 2 to our consolidated financial statements included elsewhere in this prospectus.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the "Selected Consolidated Financial Data" and the Company's Pro Forma Condensed Consolidated Financial Statements and Consolidated Financial Statements included elsewhere in this prospectus. This discussion and analysis contains forward-looking statements that involve risks and uncertainties. Examples of forward-looking statements include statements regarding our future financial results, operating results, market positions, product and services successes, business strategies, projected costs, future products, competitive positions and plans and objectives of management for future operations. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of risks and uncertainties and other important factors, including those set forth under "Risk Factors" included elsewhere in this prospectus.

INTRODUCTION

     We were formed by Metamor to be the holding company for its eBusiness solutions unit. Metamor commenced operations of this unit with the acquisition of Metamor Technologies, Ltd., our predecessor company, on March 27, 1997, and acquired six additional companies in 1998 as part of the eBusiness solutions unit. Effective April 30, 1999, Metamor contributed to Xpedior all the outstanding capital stock of the seven companies comprising its eBusiness solutions unit. All seven companies were wholly owned subsidiaries of Metamor. As the entities were under common control, the contribution has been accounted for at historical cost in a manner similar to a pooling of interests. In September 1999, we acquired one additional company, Kinderhook Systems, Inc.

     Effective October 1, 1999, we distributed to Metamor a segment of our business that provided non-eBusiness outsourcing services. This segment was a services unit of Metamor Technologies. This segment has been reflected as discontinued operations in our financial statements. Revenues from discontinued operations were $13.2 million for the period from inception (March 27, 1997) to December 31, 1997, $22.7 million for the year ended December 31, 1998, $17.0 million for the nine months ended September 30, 1998 and $15.6 million for the nine months ended September 30, 1999.

     All of the eBusiness unit companies were acquired in transactions that were accounted for using the purchase method. The accompanying financial statements reflect Metamor's purchase accounting adjustments to the acquired eBusiness companies and include the results of operations of each of the companies from the date of their acquisition. Our historical consolidated operating results have been significantly affected by the number, timing, and size of the acquisitions. Accordingly, pro forma financial data are provided in this prospectus to provide a more meaningful period-to-period comparison of our operating results. The pro forma financial data have been prepared and included in this prospectus to illustrate the impact of the acquisitions as if they occurred at the beginning of the periods presented. On a pro forma basis, we estimate that our 1999 consolidated revenues will be approximately $143 million.

     The pro forma financial data are not necessarily indicative of results of operations that would have occurred had the acquisitions of the eBusiness companies been consummated as of the beginning of the periods presented or that might be attained in the future.

     Before Metamor acquired them, our eBusiness unit companies were managed as independent, private companies. As a consequence, their operating procedures and results reflected different financial objectives, business practices, service offerings and tax structures

(S corporations and C corporations), which influenced their historical operations, client base and compensation levels. Since mid-1998, we have been integrating our eBusiness companies to implement a collective corporate strategy. The major initiative of our integration process has been to leverage the success of our eBusiness companies by sharing our expertise and practices over a unified platform. The Xpedior Process and our best practices and procedures have been refined and are being implemented throughout our company. We have also analyzed and reviewed our internally developed solutions to develop our Xpediators. This integration of methodologies and reusable solutions from the best practices found within our organization may present opportunities to increase revenues and reduce costs, but may also necessitate additional costs and expenditures for corporate administration, including expenses necessary to continue to train our professionals and implement our unified Xpedior Process. These various costs and possible cost-saving and revenue enhancements may make historical operating results difficult to compare with, and not indicative of, future performance.

     We contract on the basis that best fits our clients' needs. Our primary form of offering services is on a time-and-materials basis. In this form of contracting, we get paid at an agreed upon hourly rate for the time that we expend on our clients' projects, and revenues are recorded at the time services are performed. We also offer our services on a fixed-fee basis. This form of contracting represented approximately 14% of our total pro forma revenues for the year ended December 31, 1998. When we contract on a fixed-fee basis, we realize revenues on a percentage of completion basis. Payments on our fixed-fee contracts usually require an advance payment from the client with additional payments due on either a milestone or a predetermined schedule. Payments billed in excess of revenues earned are recorded as deferred revenues. Revenues earned but not yet billed are recorded as work in process.

     During the year ended December 31, 1998, our largest ten clients represented approximately 33% of our pro forma revenues. Our largest 50 clients during the year ended December 31, 1998 represented approximately 70% of our pro forma revenues. Historically, we begin a client relationship with a single project and, as our relationship grows, we increase both the number of projects that we perform for a particular client and the size of the engagement.

     Our most significant expense is cost of services, which consists primarily of project personnel salaries, benefits and non-reimbursed direct expenses incurred to complete projects. The number of professionals assigned to a project will vary according to the size, complexity, duration and demands of the project. An unanticipated termination of a significant project could also cause us to experience lower revenues and gross profit.

     To sustain our growth and improve profitability, we have made and continue to make substantial investments in the infrastructure of our business. These investments include the addition of senior management, administrative personnel, business development managers, facilities and recruiting capabilities. Selling, general and administrative expenses include the costs of recruiting, training, marketing, facilities, as well as administrative and executive compensation consisting of salaries, bonuses and benefits.


     Stock compensation charges consist of non-cash compensation expenses incurred in connection with the issuances, exchanges or cancellations of stock options and other stock awards. Compensation expense has been recognized for options granted under our stock option plan that were granted at prices below the fair value of our common stock at the date of issuance. This difference results in a compensation charge of $18.4 million, which is being recognized over the three-year vesting period. A compensation charge of $0.7 million was recognized during the nine months ended September 30, 1999.

     In September 1999, we issued 50,000 shares of restricted stock, which are subject to forfeiture upon termination. We have recorded as deferred compensation $0.6 million which is being amortized over the 48-month vesting period.



     We also sold 129,702 shares of restricted stock for $7.71 per share. This arrangement is accounted for as a variable compensation plan, and compensation expense is recognized for the difference between the fair market value and the carrying amount. During the nine months ended September 30, 1999, compensation expense of $0.7 million was recognized on this arrangement.


RESULTS OF OPERATIONS

  NINE MONTHS ENDED SEPTEMBER 30, 1999 COMPARED WITH THE NINE MONTHS ENDED SEPTEMBER 30, 1998


                                                          HISTORICAL            PRO FORMA
                                                       NINE MONTHS ENDED    NINE MONTHS ENDED
                                                         SEPTEMBER 30,        SEPTEMBER 30,
                                                       -----------------   -------------------
                                                        1998      1999       1998       1999
                                                               (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Revenues.............................................  $47,405   $93,359   $ 72,071   $102,746
Cost of services.....................................   27,201    53,576     40,910     58,377
                                                       -------   -------   --------   --------
Gross profit.........................................   20,204    39,783     31,161     44,369
Operating costs and expenses:
  Selling, general and administrative................   13,528    26,212     20,816     30,066
  Stock compensation.................................       --     1,440     30,809      1,440
  Depreciation and amortization......................    2,818     6,326      4,876      7,152
                                                       -------   -------   --------   --------
          Total operating costs and expenses.........   16,346    33,978     56,501     38,658
                                                       -------   -------   --------   --------
Operating income (loss)..............................    3,858     5,805    (25,340)     5,711
Other expense........................................    3,613     9,231      6,212      9,599
Provision (benefit) for income taxes.................      559      (377)      (709)      (566)
                                                       -------   -------   --------   --------
Loss from continuing operations......................  $  (314)  $(3,049)  $(30,843)    (3,322)
                                                       =======   =======   ========   ========
AS A PERCENTAGE OF REVENUES:
Revenues.............................................    100.0%    100.0%     100.0%     100.0%
Cost of services.....................................     57.4      57.4       56.8       56.8
                                                       -------   -------   --------   --------
Gross profit.........................................     42.6      42.6       43.2       43.2
Operating costs and expenses:
  Selling, general and administrative................     28.5      28.1       28.9       29.3
  Stock compensation.................................       --       1.5       42.8        1.4
  Depreciation and amortization......................      5.9       6.8        6.8        7.0
                                                       -------   -------   --------   --------
Operating income (loss)..............................      8.1       6.2      (35.2)       5.6


 HISTORICAL OPERATING RESULTS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 COMPARED WITH THE NINE MONTHS ENDED SEPTEMBER 30, 1998

     Revenues. Revenues increased 96.9% to $93.4 million for the nine months ended September 30, 1999 from $47.4 million for the nine months ended September 30, 1998. The increase in revenues was primarily a result of the increase in project personnel. This growth was primarily a result of the acquisition of the seven businesses and the growth in headcount post-acquisition. Headcount at September 30, 1999 was 945 compared with 642 at September 30, 1998. Headcount for the nine months ended September 30, 1999 included the full benefit of headcount added through the acquisitions of five businesses during 1998, whereas the nine months ended September 30, 1998 included only the benefit of those acquisitions from the date of their acquisition. Average billing rates and utilization rates were comparable during the two periods.

     Cost of Services. Cost of services increased 97.0% to $53.6 million for the nine months ended September 30, 1999 from $27.2 million for the nine months ended September 30, 1998. The increase in cost of services was primarily a result of the growth in headcount noted above.


     Operating Costs and Expenses. Selling, general and administrative expenses increased 93.8% to $26.2 million for the nine months ended September 30, 1999 from $13.5 million for the nine months ended September 30, 1998. This increase primarily related to $6.2 million in incremental expenses of the businesses acquired in 1998 and investments in infrastructure necessary to support growth of the business. The 1999 period includes expenses for the full period for acquisitions made in 1998, whereas the 1998 period includes the expenses of the acquired businesses from the date of their acquisitions. Selling, general and administrative expenses decreased as a percentage of revenues to 28.1% for the nine months ended September 30, 1999 from 28.5% for the nine months ended September 30, 1998. During the nine months ended September 30, 1999, we incurred a non-cash stock compensation charge totaling $1.4 million related to stock option and other equity issuances below fair value.



     Depreciation increased to $2.0 million for the nine months ended September 30, 1999 from $0.8 million for the nine months ended September 30, 1998. The increase in depreciation primarily related to the fixed assets of the businesses acquired and, to a lesser extent, depreciation on capital expenditures made post-acquisition. Amortization increased to $4.3 million for the nine months ended September 30, 1999 from $2.0 million for the nine months ended September 30, 1998. The increase in amortization related to amortization of intangible assets of the acquired businesses. Depreciation and amortization increased as a percentage of revenues to 6.8% for the nine months ended September 30, 1999 from 5.9% for the nine months ended September 30, 1998.


     Other Expense. Interest expense increased 151.9% to $9.1 million for the nine months ended September 30, 1999 from $3.6 million for the nine months ended September 30, 1998. The increase in interest expense related to borrowings from Metamor to fund the purchase of the acquired companies and the payments of the post-closing contingent consideration, or earnouts, paid to the sellers of the acquired companies and our working capital requirements.


     Provision (Benefit) for Income Taxes. The benefit for income taxes for the nine months ended September 30, 1999 was $(0.4) million, compared with a provision of $0.6 million for the nine months ended September 30, 1998. Our effective tax rate includes the effects of permanent differences related to state income taxes, net of the benefit for federal taxes, and the portion of goodwill amortization, business meals, entertainment and stock compensation charges not deductible for federal income tax purposes. The tax effect of these permanent differences totaled $1.0 million and $0.6 million after tax for the nine months ended September 30, 1999 and 1998, respectively.


  PRO FORMA OPERATING RESULTS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 COMPARED WITH THE NINE MONTHS ENDED SEPTEMBER 30, 1998

     Revenues. Revenues increased 42.6% to $102.7 million for the nine months ended September 30, 1999 from $72.1 million for the nine months ended September 30, 1998. The increase in revenues primarily related to the increase in project personnel headcount and, to a lesser extent, increases in billing rates. Headcount increased 30.0% to 945 at September 30, 1999 from 727 at September 30, 1998.

     Cost of Services. Cost of services increased 42.7% to $58.4 million for the nine months ended September 30, 1999 from $40.9 million for the nine months ended September 30, 1998. The increase in cost of services was primarily a result of the growth in headcount noted above. Cost of services remained consistent as a percentage of revenues at 56.8% for the nine months ended September 30, 1999 and 1998, respectively.


     Operating Costs and Expenses. Selling, general and administrative expenses increased 44.4% to $30.1 million for the nine months ended September 30, 1999 from $20.8 million for the nine months ended September 30, 1998. The increase in selling, general and administrative expenses primarily resulted from investments in infrastructure of approximately $6.0 million necessary to support growth of the business. Selling, general and administrative expenses increased as a percentage of revenues to 29.3% for the nine months ended September 30, 1999 from 28.9% for the nine months ended September 30, 1998. The increase in selling, general and administrative expenses as a percentage of revenues primarily resulted from investments in infrastructure necessary to support growth of the business and position it as a free-standing, publicly held company. During the nine months ended September 30, 1999, we incurred a non-cash stock compensation charge of $1.4 million related to stock option and other equity issuances below fair value. During the same period in 1998, three constituent companies incurred pre-acquisition stock compensation charges totaling $30.8 million.



     Depreciation increased to $2.1 million for the nine months ended September 30, 1999 from $1.1 million for the nine months ended September 30, 1998. The increase in depreciation related to the increased capital expenditures necessary to support growth in the business. Amortization increased to $5.1 million for the nine months ended September 30, 1999 from $3.8 million for the nine months ended September 30, 1998. The increase in amortization related to amortization of intangible assets of the acquired businesses. Depreciation and amortization as a percentage of revenues increased to 7.0% for the nine months ended September 30, 1999 from 6.8% for the nine months ended September 30, 1998.



     Other Expense. Interest expense increased 52.2% to $9.6 million for the nine months ended September 30, 1999 from $6.3 million for the nine months ended September 30, 1998. The increase in interest expense related to borrowings from Metamor to fund earnouts of the acquired companies and our working capital requirements during the nine months ended September 30, 1999.



     Provision (Benefit) for Income Taxes. The benefit for income taxes for the nine months ended September 30, 1999 was $(0.6) million compared with a benefit of $(0.7) million for the nine months ended September 30, 1998. Our effective tax rate includes the effects of permanent differences related to state income taxes, net of the federal income tax benefit, and the portion of goodwill amortization, business meals and entertainment and the stock compensation charges not deductible for federal income tax purposes. The tax effect of these permanent differences totaled $1.4 million and $29.1 million after tax for the nine months ended September 30, 1999 and 1998, respectively.

 YEAR ENDED DECEMBER 31, 1998 COMPARED WITH THE YEAR ENDED DECEMBER 31, 1997

     The historical statement of operations data for the year ended December 31, 1997 was derived by combining the predecessor's results of operations for the period from January 1, 1997 to March 26, 1997 with Xpedior's results of operations from inception (March 27, 1997) to December 31, 1997. The results of operations for the period from inception (March 27, 1997) to December 31, 1997 reflect Metamor's purchase accounting adjustments. These results are not necessarily indicative of operations that would have occurred had the acquisition occurred as of the beginning of the period presented.


                                                                     HISTORICAL
                                                              YEAR ENDED DECEMBER 31,
                                                              ------------------------
                                                                1997           1998
                                                               (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Revenues....................................................   $15,166        $72,267
Cost of services............................................    10,027         41,930
                                                               -------        -------
Gross profit................................................     5,139         30,337
Operating costs and expenses:
  Selling, general and administrative.......................     5,308         20,558
  Stock compensation........................................     6,328             --
  Depreciation and amortization.............................       850          4,272
                                                               -------        -------
          Total operating costs and expenses................    12,486         24,830
Operating income (loss).....................................    (7,347)         5,507
Other expense...............................................     1,235          5,537
Provision (benefit) for income taxes........................      (958)           551
                                                               -------        -------
Loss from continuing operations.............................   $(7,624)       $  (581)
                                                               =======        =======
AS A PERCENTAGE OF REVENUES:
Revenues....................................................     100.0%         100.0%
Cost of services............................................      66.1           58.0
                                                               -------        -------
Gross profit................................................      33.9           42.0
Operating costs and expenses:
  Selling, general and administrative.......................      35.0           28.4
  Stock compensation........................................      41.7             --
  Depreciation and amortization.............................       5.6            5.9
                                                               -------        -------
Operating income (loss).....................................     (48.4)           7.6


  HISTORICAL OPERATING RESULTS FOR THE YEAR ENDED DECEMBER 31, 1998 COMPARED WITH THE HISTORICAL COMBINED OPERATING RESULTS FOR THE YEAR ENDED DECEMBER 31, 1997

     Revenues. Revenues increased 376.5% to $72.3 million for the year ended December 31, 1998 from $15.2 million for the year ended December 31, 1997. The increase in revenues was primarily a result of a 318.7% increase in project personnel to 695 at December 31, 1998 from 166 at December 31, 1997. The growth in headcount was primarily a result of the acquisition of the six businesses acquired in 1998.

     Cost of Services. Cost of services increased 318.2% to $41.9 million for the year ended December 31, 1998 from $10.0 million for the year ended December 31, 1997. The increase in cost of services was primarily a result of the growth in headcount noted above. Cost of services decreased as a percentage of revenues to 58.0% for the year ended December 31, 1998 from 66.1% for the year ended December 31, 1997. This improvement primarily related to: (1) the higher gross margins of the businesses acquired in 1998 compared with the gross margins of the predecessor in 1997 and (2) expansion in the gross margins of the predecessor primarily due to improved utilization and billing rate increases.

     Operating Costs and Expenses. Selling, general and administrative expenses increased 287.3% to $20.6 million for the year ended December 31, 1998 from $5.3 million for the year ended December 31, 1997. This increase primarily related to $11.7 million in incremental expenses of the acquired businesses and, to a lesser extent, investments in infrastructure necessary to support growth of the business. Selling, general and administrative expenses decreased as a percentage of revenues to 28.4% for the year ended December 31, 1998 from 35.0% for the year ended December 31, 1997. The decrease in selling, general and administrative expenses as a percentage of revenues primarily resulted from (1) acquisitions of businesses that had lower selling, general and administrative expense margins and (2) our improved operating leverage. During 1997, our predecessor incurred pre-acquisition stock compensation charges totaling $6.3 million.


     Depreciation increased to $1.3 million for the year ended December 31, 1998 from $0.4 million for the year ended December 31, 1997. The increase in depreciation primarily related to the fixed assets of the businesses acquired and, to a lesser extent, depreciation on capital expenditures made post-acquisition. Amortization increased to $3.0 million for the year ended December 31, 1998 from $0.4 million for the year ended December 31, 1997. The increase in amortization related to amortization of intangible assets of the acquired businesses. Depreciation and amortization increased as a percentage of revenues to 5.9% for the year ended December 31, 1998 from 5.6% for the year ended December 31, 1997.


     Other Expense. Interest expense increased 351.8% to $5.6 million for the year ended December 31, 1998 from $1.2 million for the year ended December 31, 1997. The increase in interest expense related to borrowings from Metamor to fund the purchase of the acquired companies, including earnouts, and our working capital requirements.


     Provision (Benefit) for Income Taxes. The provision for income taxes for the year ended December 31, 1998 was $0.6 million, compared with a benefit of $(1.0) million for the year ended December 31, 1997. Our effective tax rate includes the effects of permanent differences related to state income taxes, net of the federal income tax benefit, and the portion of goodwill amortization and business meals and entertainment not deductible for federal income tax purposes. The tax effect of these permanent differences totaled $0.6 million after tax for the year ended December 31, 1998. The effective tax rate for 1997 includes the pre-acquisition period of the predecessor, which was an S corporation and therefore not required to pay federal income tax.


  HISTORICAL COMBINED OPERATING RESULTS FOR THE YEAR ENDED DECEMBER 31, 1997 COMPARED WITH THE HISTORICAL OPERATING RESULTS OF THE PREDECESSOR FOR THE YEAR ENDED DECEMBER 31, 1996


                                                                   HISTORICAL
                                                                   YEAR ENDED
                                                                  DECEMBER 31,
                                                              ---------------------
                                                               1996        1997
                                                              (DOLLARS)IN THOUSANDS
STATEMENT OF OPERATIONS DATA:
Revenues....................................................  $6,605      $15,166
Cost of services............................................   4,256       10,027
                                                              ------      -------
Gross profit................................................   2,349        5,139
Operating costs and expenses:
  Selling, general and administrative.......................   1,825        5,308
  Stock compensation........................................      --        6,328
  Depreciation and amortization.............................     133          850
                                                              ------      -------
          Total operating costs and expenses................   1,958       12,486

                                                                   HISTORICAL
                                                                   YEAR ENDED
                                                                  DECEMBER 31,
                                                              ---------------------
                                                               1996        1997
                                                              (DOLLARS)IN THOUSANDS
Operating income (loss).....................................     391       (7,347)
Other expense...............................................      34        1,235
Provision (benefit) for income taxes........................       8         (958)
                                                              ------      -------
Income (loss) from continuing operations....................  $  349      $(7,624)
                                                              ======      =======
AS A PERCENTAGE OF REVENUES:
Revenues....................................................   100.0%       100.0%
Cost of services............................................    64.4         66.1
                                                              ------      -------
Gross profit................................................    35.6         33.9
Operating costs and expenses:
  Selling, general and administrative.......................    27.6         35.0
  Stock compensation........................................      --         41.7
  Depreciation and amortization.............................     2.0          5.6
                                                              ------      -------
Operating income (loss).....................................     5.9        (48.4)


     Revenues. Revenues increased 129.6% to $15.2 million for the year ended December 31, 1997 from $6.6 million for the year ended December 31, 1996. The increase in revenues primarily related to the increase in project personnel headcount and, to a lesser extent, increases in billing rates. Headcount increased 104.9% to 166 at December 31, 1997 from 81 at December 31, 1996.

     Cost of Services. Cost of services increased 135.6% to $10.0 million for the year ended December 31, 1997 from $4.3 million for the year ended December 31, 1996. The increase in cost of services was primarily a result of the growth in headcount noted above. Cost of services increased as a percentage of revenues to 66.1% for the year ended December 31, 1997 from 64.4% for the year ended December 31, 1996. This increase was primarily due to personnel cost increases in excess of the related billing rate increases.

     Operating Costs and Expenses. Selling, general and administrative expenses increased 190.8% to $5.3 million for the year ended December 31, 1997 from $1.8 million for the year ended December 31, 1996. The increase in selling, general and administrative expenses and selling, general and administrative expenses as a percentage of revenues was primarily due to investments in infrastructure necessary to support the growth in the business. During the year ended December 31, 1997, the predecessor incurred pre-acquisition stock compensation charges totaling $6.3 million. Selling, general and administrative expenses increased as a percentage of revenues to 35.0% for the year ended December 31, 1997 from 27.6% for the year ended December 31, 1996.


     Depreciation totaled $0.4 million and $0.1 million for the years ended December 31, 1997 and 1996, respectively. Amortization expense totaled $0.4 million for the year ended December 31, 1997 and related to the acquisition of the predecessor. Depreciation and amortization increased as a percentage of revenues to 5.6% for the year ended December 31, 1997 from 2.0% for the year ended December 31, 1996.


     Other Expense. Interest expense for the year ended December 31, 1997 totaled $1.2 million and related to the interest on debt in connection with the acquisition of the predecessor.


     Provision (Benefit) for Income Taxes. The benefit for income taxes for the year ended December 31, 1997 was $(1.0) million. The predecessor was an S corporation and, accordingly, federal income taxes were the responsibility of the individual stockholders.

QUARTERLY RESULTS OF OPERATIONS

     The following tables set forth unaudited quarterly financial data for the periods indicated. We obtained this information from unaudited quarterly consolidated financial statements and, in the opinion of our management, it includes all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the financial results for the periods.

     The accompanying unaudited quarterly pro forma financial statements are based on adjustments to the historical consolidated financial statements to illustrate the impact of the acquisitions as if those acquisitions were consummated as of January 1, 1998. The adjustments are the same as those used in preparing the Unaudited Pro Forma Financial Statements included elsewhere in this prospectus and should be read in conjunction with those statements. The quarterly pro forma consolidated statements of operations assume the acquisitions were consummated as of the beginning of the periods presented. The quarterly pro forma consolidated statements of operations are not necessarily indicative of results that would have occurred had the acquisitions been consummated as of January 1, 1998 or that might be attained in the future.

     Certain information normally included in financial statements prepared in accordance with generally accepted accounting principles has been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission. The quarterly pro forma financial statements should be read in conjunction with the historical consolidated financial statements of Xpedior, the historical financial statements of the Acquired Companies and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.


                                                                          QUARTERS ENDED
                                           ----------------------------------------------------------------------------
                                           MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,   SEPT. 30,
                                             1998       1998       1998        1998       1999       1999       1999
HISTORICAL STATEMENT OF OPERATIONS DATA:
Revenues.................................   $9,852    $15,158     $22,395    $24,862    $27,769    $31,044     $34,546
Cost of services.........................    6,207      8,538      12,456     14,729     16,044     17,618      19,914
                                            ------    -------     -------    -------    -------    -------     -------
Gross profit.............................    3,645      6,620       9,939     10,133     11,725     13,426      14,632
Operating costs and expenses:
  Selling, general and administrative....    2,811      4,434       6,283      7,030      7,334      8,358      10,520
  Stock compensation.....................       --         --          --         --         --         --       1,440
  Depreciation and amortization..........      690        928       1,200      1,454      2,053      2,029       2,244
                                            ------    -------     -------    -------    -------    -------     -------
        Total operating costs and
          expenses.......................    3,501      5,362       7,483      8,484      9,387     10,387      14,204
                                            ------    -------     -------    -------    -------    -------     -------
Operating income.........................      144      1,258       2,456      1,649      2,338      3,039         428
Other expense............................      903      1,266       1,444      1,924      2,308      3,231       3,692
                                            ------    -------     -------    -------    -------    -------     -------
Income (loss) from continuing operations
  before income taxes....................     (759)        (8)      1,012       (275)        30       (192)     (3,264)
Provision (benefit) for income taxes.....     (200)       140         619         (8)       119        (28)       (468)
                                            ------    -------     -------    -------    -------    -------     -------
Income (loss) from continuing
  operations.............................   $ (559)   $  (148)    $   393    $  (267)   $   (89)   $  (164)    $(2,796)
                                            ======    =======     =======    =======    =======    =======     =======



                                                                          QUARTERS ENDED
                                           ----------------------------------------------------------------------------
                                           MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,   SEPT. 30,
                                             1998       1998       1998        1998       1999       1999       1999
PRO FORMA STATEMENT OF OPERATIONS DATA:
Revenues.................................  $20,484    $ 24,363    $27,224    $28,429    $31,030    $34,051     $37,665
Cost of services.........................   12,220      13,620     15,070     16,732     17,807     19,289      21,281
                                           -------    --------    -------    -------    -------    -------     -------
Gross profit.............................    8,264      10,743     12,154     11,697     13,223     14,762      16,384
Operating costs and expenses:
  Selling, general and administrative....    5,819       7,114      7,883      8,844      8,538      9,472      12,056
  Stock compensation.....................    1,759      29,050         --         --         --         --       1,440
  Depreciation and amortization..........    1,502       1,618      1,756      1,748      2,338      2,308       2,506
                                           -------    --------    -------    -------    -------    -------     -------
        Total operating costs and
          expenses.......................    9,080      37,782      9,639     10,592     10,876     11,780      16,002
                                           -------    --------    -------    -------    -------    -------     -------
Operating income (loss)..................     (816)    (27,039)     2,515      1,105      2,347      2,982         382
Other expense............................    1,765       2,038      2,409      3,183      3,069      3,210       3,320
                                           -------    --------    -------    -------    -------    -------     -------
Income (loss) from continuing operations
  before income taxes....................   (2,581)    (29,077)       106     (2,078)      (722)      (228)     (2,938)
Provision (benefit) for income taxes.....     (688)        (40)        19       (693)       (90)       (46)       (430)
                                           -------    --------    -------    -------    -------    -------     -------
Income (loss) from continuing
  operations.............................  $(1,893)   $(29,037)   $    87    $(1,385)   $  (632)   $  (182)    $(2,508)
                                           =======    ========    =======    =======    =======    =======     =======

LIQUIDITY AND CAPITAL RESOURCES

     Our capital requirements have principally related to the acquisitions of businesses, working capital and capital expenditures. These requirements have been met primarily through funds provided by Metamor and cash flows from operations.

     As of September 30, 1999, we had outstanding borrowings from Metamor of $100.0 million at a weighted average interest rate of 11.5%. These borrowings primarily relate to acquisition costs and, to a lesser extent, working capital requirements. We intend to repay the amounts due to Metamor out of the proceeds from this offering.

     Metamor allocates its corporate overhead to its operating units based on revenues of the units. This allocation includes costs associated with services Metamor provides to the business units such as mergers and acquisitions, legal, tax, risk and cash management. The overhead allocation from Metamor is included in our selling, general and administrative expenses and totaled $1.4 million for the year ended December 31, 1998 and $1.9 million for the nine months ended September 30, 1999. Following the completion of this offering, Metamor will continue to provide us with these services. However, it will cease making a general allocation of its overhead to us and allocate only those expenses related to actual services provided. Following the offering, we expect the allocation of costs for services provided by Metamor will be minimal.

     For the year ended December 31, 1998, cash paid for acquisitions and related earnouts totaled $61.7 million. For the nine months ended September 30, 1999, cash paid for acquisitions and related earnouts totaled $48.1 million. Total cash paid for acquisitions since inception was $125.8 million, all of which was paid by Metamor. Of this amount, Xpedior issued notes to Metamor for $86.8 million, which is included in the $100.0 million due to Parent, and Metamor contributed the remainder to the capital of Xpedior.

     We had working capital, excluding amounts due to Metamor, of $7.5 million at September 30, 1999. Our operating cash flows and working capital requirements are significantly affected by the timing of payroll and the receipt of payment from our clients. Generally, we pay our professionals semi-monthly and receive payments from our clients, currently averaging 90 days from the date services were performed. Cash flows provided by (used in) operating activities were $(15.5) million and $(1.7) million for the nine months ended September 30, 1999 and 1998. The use of cash in operations in 1999 reflected investments in working capital (principally accounts receivable) related to our growth during this period.

     Over the next twelve months, we anticipate that we will spend:

     - approximately $16.0 million in incremental branding and marketing expenses;

     - approximately $19.8 million in earnouts that have been fixed, which are payable in March and April 2000; and

     - approximately $12.0 million in capital expenditures to support the growth of the business.

     In addition, we have contingent liabilities of up to $16.3 million related to earnouts that are based on the performance of two of the acquired companies, of which $15.0 million relates to NDC Group, Inc. We expect that approximately one-half of the NDC earnout, if earned and payable, will be paid in Metamor common stock, for which Metamor has agreed to contribute that payment to our capital and not require repayment by us. We also have assumed the cash portion of any future settlement associated with a guarantee of the value of approximately 308,000 shares of Metamor common stock issued in connection with the acquisition of NDC. If the fair market value of these shares is less than $14.0 million based upon the average market price for the 20 trading days preceding April 16, 2000, we will be obligated to pay the difference to the former NDC shareholders. We expect that the settlement of this guarantee, if triggered, will be paid one-half in cash, which we have assumed, and one-half in Metamor common stock. Metamor has agreed to contribute to our capital the stock it issues for the non-cash portion of the settlement and not require repayment by us. Based on the last reported sale price of Metamor common stock on November 19, 1999, our obligation under the guarantee would have been $3.0 million.

     We are currently in preliminary discussions with commercial banks for a credit facility to fund our working capital requirements over the next twelve months. We expect to have a credit facility in place following our initial public offering. In the interim, Metamor has agreed to provide funding for our working capital requirements and to reduce the interest rate on our outstanding intercompany indebtedness to its incremental borrowing rate, which at September 30, 1999 was approximately 6.9%.

     We believe that the cash proceeds from this offering, the availability of borrowings from our proposed credit facility and cash flow from operating activities will be sufficient to meet our working capital and capital expenditure requirements for at least the next twelve months. However, we could elect, or we could be required, to raise additional funds during that period and we may need to raise additional capital in the future. Additional capital may not be available at all, or may not be available on terms favorable to us. We may also issue equity or equity-related securities for acquisitions from time to time in the future. Any additional issuance of equity or equity-related securities will be dilutive to our stockholders.

YEAR 2000 READINESS

     Historically, many computer systems, software applications and products have been programmed to only accept a two-digit code for the date. This will become an issue as we enter the year 2000 and these type of systems do not have the ability to differentiate between 1900 and 2000. As a result of this problem, many systems that are not capable of four-digit year recognition have either been modified or replaced.

     The inability of computer systems to differentiate between centuries could have a negative business impact on us, our clients and our vendors.

     We have reviewed and, where appropriate, upgraded the principal internal systems that we rely upon to operate our business and believe that these systems are Year 2000 compliant. To date, the amounts we have spent preparing for the effects of the Year 2000 issue have not been material and we do not expect to incur material costs in the future.

     We do not currently have any information concerning the general Year 2000 compliance status of our clients, nor do we intend to examine our clients' Year 2000 readiness. If our clients are not Year 2000 compliant, they may experience material costs to remedy Year 2000 problems. In such case, Year 2000 issues could reduce or eliminate the budgets that current or potential clients allocate for purchasing our services. In addition, we anticipate that many of our clients may limit spending on our services as they attend to Year 2000 issues. As a result, our business, financial condition and operating results could be harmed.

     We rely on the products and services of many external vendors. These products and services include, but are not limited to, utilities, telecommunications, software products, and computer hardware. We are in the process of obtaining certifications from key vendors of software products and computer hardware. We most likely will not be able to obtain certificates of compliance from all of these vendors. However, we are not dependent on any single vendor and believe that we can obtain products and services from alternative vendors in the event our current vendors experience Year 2000 problems. Additionally, we will not be able to and do not intend to receive compliance certifications from the providers of utilities, telecommunications or other services. We also rely on Metamor for various support services. To the extent that Metamor experiences Year 2000 problems, we believe we can obtain these services from third party service providers at prevailing market rates. If we fail to provide Year 2000 compliant eBusiness solutions to our clients, our reputation could be harmed and we could incur substantial legal liability which in turn could seriously harm our business and operating results.

     We believe that, although our risk of operational disruption from systems failures due to Year 2000 issues is minimal, we could suffer adverse consequences as a result of interruptions in electrical power, telecommunications or other critical third party infrastructure services. In a worst case scenario, our computer systems could be rendered inoperable, and we could be unable to develop or support our eBusiness solutions. We have reviewed this most reasonably likely worst case scenario and have developed contingency plans to address our critical applications. These contingency plans include manual workarounds and adjusting personnel deployment strategies.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards of derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. We have not entered into any derivative financial instruments and do not believe that the adoption of Financial Accounting Standards No. 133 will have an impact on our results of operations, financial position of cash flows.

QUALITATIVE AND QUANTITATIVE DISCLOSURES ABOUT MARKET RISK

     We currently are exposed to market risks related to changes in interest rates. The proceeds from this offering will be invested short term in financial instruments. The value of these financial instruments will be affected by fluctuations in interest rates and could fall in value if interest rates rise. Additionally, our future borrowings will have a variable component that will fluctuate as interest rates change. If market interest rates were to increase immediately and uniformly by 10%, there would not be a material impact on the results of operations or on our balance sheet.

                                    XPEDIOR

OUR HISTORY

     We were formed by Metamor in December 1997 to be the holding company for its eBusiness solutions unit. Metamor commenced operations of this unit with the acquisition of Metamor Technologies, Ltd., our predecessor company, on March 27, 1997, and acquired six additional companies in 1998 that became a part of the eBusiness solutions unit. These acquisitions include Sage I.T. Partners, Inc. and Workgroup Productivity Corp. in January 1998, NDC Group, Inc. in April 1998, Virtual Solutions, Inc. in June 1998, Advanced Information Solutions, Inc. in July 1998 and New Technology Partners Consulting in November 1998. Effective April 30, 1999, Metamor contributed to us all the outstanding capital stock of the seven companies comprising its eBusiness solutions unit. All seven companies were wholly owned subsidiaries of Metamor. As the entities were under common control, the contribution has been accounted for at historical cost in a manner similar to a pooling of interests. In September 1999, we acquired Kinderhook Systems, Inc. These companies have brought complementary skills, customer relationships and geographic coverage to our business.

     In connection with the acquisitions of Sage I.T. Partners, Inc., Workgroup Productivity Corp., NDC Group, Inc., Virtual Solutions, Inc., Advanced Information Solutions, Inc. and New Technology Partners Consulting, Metamor agreed to make contingent purchase price payments based on the performance of the companies after the date of acquisition. While our efforts to integrate each company into our operations began immediately upon its acquisition, our continuing obligations relating to the contingent acquisition payments limited our integration efforts, particularly the sales and marketing functions. In July and August 1999, all of the remaining contingent payments, with the exception of those relating to NDC Group and New Technology Partners Consulting, were fixed, eliminating many of the obstacles to more completely integrating these businesses.

SEPARATION FROM METAMOR

     METAMOR'S PLAN TO DIVEST XPEDIOR. We are currently a subsidiary of Metamor Worldwide. After the completion of this offering, Metamor will own approximately 83% of our outstanding common stock, or approximately 80% if the underwriters exercise their over-allotment option in full. Metamor has announced that in 2000 it plans to distribute all of its shares of Xpedior common stock to its stockholders. Metamor expects to accomplish this distribution through one of the following:

     - Split-Off. An exchange offer by Metamor in which holders of Metamor's common stock would be invited to tender their shares in exchange for shares of our common stock; or

     - Spin-Off. A pro rata distribution by Metamor of its shares of our common stock to holders of Metamor's common stock; or

     - Combined Split-Off/Spin-Off. A combination of the above transactions.

     We refer to this distribution, in whatever form it may take, as the "Xpedior distribution."

     Metamor has also advised us that, based on its current plans, if it decides to accomplish the Xpedior distribution through a split-off exchange offer and not enough of its common stockholders tender their shares to enable Metamor to divest itself of all of its shares of Xpedior common stock, it would distribute its remaining shares of Xpedior common stock to its stockholders in a spin-off.

     Metamor has the sole discretion to determine the timing, structure and all terms of its distribution of our common stock. Metamor has advised us that it believes it would be desirable to have an intervening period of several months between this offering and the Xpedior distribution, and that Metamor accordingly does not currently expect that it would complete the Xpedior distribution prior to mid-2000. We have agreed to cooperate with Metamor to complete the divestiture because we believe that our complete separation from Metamor will enhance our ability to pursue our business strategy. Metamor intends to seek a private letter ruling from the IRS that the distribution of its shares of Xpedior common stock to its stockholders would be tax-free to Metamor and its stockholders for U.S. federal income tax purposes. We cannot assure you that the IRS will provide Metamor with a favorable ruling. Metamor is not obligated to complete the divestiture and we cannot assure you as to whether or when it will occur.

     Metamor has also advised us that it would not complete the Xpedior distribution if its board of directors determines that the Xpedior distribution is no longer in the best interests of Metamor and its stockholders. Metamor has further advised us that it currently expects the principal factors it would consider in making this determination, as well as the principal factors it would consider in making the determination as to the timing, structure and terms of the Xpedior distribution, to be:

     - the market price of our common stock;

     - the market price of Metamor's common stock;

     - satisfaction that the Xpedior distribution will be tax-free to Metamor and its stockholders and as to the other tax consequences of the transactions;

     - the absence of any court orders or regulations prohibiting or restricting the completion of the Xpedior distribution; and

     - other conditions affecting the businesses of Xpedior or Metamor that make it no longer in the best interests of such businesses to be fully separated.

     BENEFITS OF THE SEPARATION. We believe that we will benefit from our complete separation from Metamor. As an independent eBusiness company, we expect to be better able to retain and attract motivated and talented management and professional personnel. In addition, the separation will allow us to develop and evaluate an eBusiness focused strategy independent of Metamor's broader approach to the information technology services market. We believe that our management's and professionals' focus will be strengthened by incentive programs tied to the market performance of our common stock.

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                                    BUSINESS

     This prospectus contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from these forward-looking statements.

OVERVIEW

     Xpedior provides innovative and comprehensive eBusiness solutions to Global 2000 companies and emerging Internet businesses. We use our Xpedior Process and our reusable solutions, or Xpediators, to deliver a broad range of services designed to help our clients succeed in the emerging networked economy. We combine extensive technical expertise with strategy consulting and creative design services to enable our clients to capitalize on the communications power and transaction efficiency of the Internet. Since 1994, we have demonstrated our ability to develop eBusiness solutions that allow our clients to generate new revenue opportunities and operate more efficiently.

     Our extensive experience providing eBusiness solutions has enabled us to develop and evolve our Xpedior Process and suite of Xpediators. The Xpedior Process is our five-stage methodology for delivering eBusiness solutions to our clients. Our Xpediators are a collection of proven, reusable solutions, including software architectures, components and applications, that we leverage in delivering a broad range of services. Our professionals collaborate at our solution centers in San Francisco, Chicago, Dallas, New York and Alexandria, Virginia where they are able to share expertise and best practices to develop and deliver Internet technology solutions. By combining our Xpedior Process and Xpediators with our solution centers, we are able to reduce our clients' time-to-market and maximize the quality of our solutions.

     Our eBusiness solutions integrate one or more of the following services, customized to fit a client's needs:

- Digital Business Strategy
- Electronic Commerce
- Digital Branding and User
  Experience Design
- eBusiness Applications and Integration
- eBusiness Technology Management
- eBusiness Networks
- eBusiness Intelligence
- Enterprise Portals and Knowledge
  Management

     We have over 1,100 employees at our 12 U.S. and three international offices. We have developed extensive expertise in the financial services, healthcare, media and publishing, retail and distribution and telecommunications industries. We can leverage this expertise in delivering our solutions and marketing our services to potential new clients.

INDUSTRY BACKGROUND

 OUR CLIENTS' MARKETPLACE

     International Data Corporation, or IDC, estimates that the number of Internet users worldwide will grow from approximately 104 million in 1998 to more than 510 million in 2003. This growth has fundamentally changed the way that customers and businesses communicate, obtain information and purchase goods and services. Forrester Research estimates that the market for business-to-business eCommerce will grow from $43 billion in 1998 to $1.3 trillion in 2003 and that business-to-consumer eCommerce will grow from $8 billion to $108 billion over the same period.

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

     The emergence of eBusiness has created a new competitive environment for businesses, one in which many traditional barriers to competition no longer exist. The Internet has enabled organizations of all types and sizes to create new sales opportunities, enhance customer service, improve efficiencies, reduce costs and improve communication. Buyers are now able to choose products and services by electronically researching data from a wide spectrum of vendors, often without regard to geographic location. In light of these factors, we believe that eBusiness strategies are critical to success in today's marketplace.

     A substantial amount of capital is being invested to make businesses more efficient and competitive through the use of the Internet and electronic communications. Competition in virtually all industries is increasing, often from the emergence of companies with radical new business models that challenge established industry players. These traditional businesses must redefine or refocus their businesses to succeed in this new economy or risk being overtaken by upstart competitors. To respond with sufficient speed to these new competitive pressures, both established companies and industry upstarts increasingly find it necessary to turn to outside services organizations such as Xpedior to provide insight and scarce expertise or to complement their internal capabilities.

 THE EBUSINESS SERVICES MARKET OPPORTUNITY

     IDC estimates that the worldwide market for Internet professional services will grow from $7.8 billion in 1998 to $78.5 billion in 2003. Despite the size of this market opportunity, we believe that there are relatively few companies that effectively develop and implement comprehensive eBusiness solutions. For example, boutique web design firms and online agencies typically focus on user interface and front-end design and do not have the expertise required for rapid development and deployment of high transaction volume eBusiness systems. In addition, traditional information technology services firms are focused primarily on enhancements to existing technology infrastructure and the implementation of traditional business applications, and lack the necessary focus and experience to execute eBusiness solutions efficiently and quickly.

     The delivery of comprehensive eBusiness solutions requires expertise in three fundamental service disciplines -- strategic, technical and creative. Professionals from each of the three disciplines must work together to maximize the speed at which a solution can be imagined, designed and delivered. Initially, our eBusiness strategists work closely with the client's senior executives to help them imagine and define strategic eBusiness plans. Unlike traditional strategy consultants, however, eBusiness strategists must understand technology and the capabilities of the Internet and electronic communications, since these technologies allow the creation of business strategies that might be inconceivable in the traditional economy. Following the development of an eBusiness strategy, our eBusiness technology professionals build the systems and technology infrastructure required to implement the strategy. These professionals, including experts in software, networking, technology integration and operations, must be able to build systems that leverage the clients' existing technology infrastructure and serve as platforms for continued development of the eBusiness. Concurrent with the development of the eBusiness strategy and implementation of the necessary technology infrastructure, our creative professionals work with the client and the strategy and technology professionals to define the interactive marketing strategy and to create compelling user interfaces for the client's eBusiness.

     Historically, eBusiness service providers have not been able to offer their clients expertise in each of these three disciplines, nor have these providers been capable of performing their services in the demanding timeframes often required for Internet initiatives. We believe organizations of

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

all types will increasingly seek assistance from providers that offer the comprehensive set of services needed for them to achieve their eBusiness objectives in the necessary timeframes.

THE XPEDIOR SOLUTION

     We have developed the Xpedior Solution to execute our engagements and meet our clients' needs for rapid implementation of reliable, scaleable and sustainable eBusinesses. The core of the Xpedior Solution is the five-stage Xpedior Process, which we leverage through the use of our solution centers, our Xpediators and our knowledge management systems.

 THE XPEDIOR PROCESS

     The Xpedior Process is our five-stage methodology for developing reliable, innovative eBusiness solutions for our clients. The Xpedior Process is the result of our extensive experience and helps to ensure quality delivery of our services to our clients. We customize the Xpedior Process to meet each client's particular needs and support each of our service lines, which span the strategic, technical and creative disciplines. The process is highly iterative. It is designed to be used initially as a basis for constructing a robust, expandable eBusiness platform for a client. Thereafter, it can serve as a framework for continued evolution of that platform. Unlike other processes, which often rely almost exclusively on written specifications, the Xpedior Process makes extensive use of interactive workshops and visualization techniques such as storyboards and prototypes. We use the information learned through our client engagements to update and improve our process.

     The Xpedior Process is comprised of the following stages:

     - Imagine. In the imagine stage, our professionals work extensively with our client's senior business and technical personnel to explore the possible opportunities and impacts of the emerging networked economy on the client's business. During the imagine stage, we quickly develop eBusiness strategies for our clients and identify potential solutions that can be developed to implement those strategies.

     - Define. In the define stage, we continue to work closely with our client's business and technical personnel to further define one or more of the solutions identified in the imagine stage. Alternatively, in some instances our clients will come to us with a specific solution in mind. In those circumstances, our process begins with the define stage. In either case, during this stage we define the user experience of the system using prototypes and storyboards and identify the functionality to be implemented.

     - Architect. In the architect stage, our professionals work closely with our client's technical personnel to define the technical environment that will support the client's eBusiness. This includes understanding the client's existing technology infrastructure in an effort to maximize its use and ensure that new eBusiness applications are compatible with the client's existing infrastructure. In addition, our professionals evaluate the suitability of our Xpediators, as well as third-party software, for construction of the client's solution.

            At the end of the define and architect stages, which may be undertaken concurrently, the client is presented with a blueprint of the solution. Typically, we then construct the solution at one of our solution centers or at the client's facilities.

     - Build. During the build stage, the client's eBusiness solution is constructed and extensively tested. This process consists of a series of planned iterations during which the solution blueprint is programmed and refined. Upon completion of numerous iterations, the system goes through a final system test to ensure that the developed solution meets the requirements of the client that were identified in the define stage. The result of the build stage is a complete eBusiness computing platform that meets the client's specifications and will serve as a platform for continued evolution of the client's eBusiness.

     - Deliver. During the deliver stage, we implement the solution and transition the ongoing operation, maintenance and support of the solution to the client. Delivering the solution typically entails installation of hardware and software systems, managing business process changes, educating system users and implementing a support structure for the client. Alternatively, we can assume responsibility for these functions through our eBusiness outsourcing practice.

     Typically, upon completion of the deliver stage, Xpedior is retained to evolve the delivered eBusiness solution to meet changing business needs and capitalize on technological advances. To accomplish this, we repeat the Xpedior Process, progressing through each stage as necessary.

 EBUSINESS XPEDIATORS

     Our Xpediators are reusable solutions that we leverage to reduce the time required to deliver solutions to our clients, while simultaneously providing increased quality due to their proven nature. We devote significant resources to our Xpediators, including maintaining a full-time team dedicated to their development and promoting and supporting their use throughout the company. Our Xpediators are grouped into three categories:

     - Xpediator Frameworks. Our Xpediator Frameworks are comprehensive software architectures for developing large-scale eBusiness applications that complement leading application server environments such as the Sun-Netscape Alliance's Application Server, BEA's Web Logic Server, SilverStream and the Forte Application Development Environment. Xpediator Frameworks provide robust, scaleable and extendible software architecture that serves as a base for evolution of a client's eBusiness systems.

     - Xpediator Components. Our Xpediator Components are reusable software components used to implement common eBusiness functions, such as shopping cart and credit card processing. Our components provide functionality for eBusiness areas such as payment processing and high volume eBusiness transaction processing.

     - Xpediator Solutions. Our Xpediator Solutions are comprehensive applications for specific eBusiness functions such as interactive user interface systems that provide access to information and knowledge across entire enterprises and care management systems that control judicial dockets using the Internet. Xpediator Solutions are typically solutions that we developed in conjunction with specific clients and retained the rights to use in connection with future client engagements.

 SOLUTION CENTERS

     We develop a significant portion of our solutions at our solution centers in San Francisco, Chicago, Dallas, New York and Alexandria, Virginia. Our solution centers provide a high-tech environment where our professionals and teams of solution center specialists are able to share expertise and best practices across client engagements, while maintaining continuous communication with our clients. When development has been completed, the work returns to the appropriate client or hosting facility for final implementation.

     The solution centers are focused on the development and delivery of repeatable, scaleable solutions that can be customized as needed. This approach ultimately reduces the time-to-market for our solutions. In addition, we believe that the opportunity to work in our solution centers represents a compelling alternative for professionals seeking to be in a collaborative environment and maintain a more stable lifestyle with reduced travel requirements.

 KNOWLEDGE MANAGEMENT

     We employ knowledge management systems that we intend to consolidate and expand throughout the organization, allowing us to continue our commitment to sharing best practices throughout the company. We have found that while each engagement has certain unique elements, most solutions employ information and processes that can be used in other solutions. Our experience with particular industries, business processes and technologies generates institutional intellectual capital that can be reused to continuously improve the solutions we provide to our clients and sharpen the effectiveness of our professionals. This intellectual capital includes the products of each stage of the Xpedior Process, including strategies, technical and functional designs and plans, and reusable source code to which Xpedior has retained the intellectual property rights.

     An important factor in leveraging the power of the knowledge management system is the establishment of a culture that encourages and rewards contribution to and use of the system. To this end, use of and contribution to the knowledge management systems will be a key element of the professional advancement criteria for all Xpedior professionals.

STRATEGY

     Our objective is to be the provider of choice for comprehensive, customized, integrated eBusiness solutions to Global 2000 companies and emerging Internet businesses. Our strategy to achieve this objective includes the following key elements:

 EXTEND RELATIONSHIPS WITH EXISTING CLIENTS AND AGGRESSIVELY MARKET TO POTENTIAL NEW CLIENTS

     We intend to increase our sales to current clients by cross-selling existing services to them and assisting them as their eBusiness strategies evolve. We plan to broaden our client base by aggressively investing in brand recognition and continuing to expand geographically. As part of our strategy to extend our client relationships, we will consider pursuing strategic acquisitions as opportunities may arise.

 EXPLOIT INDUSTRY-SPECIFIC EXPERTISE

     Through our experience designing, developing, implementing and managing eBusiness solutions for a wide variety of companies, we have developed extensive experience with industry-specific solutions. We believe that our expertise in these areas enables our teams to provide more valuable strategic and technical insights. It also significantly enhances our ability to help other companies in the same industries successfully adopt their own eBusiness solutions. To date, our expertise includes the financial services, healthcare, media and publishing, retail and distribution, telecommunications and Internet-based business industries. We intend to continue to focus our sales and marketing efforts on these industries.

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

 REFINE, LEVERAGE AND EXTEND THE XPEDIOR SOLUTION

     Our professionals have developed a broad base of institutional knowledge and best practices through extensive and varied service engagements. Our strategy is to capture and deploy this intellectual capital through our knowledge management systems and by continuing to refine the Xpedior Process. During the course of our client engagements, we also seek to identify distinct solutions that can be developed into and distributed as new Xpediators. These proven, reusable solutions provide us with speed and quality advantages over our competitors that have not developed similar assets. Our solution centers have also played a role, and are expected in the future to play a more critical role, in the dissemination process. By sharing resources, including scarce technology expertise, and using state-of-the-art computing facilities, we are able to develop solutions with greater efficiency than if we were to develop the equivalent solution at a client site. As we expand geographically and increase the number of professionals employed on client engagements, our ability to share resources among our professionals will be critical to the successful growth of our business.

 EXPAND AND LEVERAGE STRATEGIC INDUSTRY ALLIANCES

     We have established strategic alliances with leading technology companies, including Microsoft, IBM, Sun Microsystems, Hewlett-Packard and BroadVision. Through these non-exclusive alliances, we join with the marketing and sales organizations of these alliance partners to pursue sales opportunities and better fulfill client needs. These alliances typically result in referrals to new clients and provide access to technology and expertise. We intend to continue to strengthen these relationships and pursue additional strategic industry alliances.

 ATTRACT AND RETAIN QUALIFIED EMPLOYEES

     We believe that our ability to retain and attract top industry professionals will continue to be essential to our success in delivering innovative eBusiness solutions. We intend to continue to recruit aggressively and to focus on the retention of our employees through a collaborative corporate culture, the cohesive nature and lifestyle benefits of our solution center approach, our established training and development and competitive compensation programs.

 BUILD THE IDENTITY AND AWARENESS OF THE XPEDIOR BRAND

     We are adopting a single corporate vision, name, identity and brand across our organization. Our management and employees will receive incentive compensation that is based on overall corporate performance. We believe it is critical to establish strong, internal management systems and processes to maintain a high, uniform level of client service and efficient utilization of our resources.

SERVICES

     Our eBusiness solutions include one or more of the following services, customized to fit our clients' needs.

 DIGITAL BUSINESS STRATEGY

     We help our clients create competitive advantage through the development of clear, innovative and executable eBusiness strategies. We do this by helping them to imagine how the emerging networked economy provides opportunities for, or potentially threatens, their existing businesses. We then deliver digital business plans, retool business processes for the digital economy and develop executable action plans for our clients' businesses. Our capabilities are based upon our industry knowledge, our broad experience in the digital economy and our commitment to our clients' success.

 ELECTRONIC COMMERCE

     We work with our clients to implement electronic commerce applications and systems that enable them to create new revenue streams, reduce costs and compete more effectively. The applications we build include business-to-business applications which enable our customers to work more effectively with their partners, suppliers and customers, as well as business-to-consumer applications enabling retailers to sell directly to consumers. We specialize on applications for personalized selling and marketing as well as high volume and high availability transaction processing systems.

 DIGITAL BRANDING AND USER EXPERIENCE DESIGN

     We design online brands for our clients through our experienced team of creative visual designers and interactive marketing experts, and by managing the branding and design process in partnership with third party designers. In addition, our team of experts works to extend our customers' existing brand identities into the online and interactive mediums like the Internet. Our user experience design group also works closely with each of our practice areas to apply their skills in interactive design, information architecture and creative design to enhance the user experience.

 EBUSINESS APPLICATIONS AND INTEGRATION

     We integrate the eBusiness systems we build with the client's existing back office and front office infrastructure, and develop systems that enable our customers to capitalize on digital business strategies. We do this by:

     - extending our clients' enterprise resource management systems to trading partners over the Internet;

     - integrating their front office systems, such as customer care, with web-based eBusiness facilities; and

     - extending to the Internet business-to-business or business-to-consumer transactions that execute in their traditional systems.

        EBUSINESS TECHNOLOGY MANAGEMENT

     We provide a wide range of eBusiness technology management services including managing private networks, operating data warehousing facilities and managing complex eBusiness applications, as well as the outsourcing of a client's entire technology environment. We perform these services by providing teams that manage and execute our clients' technical eBusiness functions.

 EBUSINESS NETWORKS

     We provide a broad complement of networking services including local and wide area network design, server and application infrastructure support and network rollout and support. We leverage our experience in managing nationwide private networks, and our alliances with leading Internet service providers, hosting companies and equipment providers, to deliver sophisticated networking services.

 EBUSINESS INTELLIGENCE

     We provide eBusiness intelligence services focused on the design and development of solutions for the collection, retention and use of valuable customer and market data. These services include building data warehouses, decision support systems, one-to-one marketing facilities and permission-based marketing systems. As more and more of our clients' interaction with their customers takes place in the digital domain, the ability to manage and capitalize on the vast amounts of data generated by eBusiness is increasingly a key element of our eBusiness solutions.

 ENTERPRISE PORTALS AND KNOWLEDGE MANAGEMENT

     We provide services that allow our clients to capture, consolidate and redeploy institutional knowledge stored throughout their digital enterprise and use that knowledge to their competitive advantage. We do this through the design, construction and installation of a broad range of knowledge management services. We develop systems that allow our clients to collaborate more efficiently with their employees, customers and partners to reduce time-to-market for their products and improve quality.

CLIENT CASE STUDIES

     The following client case studies illustrate the value of our services and our unique capabilities to deliver innovative, reliable solutions in rapid timeframes.

 ONLINEOFFICESUPPLIES.COM

     In 1998, the founder of OnlineOfficeSupplies.com determined that only a small percentage of office supply purchases were being made online. While the major retailers had web sites, they were geared to drive foot traffic to their stores or to allow customers to register for paper-based catalogs. Fears regarding cannibalization, site maintenance, the number of potential accounts and varying price structures presented large obstacles for traditional office supply superstores trying to develop an Internet strategy. Traditional catalog-based retailers were not meeting the needs of manufacturers, as it could take up to 18 months for a new product to be featured in a catalog.

     Given the size of the potential market and industry analysts' forecasts of growth, OnlineOfficeSupplies.com engaged us to design, build and deploy an innovative online office supply superstore. We worked in tandem with OnlineOfficeSupplies.com's partner, United Stationers, to develop and implement an integrated order fulfillment process. Since this partner lacked the internal expertise to develop new Internet technology, we used an electronic data interchange model to transfer orders to the fulfillment center and obtain customer order information.

     The initial site was deployed in only 14 weeks and OnlineOfficeSupplies.com helped transform the office supply procurement process for small businesses, home offices and corporate customers.

     Our solution for OnlineOfficeSupplies.com was recognized recently as "Best Electronic Commerce Solution of the Year" at Microsoft's worldwide business symposium for Microsoft

Certified Solutions Providers. The entry was chosen from more than 450 solutions submitted by a worldwide community of 19,500 Microsoft Certified Solutions Providers.

 HEWLETT-PACKARD

     Hewlett-Packard's competitors were beginning to provide direct sales to consumers via the Internet. H-P realized the potential of eBusiness and the need to move quickly. H-P's objective was to sell its full range of computers, supplies and peripherals directly to its customers online, in addition to its sales through traditional distribution channels.

     In response to H-P's need to implement a creative solution that would provide a competitive advantage in marketing its products, we developed a solution that linked H-P's SAP Enterprise order management and inventory systems with FedEx to assure fulfillment and product availability. To expedite H-P's time-to-market, this Xpedior Solution was built using reliable software technology from BroadVision, customized and integrated by our project team. One-to-One Marketing(R) features of the system enable H-P to present shoppers with personalized promotions and coupons, customized to their ordering history and specific needs.

     Construction of H-P's Shopping Village, www.shopping.hp.com, was completed in just 14 weeks and allows customers to order products, review order status and receive account information online. As a result of its successful experience with Xpedior, H-P has engaged us to help it develop and implement another eBusiness solution for its small business sales channel, the H-P Business Store.

 BELL CANADA

     Bell Canada was quickly shifting its business from a product focus to a market focus. To achieve its goal of creating a comprehensive electronic channel with the ability to handle transactions and allow direct communications with corporate, small business and residential customers, Bell needed a solution that would allow French and English speaking customers a way to learn about their products and services quickly and easily. Bell Canada indicated that of over 50 million customer sales and service transactions during 1998, roughly 20% were coming through the web and voice-response channels. Its research showed that the percentage of high-value customers of those who chose to interact with the Bell Canada via the Internet was three times higher than non-interactive channel customers.

     Our task was to develop a comprehensive site that would enable Bell Canada to better communicate with its customers, learn about preferences and interests and lead them through a secure electronic transaction. We created the Bell Virtual Store, a catalog-based transaction system that allows for management promotion and online sale of Bell Canada products and services. Our design of a site with easy to use and convenient features like the shopping basket, the order summary and the secure and rapid credit card payment option made shopping online easy for even the most novice computer user. Transactions can be charged directly to credit cards or, for some services, can be added to the next customer bill. Products are maintained remotely and product pricing and description can be modified in real time. The online catalog provides different product descriptions for each of Bell Canada's four markets -- residential, small office, home office and large business.

     We also developed a customer profiling system. By capturing user data and preferences, the site targets one-to-one marketing promotions to get the right offer to the right customer at the appropriate time.

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

 AMERICAN MEDICAL ASSOCIATION

     As the healthcare industry moved to implement eBusiness strategies, the American Medical Association needed to adapt in order to fulfill its mission. Since 1994, we have been the AMA's key provider in the establishment and expansion of its comprehensive eBusiness strategy. Through our solution, the AMA provides information to its membership, the ability to search relevant publications, and continuing medical education subscription and sign up, as well as links to additional applications such as PhysicianSelect. Members can also purchase AMA products and services on the site. We have been the prime provider of strategy, design and technology for the AMA in the development of its end-to-end Internet solutions.

     We developed and continue to adapt the AMA's web site, which has been recognized by PC Magazine 100, Yahoo, USA Today Hot Site, and others as a top site in its field. In particular, PhysicianSelect, an application we built for the AMA, has been featured on Good Morning America and other national morning talk shows, which addressed the AMA's leading position in the healthcare information advocacy space.

SALES AND MARKETING

     Through our sales force and marketing organization, we market and sell our services to Global 2000 companies and emerging Internet businesses. As of October 31, 1999, our sales force totaled 40 people. Each of our offices has its own sales representatives who sell our services to the clients and prospective clients located in their geographic region. These local representatives report to a regional vice president. Our commission-based sales representatives work closely with our senior professionals to tailor our sales efforts and manage client relationships. In addition, our sales representatives work closely with our alliance partners to extend our sales and marketing efforts.

     Our marketing efforts are intended to promote Xpedior as a leading provider of innovative and reliable eBusiness solutions to an audience of senior business and technology executives at Global 2000 companies and emerging Internet businesses. As of October 31, 1999, our marketing organization consisted of nine personnel at the national level and ten regional field marketing personnel.

     Going forward, we intend to focus on two primary strategies to expand our customer base and increase sales to existing customers:

 BUILD THE BRAND

     We believe that we will benefit from increased brand awareness by executing a national branding campaign with a consistent message across our markets. We plan to build brand awareness through:

     - advertising in leading business and technology publications;

     - industry tradeshow marketing;

     - summits and seminars with existing and potential clients;

     - public relations activities aimed at positioning the company in industry related publications; and

     - various direct marketing activities.

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

 EXPAND SALES ORGANIZATION

     We currently have business development professionals located in 12 domestic and three international offices. In addition to expanding our local, geographic-based sales organization, we have established and intend to expand our national sales organization. Our national sales organization is primarily focused on the development of strategic services targeting specific industries, including financial services, healthcare, high technology, media and publishing, retail and distribution, telecommunications and eCommerce/Internet. This organization works closely with our strategic service professionals to market and develop additional business.

CLIENTS

     For the year ended December 31, 1998, our ten largest clients represented approximately 33% of our pro forma revenues and our 50 largest clients represented approximately 70% of our pro forma revenues. No single client represented 9.2% or more of our revenues during 1998.

     Set forth below is a partial list of our clients selected at random and for whom we performed significant services in 1998 or 1999, categorized by vertical industry.

TELECOMMUNICATIONS               RETAIL AND DISTRIBUTION          ECOMMERCE/INTERNET
  AT&T                           FedEx                            AsiaMail.com
  Bell Atlantic                    HEB Stores                       CareerBuilder.com
  Bell Canada                      Longs Drug Stores                CharitableWay.com
  GTE                              Marketing Specialists            CreditLand.com
  Level 3 Communications           Memec                            DigitalWork.com
  MCI WorldCom                     NutraLite                        Ineto.com
  Nextel                           PepsiCo                          Internet Engineering Task Force
  Telus                            Safeway                          Medical-Records.com
  USWest                           Sears                            MODE (Music on Demand Europe)
  Williams Conferencing            Wyle                             OnlineOfficeSupplies.com
  Winstar                                                           PRIO
                                 HIGH TECHNOLOGY                    VCN (Virtual Creative Network)
FINANCIAL SERVICES
                                 BEA Systems                      MEDIA AND PUBLISHING
  Allianz                          Cadence Design Systems
  Aon Insurance                    Hewlett-Packard                Dearborn Financial Publishing
  Bank of America                  IBM                              Stanley Kaplan & Associates
  Charles Schwab                   Lucent                           Tribune Company
  Citibank                         Macromedia                     GOVERNMENTAL AND HIGHER EDUCATION
  Discover Card                    Netscape                       Alameda County, California
  Fireman's Fund                   Rogerson Aircraft                Commonwealth of Massachusetts
  First American Real Estate       Sun Microsystems                 City of Chicago
  ING Barings                                                       Cook County (Illinois) Assessors
  Moneygram                      HEALTHCARE                           Office
  SNS RAAEL                                                         St. John's University
  State Farm                     American Medical Association       University of Minnesota
  Strong Capital Management        Amgen
  Zurich American                  Dialysis Clinics Incorporated

STRATEGIC ALLIANCES

     We pursue strategic alliances with leaders in the technology industry to generate incremental sales opportunities and leverage current product knowledge. We choose our alliance partners based on their leadership in a particular product or service category and our ability to obtain preferential access to new technologies created by these companies. We have entered into alliances with the following companies:

     SOFTWARE PARTNERS

       Allaire
       BEA Systems
       BroadVision
       Forte Software
       Microsoft
       NetscapeSun Alliance
       SilverStream Software

HARDWARE PARTNERS

  Hewlett-Packard
  IBM
  Sun Microsystems

WEB HOSTING PARTNERS

  Exodus Communications
  Frontier Global Center
  GTE Internetworking
  Telus Advanced
    Communications
  UUNet

     We have developed many of these alliances into beneficial, long-term relationships. For example, as a result of our alliances we have gained early access to advanced technologies from Microsoft, BroadVision and SilverStream. In addition, we have received awards and recognition from our alliance partners. We have been a Microsoft Certified Solution Provider at the Partner Level since 1995 and we were the Microsoft Solution Provider Partner of the Year, Worldwide for 1997. In 1999, Microsoft recognized us as having provided the "Best Electronic Commerce Solution of the Year" for our work on OnlineOfficeSupplies.com. We are also one of only seven IBM Alliance Partners in the U.S. (one of 20 worldwide) and a BroadVision Integration Partner. As a result of our elevated position with these companies, we also benefit from joint sales, marketing, training and sales support programs.

OUR PEOPLE AND CULTURE

     As of October 31, 1999, we had 1,192 full-time employees, comprised of 937 professionals and 255 administrative and support employees. We believe we pay competitive salaries and provide other awards for performance and achievement. None of the our employees are represented by unions and, except for senior management and certain other employees, our employees are retained on an at-will basis. We believe our relations with our employees are good. Recognizing that our employees are key to our success, we believe the following strategies will enable us to continue to attract and retain the necessary personnel:

 RECRUITING

     We believe our ongoing success depends upon our continued ability to recruit and retain professionals with outstanding skills and abilities. To attract qualified candidates, we maintain a recruiting organization consisting of 16 professionals as of October 31, 1999. Employee referrals are the single largest source for employee candidates. We reward our employees for referring candidates through our employee referral programs. In addition to being a cost-effective means of recruiting, we believe this is a positive indication of the employee's attitude toward us. Additional sources for employee candidates include advertising, college recruiting and employment placement firms.

 CULTURE

     We believe that we have established a culture that fosters innovation and professional development, and rewards both individual accomplishment and collaborative contributions. We provide career advancement opportunities for individuals based primarily on merit, rather than tenure, which we believe provides an attractive environment for individuals who are committed to succeeding.

 EDUCATION AND PROFESSIONAL DEVELOPMENT

     Our educational and professional development programs are designed to advance the skills of our professionals. Our employees routinely receive feedback on their professional advancement so that decisions on project assignments and educational opportunities can be made. Our education programs begin with company orientation as well as a variety of technical, industry and professional training.

 COMPENSATION

     We believe that our salaries are competitive. We also provide other awards for performance and achievement. In addition to cash compensation, we have recently instituted a stock option program that we anticipate will have a positive impact on our ability to attract and retain professionals. All of our employees receive stock options and are eligible to receive additional stock options based on performance.

COMPETITION

     Competition in the eBusiness services market and its component markets is intense. Our current competitors include:

     - emerging web consulting firms, including Proxicom, Razorfish, Scient, USWeb and Viant, which are focused on Internet-based, electronic business and digital business solutions;

     - systems integrators, including Andersen Consulting, Ernst & Young, PricewaterhouseCoopers and Sapient;

     - strategy and management consulting firms, including Bain, Boston Consulting Group and Diamond Technology Partners;

     - regional specialized information technology firms;

     - vendor-based services organizations of companies, including IBM and Oracle; and

     - internal management and information technology departments of current and future client organizations.

     There are relatively low barriers to entry in the eBusiness services market. In addition, we do not own any patented technology that stops competitors from entering the eBusiness services market or providing services similar to ours. Therefore, we expect that competition will continue to intensify and increase in the future. In fact, some large information technology consulting firms have announced that they will focus more resources on eBusiness opportunities. Because we contract with our clients on an engagement-by-engagement basis, there is no guarantee that we will be retained by our existing or future clients on later stages of work.

FACILITIES

     Our headquarters are located in Chicago, Illinois. Our solution centers are located in Chicago, Illinois; San Francisco, California; Dallas, Texas; New York, New York; and Alexandria, Virginia. In addition to our solution centers and headquarters which are leased, we lease offices in the following locations:
Houston, Texas; Landover, Maryland; El Segundo, California; Bedford, New Hampshire; Jacksonville, Florida; Downers Grove, Illinois; San Ramon,

California; Englewood, Colorado; Troy, Michigan; London, England; Perth, Australia and Toronto, Ontario. We anticipate that we will continue to expand our offices and open offices in new locations as business conditions require. We expect that we will need additional space as we expand our business and believe that we will be able to obtain suitable space as needed.

LEGAL PROCEEDINGS


     On December 7, 1999, Expedia, Inc., a subsidiary of Microsoft Corporation, filed a trademark infringement lawsuit against Xpedior in the United States District Court for the Central District of California. The lawsuit alleges that our use of the Xpedior trademark infringes on the Expedia trademark. The suit also alleges that uses of the Xpedior mark are likely to cause confusion and dilution of the marks held by Expedia. The lawsuit further alleges that Xpedior engaged in unfair competition and unlawful or unfair business practices in violation of the California Business and Professions Code. The suit seeks:



     - unspecified damages, including treble damages and profits;



     - an injunction against further alleged infringement; and



     - costs of the suit and attorneys' fees.



     We do not believe that Expedia's claims have merit; however, we are in discussions with Expedia to explore the possibility of a mutually amicable solution to this lawsuit. We cannot provide any assurance that our discussions will result in a satisfactory solution or that they will continue. In the event a mutually satisfactory resolution is not reached, we intend to vigorously defend ourselves in this lawsuit and do not expect the outcome of this lawsuit to have a material adverse effect on our business. However, since the lawsuit was recently filed, we are not presently able to estimate the likelihood of an adverse result or the range of possible loss relating to this matter. In the event of an adverse result, we could be required to do one or more of the following:



     - pay damages, including treble damages and profits;



     - permanently cease use of our Xpedior trademark; and/or



     - develop a new trademark.


     NDC Group, Inc., one of our subsidiaries, along with Metamor, filed suit in May 1999 against some former officers and shareholders of NDC and other parties in the Circuit Court of the City of Alexandria, Virginia for several causes of action, including breaches of fiduciary duties and numerous covenants and agreements. In this suit, NDC and Metamor are seeking monetary and injunctive relief against the defendants. Some of the defendants have filed Cross-Bills alleging breach of employment and other agreements and duties of good faith and fair dealings and other tort claims against NDC, Metamor and Xpedior. Additionally, some of these same defendants have filed similar claims in the United States District Court for the Eastern District of Virginia. The defendants that filed the Cross-Bills and the complaint in district court are seeking indeterminable monetary damages.

     The Eastern District of Virginia action has been stayed in deference to the Circuit Court proceeding. A trial in the Circuit Court is currently anticipated to begin in April 2000. We believe that Xpedior, NDC and Metamor have strong cases in these matters and strong defenses against each of the complaints. However, Xpedior, NDC and Metamor may not prevail in this litigation.

     We are not aware of any other pending legal proceedings against us, including the Virginia litigation, that, individually or in the aggregate, would have a material adverse effect on our results of operations or financial condition. We may in the future be party to litigation arising in the course of our business. These claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources.

                                   MANAGEMENT

OFFICERS AND DIRECTORS

     The executive officers and directors of Xpedior and their ages and positions as of the initial public offering are as follows:

NAME                                        AGE                    POSITION
David N. Campbell.........................  58    President, Chief Executive Officer and
                                                    Director
J. Brian Farrar...........................  36    Executive Vice President, Chief Operating
                                                    Officer and Director
Eugene Rooney.............................  34    Executive Vice President and Director
Steven M. Isaacson........................  45    Senior Vice President and Chief Financial
                                                    Officer
James W. Crownover........................  56    Chairman of the Board of Directors
Peter T. Dameris..........................  39    Director
Robert K. Hatcher.........................  36    Director
Marc J. Shapiro...........................  52    Director
John M. Whiteside.........................  43    Director

 EXECUTIVE OFFICERS AND DIRECTORS

     David N. Campbell has served as our President and Chief Executive Officer since joining us in September 1999 and will be a director upon consummation of this offering. From January 1999 to September 1999, Mr. Campbell was President of GTE Technology Organization, the centralized technology unit of GTE. From 1995 to January 1999, he served as President of BBN Technologies, the Internet technology development and services organization of BBN Corporation, which was acquired by GTE in 1997. Prior to that time, he served as Chairman and Chief Executive Officer of Computer Task Group, Inc., an international integrated information technology services company. Mr. Campbell is also a director of Tektronix, Inc. and Gibraltar Steel, Inc., and was appointed by President Clinton to the Advisory Board of the President's Commission on Critical Infrastructure Protection. He holds a Bachelor of Science degree from Niagara University and a Master of Science degree from State University of New York at Buffalo.

     J. Brian Farrar has served as our Executive Vice President and Chief Operating Officer since July 1999 and will be a director upon consummation of this offering. Since March 1998, Mr. Farrar has served as President of Metamor Technologies, Ltd., a subsidiary of Xpedior which was acquired by it in March 1997. From October 1994 until March 1998, Mr. Farrar was a Vice President and Principal of Metamor Technologies, eBusiness services. Mr. Farrar has published numerous books on Internet and technology-related topics translated into a variety of languages around the world. He holds a Master of Business Administration degree from Indiana University and a Bachelor of Arts degree from Wabash College.

     Eugene Rooney has served as our Executive Vice President since October 1999 and will become a director upon consummation of this offering. Since 1994, Mr. Rooney has been the President of Sage I.T. Partners, Inc., a subsidiary of Xpedior which was acquired by it in January 1998. Prior to that time, he served as Vice President of Product Development for Metropolis Software, a leading vendor of field sales automation software. Mr. Rooney is also a director of Medical-Records.com. He received a Bachelor of Science degree in Management in 1987 at Rensselaer Polytechnic Institute in Troy, New York.

     Steven M. Isaacson has served as our Chief Financial Officer since April 1998 and as a Senior Vice President since October 1999. Mr. Isaacson has served as Chief Operating Officer and Chief Financial Officer of Metamor Technologies, Ltd. since June 1996. Prior to that time, he served as Executive Vice President and Chief Financial Officer of American Classic Voyages Co., a cruise line with operations in North America. Mr. Isaacson is a Certified Public Accountant. He holds a Bachelor of Science degree in Accounting from the University of Illinois and Master of Science degree in Taxation from DePaul University in Chicago, Illinois.

     James W. Crownover has served as our Chairman of the Board since joining us in September 1999. Mr. Crownover joined McKinsey & Company, Inc. in 1968. He served as the managing director of the Southwest practice of McKinsey from 1984 to 1994 and as a member of McKinsey's Shareholders' Committee, its elected board of directors, from 1990 to 1998. Mr. Crownover is also a director of Unocal Corporation and Altra Energy Technologies. He is an honors graduate of Rice University and received his Master of Business Administration degree from the Stanford Graduate School of Business.

     Peter T. Dameris has served as one of our directors since December 1997. Mr. Dameris has been President, Chief Executive Officer and Secretary and has served as a director of Metamor Worldwide, Inc. since October 1999. From January 1999 to September 1999, he served as Executive Vice President -- Corporate Development and Secretary of Metamor. Mr. Dameris joined Metamor in January 1995 as Vice President, General Counsel and Secretary and was promoted to Senior Vice President in September 1996. Prior to that time, he was a partner with the law firm of Cochran, Rooke and Craft, LLP. Mr. Dameris is also a director of U.S. Concrete, Inc., a provider of ready-mixed concrete and related products and services. He received his Bachelor of Arts degree from Southern Methodist University and his law degree from the University of Texas.

     Robert K. Hatcher will become a director upon consummation of this offering. Mr. Hatcher is a partner with the law firm of Vinson & Elkins L.L.P. and has been with the firm since 1990. Effective January 2000, Mr. Hatcher will manage Metamor's corporate strategy and development activities. He holds a Bachelor of Arts degree from Southern Methodist University and a law degree and a Masters of Business Administration degree from Tulane University.

     Marc J. Shapiro will become a director upon consummation of this offering. Mr. Shapiro is the Vice Chairman for Finance, Risk Management and Administration of The Chase Manhattan Corporation. From January 1972 to September 1997, he held various positions with Texas Commerce Bank (subsequently renamed Chase Bank of Texas), and served as President and Chief Executive Officer for the eight years ended September 1997. Mr. Shapiro is also a director of Burlington Northern Santa Fe Corporation and Weingarten Realty Investors. He received his Bachelor of Arts degree from Harvard University and a Masters of Business Administration degree from Stanford University.

     John M. Whiteside will become a director upon consummation of this offering. In May 1999, Mr. Whiteside launched netASPx, an application service provider. Prior to launching netASPx, Mr. Whiteside was President and Chief Executive Officer of Service Net since March 1997. Prior to 1997, he served as General Manager of IBM Global Network and as Senior Vice President of Global Alliance Management at MCI Communications Corporation. He holds a Bachelor of Science degree in Geophysics from Yale College and a Master of Business Administration degree from Harvard Graduate School.

BOARD OF DIRECTORS

     Xpedior currently has two directors. Upon the completion of this offering, the terms of the office of the board of directors will be divided into three classes: Class I, whose term will expire at the annual meeting of the stockholders to be held in 2000; Class II, whose term will expire at the annual meeting of stockholders to be held in 2001; and Class III, whose term will expire at the annual meeting of stockholders to be held in 2002. Upon completion of this offering, the Class I directors will be Messrs. Crownover, Dameris and Hatcher; the Class II directors will be Messrs. Campbell and Rooney; and the Class III directors will be Messrs. Whiteside, Farrar and Shapiro. At each annual meeting of stockholders after the initial classification, each elected director will serve from the time of his election and qualification until the third annual meeting following his election. This classification of the board of directors may have the effect of delaying or preventing changes in control of Xpedior or its management. All of our officers serve at the discretion of the board of directors. There are no family relationships among the directors and officers of Xpedior.

     Board Committees. Our board of directors will have an audit committee and a compensation committee. The audit committee will consist exclusively of outside directors. The audit committee makes recommendations to the board of directors regarding the selection of independent accountants, reviews the results and scope of audit and other services provided by our independent accountants and reviews and evaluates our audit and control functions. The compensation committee will consist exclusively of outside directors. The compensation committee administers our stock plans and makes decisions concerning salaries and incentive compensation for our employees.

 DIRECTOR COMPENSATION

     The Chairman of the Board receives $100,000 in annual cash compensation and received options to purchase 200,000 shares of common stock which will vest over three years in equal installments. The remaining outside directors will receive an initial grant of options to purchase 30,000 shares of common stock which will vest over three years in equal installments and subsequent annual grants of options to purchase 5,000 shares which will vest immediately upon issuance. Directors who are also executive officers will not receive any compensation for their services as directors other than reimbursement of all reasonable out-of-pocket expenses for attendance at board meetings.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No member of our compensation committee is currently or has been at any time since the formation of Xpedior, an officer or employee of Xpedior. No member of our compensation committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

INDEMNIFICATION

     Xpedior has entered into indemnification agreements with each of its directors and executive officers. The form of indemnity agreement provides that we will indemnify our directors or executive officers for expenses incurred because of their status as a director or executive officer, to the fullest extent permitted by Delaware law.

     Xpedior's certificate of incorporation and bylaws contain provisions relating to the limitation of liability and indemnification of our directors and officers. The certificate of incorporation provides that directors shall not be personally liable to Xpedior or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability for:

     - any breach of a director's duty of loyalty to Xpedior or its stockholders;

     - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     - unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

     - any transaction from which the director derives any improper personal benefit.

     Our certificate of incorporation also provides that if the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors after our stockholders approve the certificate of incorporation, then the liability of our directors shall be eliminated or limited to the fullest extent permitted by the amended Delaware General Corporation Law. The foregoing provisions of our certificate of incorporation are not intended to limit the liability of directors or officers for any violation of applicable federal securities laws. In addition, as permitted by Section 145 of the Delaware General Corporation Law, our bylaws provide that:

     - we are required to indemnify our directors and executive officers to the fullest extent permitted by the Delaware General Corporation Law;

     - we may, in our discretion, indemnify other officers, employees and agents to the fullest extent permitted by the Delaware General Corporation Law;

     - we are generally required to advance all expenses incurred by our directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law;

     - the rights conferred in the bylaws are not exclusive;

     - we may, in our discretion, enter into indemnification agreements with our directors, officers, employees and agents; and

     - we may not retroactively amend the bylaw provisions relating to indemnity in a way that would adversely affect the rights of our directors or executive officers.

     Our bylaws further provide that we shall indemnify our directors to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law.

EXECUTIVE COMPENSATION

     The following summary compensation table sets forth summary information concerning the compensation earned during 1998 by the Chief Executive Officer and the other most highly compensated officers. The chief executive officer of Xpedior served in this capacity as part of his position as an officer of Metamor and, as such, his compensation was paid by Metamor, not by Xpedior. Mr. Campbell was elected as our President and Chief Executive Officer in September 1999. We use the term "named executive officers" to refer to these people in this prospectus.

The table excludes perquisites and other personal benefits received by a named executive officer that do not exceed the lesser of $50,000 or 10% of any such officer's salary and bonus disclosed in the table.

                                                                     1998
                                                                    ANNUAL
                                                                 COMPENSATION
                                                              -------------------
NAME AND PRINCIPAL POSITION                                    SALARY     BONUS
Kenneth R. Johnsen..........................................  $     --   $     --
  President and Chief Operating Officer of Metamor and
  Chief Executive Officer of Xpedior
David M. Pickrell...........................................   250,000    187,500
  President of Xpedior
J. Brian Farrar.............................................   156,250    193,723
  President of Metamor Technologies, Ltd.
Steven M. Isaacson..........................................   156,250    159,687
  Chief Financial Officer and Chief Operating Officer of
  Metamor Technologies, Ltd.

OPTION GRANTS IN LAST FISCAL YEAR

     In the fiscal year ended December 31, 1998, none of the named executive officers received options to purchase common stock, nor were they able to exercise any stock options. None of the named executive officers held stock options at December 31, 1998.

EMPLOYMENT AGREEMENTS

     In September 1999, Mr. Campbell entered into an employment agreement with us and we elected him our President and Chief Executive Officer. The agreement provides that Mr. Campbell will receive a minimum annual base salary of $375,000. Under the agreement, Mr. Campbell also may receive bonuses up to 150% of his base salary based upon his meeting or exceeding performance objectives. At the same time, we granted him an option to purchase 1,000,000 shares of our common stock. In addition, we issued Mr. Campbell 50,000 shares of common stock that may be forfeited upon termination of his employment. These forfeiture restrictions lapse for:

     - 25,000 of such shares after 24 full months of employment;

     - an additional 12,500 of such shares after 36 full months of employment;
       and

     - the remaining 12,500 shares after 48 full months of employment.

     Mr. Campbell also purchased 129,702 shares of common stock at $7.71 per share. Mr. Campbell is restricted from selling any of his common stock until the earlier of the second anniversary of our initial public offering or the distribution to the stockholders of Metamor of its remaining interest in Xpedior. Mr. Campbell's employment agreement provides that if he terminates his employment with us on or before September 9, 2001, we can require him to sell back to us the 129,702 shares of common stock for an amount equal to the actual cost plus $400,000.

     In addition, as part of Mr. Campbell's employment with us, we have agreed to provide Mr. Campbell the benefits that he is entitled to receive under: (1) a non-competition agreement between Mr. Campbell and Computer Task Group dated as of March 1, 1984 and (2) the Computer Task Group Executive Benefit Plan, as restated and effective January 31, 1997. We agreed to provide the benefits in the event Computer Task Group ceases to make the payments described in these instruments. The agreements provide that, through November 4, 2002, Mr. Campbell will receive:

     - monthly payments aggregating approximately $255,000 per year;

     - reimbursement for medical premiums;

     - premiums for a life insurance policy; and

     - continued benefits under the Computer Task Group Executive Benefit Plan.

     Mr. Campbell will also receive monthly payments aggregating approximately $165,000 per year and continued benefits under the Computer Task Group Executive Benefit Plan after November 4, 2002 until his death. In addition, we have agreed to indemnify Mr. Campbell in the event his employment with us violates any legal obligations owed to Computer Task Group. Computer Task Group has indicated that while it will not seek any injunctive relief relating to Mr. Campbell's employment with Xpedior, it is terminating all of the benefits owed to Mr. Campbell, including those which we have agreed to undertake. We believe that the agreement has not been breached by Mr. Campbell and that the former employer is obligated to make the required payments. Although we plan to pursue this matter vigorously and believe that we have strong legal defenses, there can be no assurance as to the outcome of this matter.

     Either we or Mr. Campbell can terminate the employment agreement at any time. If the employment agreement is not terminated on or before September 9, 2001, the term of the agreement will be extended for one additional year. If we terminate the agreement prior to the expiration of the initial term without cause, then we will pay him an amount equal to two years salary plus certain health benefits. If Mr. Campbell's employment terminates because: (1) of his death or disability or (2) we fail to renew the term for an additional year beyond the initial term, then we will pay him (or his estate) an amount equal to one year's salary (plus his most recent incentive bonus in the case of death). We have also agreed to pay other benefits offered to Mr. Campbell by his former employer in the event Mr. Campbell's employment with us terminates.

     Mr. Farrar entered into an employment agreement with us effective October 13, 1999. The agreement provides that Mr. Farrar will receive a minimum annual base salary of $250,000. Under the agreement, Mr. Farrar also: (1) may receive bonuses up to 150% of his base salary based upon his meeting or exceeding performance objectives and (2) will be allowed to participate in all benefit plans offered by us to similarly situated employees.

     Either we or Mr. Farrar can terminate the employment agreement at any time. If the employment agreement is not terminated on or before October 13, 2001, the term of the agreement will be extended for one additional year. If we terminate the agreement prior to the expiration of the initial term without cause, then we will pay him an amount equal to two years salary plus health benefits. If Mr. Farrar's employment terminates because: (1) of death or disability or (2) we fail to renew the term for an additional year beyond the initial term, then we will pay him (or his estate) an amount equal to one year's salary (plus an amount equal to his most recent incentive bonus in the case of death).

EMPLOYEE STOCK PLANS

 XPEDIOR STOCK INCENTIVE PLAN

     On August 5, 1999, in connection with this offering and the expected divestiture, our board of directors approved and adopted the Xpedior Stock Incentive Plan. The purpose of the plan is to provide our directors, employees, advisors and professionals additional incentive and reward opportunities to enhance our profitable growth. The plan provides for the granting of:

     - incentive stock options intended to qualify under Section 422 of the Internal Revenue Code;

     - options that do not constitute incentive stock options;

     - restricted stock awards; and

     - stock appreciation rights.

     The plan is administered by a committee of the board of directors. The committee will consist of two or more outside directors within the meaning of section 162(m) of the Code. In general, the committee is authorized to select the recipients of awards and to establish the terms and conditions of those awards.

     The number of shares of common stock that may be issued under the plan may not exceed 15,000,000 shares, adjusted to reflect stock dividends, stock splits, recapitalizations, and similar changes in our capital structure. Shares of common stock which are attributable to awards that have expired, terminated, or been canceled or forfeited are available for issuance or use in connection with future awards. The maximum number of shares of common stock that may be granted under the plan to any one individual during any calendar year may not exceed 2,000,000, adjusted to reflect stock dividends, stock splits, recapitalizations and similar changes in our capital structure.

     The price at which a share of common stock may be purchased upon exercise of an option granted under the plan will be determined by the committee. In the case of an incentive stock option, the purchase price will not be less than the fair market value of a share of common stock on the date such option is granted. In the case of an option that does not constitute an incentive stock option, the purchase price will not be less than 85% of the fair market value of a share of common stock on the date the option is granted. Additionally, a stock appreciation right may be granted in connection with the grant of an option. A stock appreciation right allows the holder to surrender the right to purchase shares under the related option in return for a payment in: (1) cash; (2) shares of common stock; or (3) a combination of cash and common stock. The amount of the payment will equal the difference between the fair market value of the shares of common stock on the date the right is exercised and the purchase price for the shares under the related option.

     Stock options granted under the plan are not freely transferable by the optionee, and each option is exercisable during the lifetime of the optionee only by the optionee. Options granted under the plan must generally be exercised within three months of the optionee's separation of service with us or within twelve months after the optionee's termination by death or disability. In no event may options be exercised earlier than: (1) the date of a complete spin-off of all Xpedior common stock held by Metamor; or (2) two years after a public offering of our common stock.

     Shares of common stock that are the subject of a restricted stock award under the Plan will be governed by restrictions on disposition by the holder of such award and an obligation of the holder to forfeit and surrender the shares to us under certain circumstances. The forfeiture restrictions will be determined by the committee in its sole discretion. The committee may provide that the forfeiture restrictions will lapse upon:

     - the attainment of one or more performance goals or targets established by the committee which are based on:

         - the price of a share of common stock;

         - our earnings per share;

         - our market share;

         - the market share of one of our business units designated by the committee;

         - our sales;

         - the sales of one of our business units designated by the committee;

         - our net income (before or after taxes) or the net income of any one of our business units designated by the committee;

         - our cash flow return on investment or the cash flow return on investment of any one of our business units designated by the committee;

         - our earnings before or after interest, taxes, depreciation and/or amortization of Xpedior or of any one of our business units designated by the committee;

         - the economic value added; or

         - the return on stockholders' equity;

     - the award holder's continued employment with us or continued service as a consultant or director for a specified period of time;

     - the occurrence of any event or the satisfaction of any other condition specified by the committee in its sole discretion; or

     - a combination of any of the foregoing.

     No awards under the plan may be granted after ten years from the date the plan was adopted by the board of directors. The plan will remain in effect until all options granted under the plan have been satisfied or expired, and all shares of restricted stock granted under the plan have vested or been forfeited. The board of directors in its discretion may terminate the plan at any time as to any shares of common stock for which awards have not been granted. The plan may be amended, other than to increase the maximum aggregate number of shares that may be issued under the plan or to change the class of individuals eligible to receive awards under the plan, by the board of directors without the consent of our stockholders. No change in any award previously granted under the plan may be made that would impair the rights of the holder of that award without the approval of the holder.

                  TRANSACTIONS WITH OUR MANAGEMENT AND METAMOR

     We have entered into significant transactions with Metamor and have significant relationships with Metamor. For purposes of governing these transactions and relationships, we will enter into, or continue in effect, on a transitional basis, various agreements and relationships, including those described below. Some of the agreements summarized below will be included as exhibits to the registration statement related to this prospectus. The following summaries of these agreements discuss the material provisions of the agreements and are qualified completely by reference to these exhibits, which we incorporate in this prospectus by reference.

     Metamor currently provides various support services to us such as legal, tax, risk and cash management. Metamor has also historically provided valuation, negotiation and due diligence services relating to our merger and acquisition activity. Costs are allocated to us based upon usage, or where no direct method can be efficiently applied due to administrative burden, upon factors like annualized payroll or employee headcount. Metamor has agreed to continue to provide legal, tax, risk and cash management services and personnel at prevailing market rates as required by us for a period of twelve months after the offering. These services may be modified by us on 60 days' advance notice to Metamor. Thereafter, we will either continue our relationship with Metamor for these services as mutually agreed, bring such services and personnel in house or procure these services from a third party.

     We owe $100.0 million in outstanding principal under notes issued to Metamor, together with accrued interest payable at September 30, 1999. We expect to repay this debt with a portion of the net proceeds of this offering. These notes are payable on demand at the prime rate plus 3%, which at September 30, 1999 was 11.5%. All the interest expense of Xpedior was charged by Metamor and included in the advances for working capital. Interest expense allocated by Metamor totaled $1.2 million in 1997, $5.6 million in 1998 and $9.1 million for the nine months ended September 30, 1999.

     We also assigned approximately $9.2 million in accounts receivable to Metamor effective September 30, 1999 for the repayment of advances for working capital by Metamor during the period.

     We have entered into an Assignment and Indemnification Agreement with Metamor. Under this agreement, Metamor will assign all of its rights and obligations under the agreements relating to Metamor's acquisition of the companies comprising Xpedior as appropriate for the operations of Xpedior. As part of this agreement, we have agreed to indemnify Metamor for any liabilities resulting from or arising out of the operations of the acquired companies and assigned earnout payments.

     For a description of transactions with directors and officers, see "Management -- Employment Agreements."

     Following completion of this offering, Metamor will own approximately 83% of our outstanding common stock, or 80% if the underwriters' over-allotment option is exercised in full.

     Currently, one of our directors, Mr. Dameris, is also the Chairman of the Board, President and Chief Executive Officer of Metamor, a situation that may create conflicts of interest. Mr. Dameris has agreed to work closely with the audit committee of our board of directors to identify and resolve any conflicts of interest that may arise.

                             PRINCIPAL STOCKHOLDERS

     The following table provides, as of October 31, 1999, information relating to shares beneficially owned by our stockholders:

                                                                             PERCENT BENEFICIALLY
                                                                                   OWNED(B)
                                                                 SHARES      ---------------------
                                                              BENEFICIALLY    BEFORE       AFTER
STOCKHOLDERS                                                    OWNED(A)     OFFERING    OFFERING
Metamor Worldwide, Inc.(b) .................................   41,285,298      99.6%        82.6%
  4400 Post Oak Parkway, Suite 1100
  Houston, Texas 77027
David N. Campbell...........................................      179,702         *            *
  One North Franklin, Suite 1500
  Chicago, Illinois 60606

------------------------------

 *  Less than one percent

(a) Assumes no exercise of the underwriters' over-allotment option to purchase up to 1,280,250 shares of common stock from Metamor. If the underwriters' over-allotment option is exercised in full, upon completion of this offering Metamor would beneficially own 40,005,048 shares of common stock representing approximately 80% of the outstanding common stock.

(b) The calculations in this table of the percentage of outstanding shares are based on 41,465,000 shares of our common stock outstanding as of October 31, 1999, and 50,000,000 shares outstanding immediately following the completion of this offering and assumes no exercise of the underwriters' over-allotment option.

                          DESCRIPTION OF CAPITAL STOCK

     Our amended and restated certificate of incorporation, which will be filed immediately prior to the closing of this offering, authorizes the issuance of up to 100,000,000 shares of common stock, par value $.01 per share, and 5,000,000 shares of preferred stock, par value $.01 per share. The rights and preferences of the preferred stock may be established from time to time by our board of directors. Prior to this offering, 41,465,000 shares of common stock were issued and outstanding. No shares of preferred stock have been issued.

     The following summarizes the material provisions of our capital stock and anti-takeover provisions of our certificate of incorporation and bylaws. This summary is qualified by our certificate of incorporation and bylaws, which have been filed as exhibits to the registration statement related to this prospectus, and by Delaware law.

COMMON STOCK

     Immediately following this offering, 50,000,000 shares of common stock will be issued and outstanding. Holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Because holders of common stock do not have cumulative voting rights, the holders of a majority of the shares of common stock can elect all of the members of the board of directors standing for election. Subject to preferences of any preferred stock that may be issued in the future, the holders of common stock are entitled to receive any dividends that may be declared by the board of directors. The common stock is entitled to receive pro rata all of our assets available for distribution to its stockholders. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable.

PREFERRED STOCK

     The board of directors has the authority to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rates, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of that series, which may be superior to those of the common stock, without further vote or action by the stockholders. There will be no shares of preferred stock outstanding upon the closing of the offering and we have no present plans to issue any preferred stock.

     One of the effects of undesignated preferred stock may be to enable the board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and as a result to protect the continuity of our management. The issuance of shares of the preferred stock by the board of directors as described above may adversely affect the rights of the holders of common stock. For example, preferred stock issued by us may rank prior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. Accordingly, the issuance of shares of preferred stock may discourage bids for the common stock or may otherwise adversely affect the market price of the common stock.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF OUR CERTIFICATE OF INCORPORATION AND
BYLAWS

  CLASSIFIED BOARD OF DIRECTORS AND LIMITATIONS ON REMOVAL OF DIRECTORS

     Our board of directors is divided into three classes. The directors of each class are elected for three-year terms, with the terms of the three classes staggered so that directors from a single class are elected at each annual meeting of the stockholders. Until the time, called the "Trigger Date," as Metamor together with its subsidiaries does not own a majority of the outstanding voting stock of Xpedior, the holders of a majority of our outstanding voting stock may remove a director with or without cause, appoint persons to fill vacancies on the board of directors and nominate persons to stand for election to the board of directors. On and after the Trigger Date, stockholders may remove a director only for cause and to do so, at least 66 2/3% of the voting power of the outstanding voting stock must vote for removal. The board of directors, not the stockholders, will have the right to appoint persons to fill vacancies on the board of directors after the Trigger Date.

 WRITTEN CONSENT OF STOCKHOLDERS

     Our certificate of incorporation provides that prior to the Trigger Date any action required or permitted to be taken by our stockholders may be taken at a duly called meeting of stockholders or by written consent of stockholders owning the minimum number of shares required to approve such action. On and after the Trigger Date, any action by our stockholders must be taken at an annual or special meeting of stockholders. Special meetings of the stockholders may be called only by the board of directors. This provision, which requires a vote of at least 66 2/3% of the voting power of the outstanding shares of common stock to be amended, could have the effect of deterring hostile takeovers or delaying changes in control.

 ADVANCE NOTICE PROCEDURE FOR STOCKHOLDER PROPOSALS

     Our bylaws establish an advance notice procedure for the nomination of candidates for election as directors as well as for stockholder proposals to be considered at annual meetings of stockholders. In general, notice of intent to nominate a director must be delivered to or mailed and received at our principal executive offices as follows:

     - for an election to be held at the annual meeting of stockholders, 120 days prior to the anniversary date of the proxy statement for the immediately preceding annual meeting of stockholders; and

     - for an election to be held at a special meeting of stockholders to elect directors, not later than the close of business of the 10th day following the day on which the notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever first occurs, and must contain specified information concerning the person to be nominated.

     Notice of stockholders' intent to raise business at an annual meeting must be delivered to or mailed and received at our principal executive offices not less than 120 days prior to the anniversary date of the proxy statement for the preceding annual meeting of stockholders. These procedures may operate to limit the ability of stockholders to bring business before a stockholders meeting, including the nomination of directors or considering any transaction that could result in a change in control. These advance notice procedures are not applicable prior to the Trigger Date.

 LIMITATION OF LIABILITY OF OFFICERS AND DIRECTORS

     Our certificate of incorporation provides that no director shall be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability as follows:

     - for any breach of the director's duty of loyalty to us or our stockholders;

     - for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of laws;

     - for unlawful payment of a dividend or unlawful stock purchase or stock redemption; and

     - for any transaction from which the director derived an improper personal benefit.

     The effect of these provisions is to eliminate our rights and those of our stockholders, through stockholders' derivative suits on our behalf, to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior, except in the situations described above. These provisions will not change after the Trigger Date.

 DELAWARE TAKEOVER STATUTE

     Under the terms of our certificate of incorporation and as permitted under Delaware law we have elected not to be governed by Delaware's anti-takeover law. This law provides that specified persons who, together with affiliates and associates, own, or within three years did own, 15% or more of the outstanding voting stock of a corporation may not engage in certain business combinations with the corporation for a period of three years after the date on which the person became an interested stockholder. The law does not include interested stockholders prior to the time our common stock is authorized for quotation on the Nasdaq National Market. This includes Metamor. The law defines the term "business combination" to encompass a wide variety of transactions with or caused by an interested stockholder, including mergers, asset sales and other transactions in which the interested stockholder receives or could receive a benefit on other than a pro rata basis with other stockholders. With approval of our stockholders, we could amend our certificate of incorporation in the future to become governed by the anti-takeover law. This provision would then have an anti-takeover effect for transactions not approved in advance by our Board of Directors, including discouraging takeover attempts that might result in a premium over the market price for the shares of our common stock.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the common stock is The Bank of New York, and its telephone number is (212) 815-4038.

REGISTRATION RIGHTS AGREEMENT

     We have entered into an agreement with Metamor that allows Metamor to require us to register shares of our common stock owned by Metamor following this offering. Beginning six months after this offering, Metamor has the right to demand a total of three such registrations. In addition, Metamor has the right, which it may exercise at any time, to include its shares in any registration of common stock made by us in the future. Metamor also has the right to request that we file a registration statement registering shares of our common stock held by Metamor for resale in a public offering. In this case, the number of shares requested to be registered shall have an aggregate offering price of at least $5 million. We have agreed to cooperate fully in connection with any registration for Metamor's benefit and with any offering made under the registration rights agreement and to pay all costs and expenses, other than underwriting discounts and commissions, related to shares sold by Metamor in connection with any registration covered by the agreement. The rights of Metamor under the registration rights agreement are transferable by Metamor. The agreement is for an indefinite term. See "Shares Eligible for Future Sale."

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of this offering, we will have 50,000,000 shares of common stock outstanding. Of the 50,000,000 shares outstanding:

     - all of the shares offered by this prospectus will be available for immediate sale in the public market as of the date of this prospectus; and

     - up to 41,465,000 shares will be governed by a lock-up period ending 180 days after the date of this prospectus (the "180-day lock-up period"), after which they will be available for sale in the public market, in compliance with volume and other limitations of Rule 144.

     See "Underwriting." The foregoing is summarized in the following table:

DAYS AFTER DATE OF                      APPROXIMATE SHARES
THIS PROSPECTUS                      ELIGIBLE FOR FUTURE SALE                 COMMENT
On effectiveness...................          8,535,000          Freely tradeable shares sold in
                                                                this offering
180 days after offering............         41,465,000          180-day lock-up expires; shares
                                                                saleable under Rule 144 or 701

     In general, under Rule 144, beginning 90 days after the date of this prospectus, a person, or persons whose shares are aggregated, who has beneficially owned shares for at least one year is entitled to sell within any three-month period commencing 90 days after the date of this prospectus a number of shares that does not exceed the greater of:

     - 1% of the number of shares of common stock then outstanding, which will equal approximately 500,000 shares immediately after this offering; or

     - the average weekly trading volume of the common stock on the Nasdaq National Market during the four calendar weeks preceding the sale.

Sales under Rule 144 must also comply with manner of sale requirements, and depending on the amount sold, the filing of a Form 144.

     Under Rule 144(k), a person, or persons whose shares are aggregated, is entitled to sell his or her shares without regard to the limitations described above if:

     - the person has not been an affiliate of ours, such as an officer, director of 10%-or-greater stockholder, at any time during the 90 days immediately preceding the sale; and

     - the person has beneficially owned his or her shares for at least two years.

Persons deemed to be affiliates must always sell in accordance with Rule 144, even after the applicable holding periods have been satisfied.

     We are unable to estimate the number of shares that will be sold under Rule 144, since this will depend on the market price for our common stock, the personal circumstances of the sellers and other factors. Prior to this offering, there has been no public market for the common stock, and there can be no assurance that a significant public market for the common stock will develop or be sustained after the offering. Any future sale of substantial amounts of the common stock in the open market may adversely affect the market price of the common stock offered by this prospectus.

     We, our directors and executive officers and Metamor have agreed not to sell any common stock without the prior consent of Donaldson, Lufkin & Jenrette Securities Corporation for the 180-day lock-up period. We may, however, without such consent, grant options, sell shares under our stock plans and issue shares to acquire other companies.

     Any of our employees or professionals who purchased his or her shares under a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701, which permits nonaffiliates to sell their Rule 701 shares without having to comply with the public information, holding period, volume limitation or notice provisions of Rule 144 and permits affiliates to sell their Rule 701 shares without having to comply with the Rule 144 holding period restrictions, in each case commencing 90 days after the date of this prospectus. Through October 31, 1999, the holders of options exercisable into 9,034,150 shares of common stock will be eligible to sell their shares after the vesting of their options and the expiration of the 180-day lock-up period.

     We intend to file one or more registration statements on Form S-8 under the Securities Act to register all shares of common stock governed by outstanding stock options and common stock issued or issuable under our stock plans. We expect to file the registration statement covering shares offered by the Xpedior Stock Incentive Plan within 180 days after the date of this prospectus, thus permitting the resale of these shares by non-affiliates in the public market without restriction under the Securities Act.

     In addition, after this offering, Metamor will be entitled to have its shares registered under the Securities Act. Registration of such shares under the Securities Act would result in these shares, except for shares purchased by our affiliates, becoming freely tradable without restriction under the Securities Act immediately on the effectiveness of such registration.

                                  UNDERWRITING

     Under the terms and conditions contained in an underwriting agreement,
dated              , 1999, the underwriters named below, who are represented by
Donaldson, Lufkin & Jenrette Securities Corporation, First Union Securities, Inc., J.P. Morgan Securities Inc., The Robinson-Humphrey Company, LLC and DLJdirect Inc., have severally agreed to purchase from us the number of shares of common stock set forth opposite their names below:

UNDERWRITERS:                                                 NUMBER OF SHARES
Donaldson, Lufkin & Jenrette Securities Corporation.........
  First Union Securities, Inc...............................
  J.P. Morgan Securities Inc................................
  The Robinson-Humphrey Company, LLC........................
  DLJdirect Inc. ...........................................

                                                                 ---------
          Total.............................................     8,535,000
                                                                 =========

     The underwriting agreement provides that the obligations of the several underwriters to purchase and accept delivery of the shares of common stock in this offering are conditioned upon approval by their counsel of legal matters concerning this offering and satisfaction of conditions precedent by us. The underwriters are obligated to purchase and accept delivery of all the shares of common stock in this offering, other than those shares covered by the over-allotment option described below, if any are purchased.

     The underwriters initially propose to offer some of the shares of common stock directly to the public at the initial public offering price set forth on the cover page of this prospectus and some of the shares to dealers at the
initial public offering price less a concession not in excess of $        per
share. The underwriters may allow, and those dealers may re-allow, a concession
not in excess of $           per share on sales to other dealers. After the
initial offering of the common stock to the public, the representatives may change the public offering price and concessions. The underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

     The following table shows the underwriting fees to be paid by us in connection with this offering. This information is presented assuming both no exercise and full exercise of the underwriters' option to purchase additional shares of our common stock.

                                                              NO EXERCISE   FULL EXERCISE
Per share...................................................  $              $
Total.......................................................  $              $

     We will pay the offering expenses, estimated to be approximately $2.2 million. We will pay to the underwriters underwriting discounts and commissions in an amount equal to the public offering price per share of common stock less the amount the underwriters pay to us for each share of common stock.

     Metamor has granted to the underwriters an option, exercisable for 30 days after the date of this prospectus, to purchase up to 1,280,250 additional shares of common stock at the initial public offering price less the underwriting discounts and commissions. The underwriters may exercise this option solely to cover over-allotments, if any, made in connection with this offering. To the extent the underwriters exercise this option, each underwriter will be obligated, upon satisfaction of certain conditions, to purchase a number of additional shares approximately proportionate to that underwriter's initial purchase commitments.

     We, together with Metamor, have granted the underwriters an option, have agreed to indemnify the underwriters against liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make for these liabilities.

     For a period ending 180 days from the date of this prospectus, we and our executive officers, directors and Metamor have agreed not to, without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation:

     - offer, pledge, sell, contract to sell or sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

     - enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any common stock, whether any such transaction described above is to be settled by delivery of common stock or other securities, in cash, or otherwise.

     In addition, during such lock-up period, we have also agreed not to file any registration statement relating to, and each of our executive officers, directors and stockholders have agreed not to make any demand for, or exercise any right relating to, the registration of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation.

     Prior to this offering, no public market has existed for our common stock. We will negotiate the initial public offering price for our common stock with the representatives, but the price may not reflect the market price for our common stock after this offering. The factors considered in determining the initial public offering price include:

     - the history of and prospects for our industry in which we compete;

     - our past and present operations;

     - our historical results of operations;

     - our prospects for future operational results;

     - the recent market prices of securities of generally comparable companies; and

     - the general conditions of the securities market at the time of this offering.


     Our common stock has been approved for quotation on the Nasdaq National Market under the symbol "XPDR" upon official notification of issuance.


     Other than in the United States, no action has been taken by us, the selling stockholders or the underwriters that would permit a public offering of the shares of common stock included in this offering in any jurisdiction where action for that purpose is required. The shares included in this offering may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any shares of common stock be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of such jurisdiction. Persons who receive this prospectus are advised to inform themselves about and to observe any restrictions relating to this offering and the distribution of this prospectus. This prospectus is not an offer to sell or a solicitation of an offer to buy any shares of common stock in any jurisdiction where that would not be permitted or legal.

     In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may over-allot this offering, creating a syndicate short position. The underwriters may bid for and purchase our shares of common stock in the open market to cover such syndicate short positions or to stabilize the price of our common stock. In addition, the underwriting syndicate may reclaim selling concessions from syndicate members and selected dealers if they repurchase previously distributed common stock in syndicate covering transactions, in stabilizing transactions or otherwise, or if Donaldson, Lufkin & Jenrette Securities Corporation receives a report which indicates that the clients of such syndicate members have "flipped" our common stock. These activities may stabilize or maintain the market price of the common stock above independent market levels. The underwriters are not required to engage in these activities and may end any of these activities at any time.

     At our request, the underwriters have reserved for sale, at the initial public offering price, up to 5% of the shares of common stock offered by this prospectus for sale to our officers, directors, employees and their family members and to business associates of Xpedior, including clients, consultants and other friends. These persons must commit to purchase after the registration statement has become effective but before the open of business on the following business day. The number of shares available for sale to the general public will be reduced to the extent these persons purchase the reserved shares.

     Under the Conduct Rules of the National Association of Securities Dealers, Inc., or NASD, when 10% or more of the net proceeds of a public offering of equity securities are to be paid to a member of the NASD participating in such public offering or an affiliate of such member, the price at which the equity securities are distributed to the public must be no lower than that recommended by a "qualified independent underwriter" as defined in Rule 2720 of the Conduct Rules of the NASD. First Union Securities, Inc. is a member of the NASD and is an affiliate of First Union National Bank, a lender under Metamor's credit facility. First Union Securities, Inc. will receive more than 10% of the net proceeds from this offering as a result of the use of proceeds to repay all of the borrowings outstanding under Metamor's credit facility. See "Use of Proceeds."


     As a result, this offering is being made in compliance with Rule 2710(c)(8) of the Conduct Rules of the NASD. Donaldson, Lufkin & Jenrette Securities Corporation will act as a qualified independent underwriter in connection with this offering and assume the customary responsibilities of acting as a qualified independent underwriter in pricing and conducting due diligence for this offering. Accordingly, the price of the common stock sold to the public will be no lower than that recommended by Donaldson, Lufkin & Jenrette Securities Corporation acting as qualified independent underwriter for this offering. Donaldson, Lufkin & Jenrette Securities Corporation will receive a fee of $5,000 for acting as the qualified independent underwriter.

                                 LEGAL MATTERS

     The validity of the issuance of the common stock offered by this prospectus will be passed upon for us by Vinson & Elkins L.L.P., Houston, Texas. Mr. Hatcher, a partner of Vinson & Elkins L.L.P., has agreed to serve as a director of Xpedior upon consummation of this offering, and has been granted options to purchase 30,000 shares of common stock. Legal matters in connection with this offering will be passed upon for the underwriters by Akin, Gump, Strauss, Hauer & Feld, L.L.P.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements of Xpedior Incorporated at September 30, 1999, December 31, 1998 and 1997 and for the nine-month period ended September 30, 1999, the year ended December 31, 1998 and the period from inception (March 27, 1997) to December 31, 1997 as set forth in their report. Ernst & Young LLP has also audited the financial statements of Metamor Technologies, Ltd. (predecessor company) at March 26, 1997 and for the period from January 1, 1997 to March 26, 1997, the financial statements of NDC Group, Inc. at April 15, 1998 and for the period from July 1, 1997 to April 15, 1998, the financial statements of Sage I.T. Partners, Inc. at January 6, 1998 and for the period from January 7, 1997 to January 6, 1998, the financial statements of Workgroup Productivity Corporation at January 1, 1998 and for the period from January 2, 1997 to January 1, 1998, and the financial statements of Virtual Solutions, Inc. at December 29, 1996 and for the year ended December 29, 1996 as set forth in their reports. We have included our financial statements and the other financial statements referenced above in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP reports, given on their authority as experts in accounting and auditing.

     The financial statements of Virtual Solutions, Inc. as of December 28, 1997 and for the year then ended included in this prospectus and registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon their authority as experts in accounting and auditing.

     Morrison & Morrison, Ltd., independent auditors, have audited the financial statements of Metamor Technologies, Ltd. at December 31, 1996 and for the year then ended, as set forth in their report. We have included these financial statements in the prospectus and elsewhere in the registration statement in reliance on Morrison & Morrison, Ltd.'s report given on their authority as experts in accounting and auditing.

     The financial statements of Kinderhook Systems, Inc. as of December 31, 1998 and 1997 and for each of the two years in the period ended December 31, 1998 included in this prospectus have been included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on their authority as experts in accounting and auditing.

                     XPEDIOR INCORPORATED AND SUBSIDIARIES

                         INDEX TO FINANCIAL STATEMENTS

                                                               PAGE
XPEDIOR INCORPORATED AND SUBSIDIARIES
  Pro Forma Financial Statements (Unaudited):
     Pro Forma Condensed Consolidated Statements of
      Operations............................................    F-2
     Notes to Unaudited Pro Forma Financial Statements......    F-5
  Consolidated Financial Statements:
     Report of Independent Auditors.........................    F-8
     Consolidated Balance Sheets............................    F-9
     Consolidated Statements of Operations..................   F-10
     Consolidated Statements of Stockholder's Equity........   F-11
     Consolidated Statements of Cash Flows..................   F-12
     Notes to Consolidated Financial Statements.............   F-13
METAMOR TECHNOLOGIES, LTD.
  Report of Independent Auditors............................   F-27
  Report of Independent Certified Public Accountants........   F-28
  Balance Sheets............................................   F-29
  Statements of Operations..................................   F-30
  Statements of Stockholders' Equity........................   F-31
  Statements of Cash Flows..................................   F-32
  Notes to Financial Statements.............................   F-33
WORKGROUP PRODUCTIVITY CORPORATION
  Report of Independent Auditors............................   F-38
  Balance Sheet.............................................   F-39
  Statement of Operations...................................   F-40
  Statement of Stockholders' Equity.........................   F-41
  Statement of Cash Flows...................................   F-42
  Notes to Financial Statements.............................   F-43
SAGE I.T. PARTNERS, INC.
  Report of Independent Auditors............................   F-47
  Balance Sheet.............................................   F-48
  Statement of Operations...................................   F-49
  Statement of Stockholders' Equity.........................   F-50
  Statement of Cash Flows...................................   F-51
  Notes to Financial Statements.............................   F-52
NDC GROUP, INC.
  Report of Independent Auditors............................   F-57
  Balance Sheet.............................................   F-58
  Statement of Operations...................................   F-59
  Statement of Stockholders' Equity.........................   F-60
  Statement of Cash Flows...................................   F-61
  Notes to Financial Statements.............................   F-62
VIRTUAL SOLUTIONS, INC.
  Report of Independent Public Accountants..................   F-67
  Report of Independent Auditors............................   F-68
  Balance Sheets............................................   F-69
  Statements of Operations and Retained Earnings............   F-70
  Statements of Cash Flows..................................   F-71
  Notes to Financial Statements.............................   F-72
KINDERHOOK SYSTEMS, INC.
  Report of Independent Accountants.........................   F-78
  Balance Sheets............................................   F-79
  Statements of Operations and Retained Earnings............   F-80
  Statements of Cash Flows..................................   F-81
  Notes to Financial Statements.............................   F-82

                     XPEDIOR INCORPORATED AND SUBSIDIARIES

      PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)
                      NINE MONTHS ENDED SEPTEMBER 30, 1999
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                        HISTORICAL
                                               ----------------------------
                                                 XPEDIOR       KINDERHOOK     ADJUSTMENTS
                                               INCORPORATED   SYSTEMS, INC.    (NOTE 4)       PRO FORMA
Revenues.....................................    $93,359         $9,387         $    --       $102,746
Cost of Services.............................     53,576          4,801              --         58,377
                                                 -------         ------         -------       --------
Gross Profit.................................     39,783          4,586              --         44,369
Operating Costs and Expenses:
  Selling, general and administrative........     26,212          3,854              --         30,066
  Stock compensation.........................      1,440             --              --          1,440
  Depreciation and amortization..............      6,326             54             772(a)       7,152
                                                 -------         ------         -------       --------
                                                  33,978          3,908             772         38,658
                                                 -------         ------         -------       --------
Operating Income.............................      5,805            678            (772)         5,711
Other Income (Expense):
  Interest expense...........................     (9,147)            10            (464)(b)     (9,601)
  Other, net.................................        (84)            86              --              2
                                                 -------         ------         -------       --------
                                                  (9,231)            96            (464)        (9,599)
Income (loss) from Continuing Operations
  before Income Taxes........................     (3,426)           774          (1,236)        (3,888)
Provision (Benefit) for Income Taxes.........       (377)            59            (248)(c)       (566)
                                                 -------         ------         -------       --------
Income (loss) from Continuing Operations.....    $(3,049)        $  715         $  (988)      $ (3,322)
                                                 =======         ======         =======       ========
Loss from Continuing Operations per Share
  (Basic and Diluted)........................    $ (0.07)                                     $  (0.08)
                                                 =======                                      ========
Number of Shares Used to Compute Loss per
  Share......................................     41,341                                        41,341
                                                 =======                                      ========


                  See notes to unaudited pro forma statements.

                     XPEDIOR INCORPORATED AND SUBSIDIARIES

      PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)
                          YEAR ENDED DECEMBER 31, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                            HISTORICAL
                                  ----------------------------------------------------------------------------------------------
                                                  WORKGROUP                                                         ADVANCED
                                    XPEDIOR      PRODUCTIVITY     SAGE I.T.          NDC           VIRTUAL         INFORMATION
                                  INCORPORATED      CORP.       PARTNERS, INC.   GROUP, INC.   SOLUTIONS, INC.   SOLUTIONS, INC.
Revenues........................    $72,267          $ --          $   126        $  3,480         $6,407            $3,258
Cost of Services................     41,930            12              113           1,877          4,299             1,638
                                    -------          ----          -------        --------         ------            ------
Gross Profit....................     30,337           (12)              13           1,603          2,108             1,620
Operating Costs and Expenses:
  Selling, general and
    administrative..............     20,558             8               41           1,072          1,957               651
  Stock compensation............         --            --            1,759          28,213            837                --
  Depreciation and
    amortization................      4,272            --                3             101             68                33
                                    -------          ----          -------        --------         ------            ------
                                     24,830             8            1,803          29,386          2,862               684
                                    -------          ----          -------        --------         ------            ------
Operating Income (Loss).........      5,507           (20)          (1,790)        (27,783)          (754)              936
Other Income (Expense):
  Interest expense..............     (5,562)           --               --              --             --                --
  Other, net....................         25            --               --              12              9                 2
                                    -------          ----          -------        --------         ------            ------
                                     (5,537)           --               --              12              9                 2
Income (Loss) from Continuing
  Operations before Income
  Taxes.........................        (30)          (20)          (1,790)        (27,771)          (745)              938
Provision (Benefit) for Income
  Taxes.........................        551            --             (698)           (464)          (277)               --
                                    -------          ----          -------        --------         ------            ------
Income (Loss) from Continuing
  Operations....................    $  (581)         $(20)         $(1,092)       $(27,307)        $ (468)           $  938
                                    =======          ====          =======        ========         ======            ======
Loss from Continuing Operations
  per Share (Basic and
  Diluted)......................    $ (0.01)
                                    =======
Number of Shares Used to Compute
  Loss per Share................     41,285
                                    =======

                                            HISTORICAL
                                  ------------------------------
                                  NEW TECHNOLOGY
                                     PARTNERS       KINDERHOOK     ADJUSTMENTS
                                    CONSULTING     SYSTEMS, INC.    (NOTE 4)     PRO FORMA
Revenues........................      $4,754          $10,208        $    --     $100,500
Cost of Services................       2,749            5,024             --       57,642
                                      ------          -------        -------     --------
Gross Profit....................       2,005            5,184             --       42,858
Operating Costs and Expenses:
  Selling, general and
    administrative..............       1,160            4,213                      29,660
  Stock compensation............          --               --             --       30,809
  Depreciation and
    amortization................          98               63          1,986(a)     6,624
                                      ------          -------        -------     --------
                                       1,258            4,276          1,986       67,093
                                      ------          -------        -------     --------
Operating Income (Loss).........         747              908         (1,986)     (24,235)
Other Income (Expense):
  Interest expense..............         (28)              (9)        (3,907)(b)   (9,506)
  Other, net....................          19               44             --          111
                                      ------          -------        -------     --------
                                          (9)              35         (3,907)      (9,395)
Income (Loss) from Continuing
  Operations before Income
  Taxes.........................         738              943         (5,893)     (33,630)
Provision (Benefit) for Income
  Taxes.........................          --               89           (603)(c)   (1,402)
                                      ------          -------        -------     --------
Income (Loss) from Continuing
  Operations....................      $  738          $   854        $(5,290)    $(32,228)
                                      ======          =======        =======     ========
Loss from Continuing Operations
  per Share (Basic and
  Diluted)......................                                                 $  (0.78)
                                                                                 ========
Number of Shares Used to Compute
  Loss per Share................                                                   41,285
                                                                                 ========


                  See notes to unaudited pro forma statements.

                              XPEDIOR INCORPORATED

      PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)
                      NINE MONTHS ENDED SEPTEMBER 30, 1998
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                           HISTORICAL
                                 ----------------------------------------------------------------------------------------------
                                                 WORKGROUP                                                         ADVANCED
                                   XPEDIOR      PRODUCTIVITY     SAGE I.T.          NDC           VIRTUAL         INFORMATION
                                 INCORPORATED      CORP.       PARTNERS, INC.   GROUP, INC.   SOLUTIONS, INC.   SOLUTIONS, INC.
Revenues.......................    $47,405          $ --          $   126        $  3,480         $6,407            $3,258
Cost of Services...............     27,201            12              113           1,877          4,299             1,638
                                   -------          ----          -------        --------         ------            ------
Gross Profit...................     20,204           (12)              13           1,603          2,108             1,620
Operating Costs and Expenses:
  Selling, general and
    administrative.............     13,528             8               41           1,072          1,957               651
  Stock compensation...........         --            --            1,759          28,213            837                --
  Depreciation and
    amortization...............      2,818            --                3             101             68                33
                                   -------          ----          -------        --------         ------            ------
                                    16,346             8            1,803          29,386          2,862               684
                                   -------          ----          -------        --------         ------            ------
Operating Income (Loss)........      3,858           (20)          (1,790)        (27,783)          (754)              936
Other Income (Expense):
  Interest expense.............     (3,631)           --               --                             --                --
  Other, net...................         18            --               --              12              9                 2
                                   -------          ----          -------        --------         ------            ------
                                    (3,613)           --               --              12              9                 2
Income (Loss) From Continuing
  Operations before Income
  Taxes........................        245           (20)          (1,790)        (27,771)          (745)              938
Provision (Benefit) From
  Continuing Operations for
  Income Taxes.................        559            --             (698)           (464)          (277)               --
                                   -------          ----          -------        --------         ------            ------
Income (Loss) From Continuing
  Operations...................    $  (314)         $(20)         $(1,092)       $(27,307)        $ (468)           $  938
                                   =======          ====          =======        ========         ======            ======
Loss From Continuing Operations
  per Share (Basic and
  Diluted).....................    $ (0.01)
                                   =======
Number of Shares Used to
  Compute Loss per Share.......     41,285
                                   =======

                                           HISTORICAL
                                 ------------------------------
                                 NEW TECHNOLOGY
                                    PARTNERS       KINDERHOOK     ADJUSTMENTS
                                   CONSULTING     SYSTEMS, INC.    (NOTE 4)     PRO FORMA
Revenues.......................      $3,915          $7,480         $    --     $ 72,071
Cost of Services...............       2,246           3,524              --       40,910
                                     ------          ------         -------     --------
Gross Profit...................       1,669           3,956              --       31,161
Operating Costs and Expenses:
  Selling, general and
    administrative.............         832           2,727                       20,816
  Stock compensation...........          --              --              --       30,809
  Depreciation and
    amortization...............          84              67           1,702(a)     4,876
                                     ------          ------         -------     --------
                                        916           2,794           1,702       56,501
                                     ------          ------         -------     --------
Operating Income (Loss)........         753           1,162          (1,702)     (25,340)
Other Income (Expense):
  Interest expense.............         (28)             (7)         (2,643)(b)   (6,309)
  Other, net...................          19              37              --           97
                                     ------          ------         -------     --------
                                         (9)             30          (2,643)      (6,212)
Income (Loss) From Continuing
  Operations before Income
  Taxes........................         744           1,192          (4,345)     (31,552)
Provision (Benefit) From
  Continuing Operations for
  Income Taxes.................          --              --             171(c)      (709)
                                     ------          ------         -------     --------
Income (Loss) From Continuing
  Operations...................      $  744          $1,192         $(4,516)    $(30,843)
                                     ======          ======         =======     ========
Loss From Continuing Operations
  per Share (Basic and
  Diluted).....................                                                 $  (0.75)
                                                                                ========
Number of Shares Used to
  Compute Loss per Share.......                                                   41,285
                                                                                ========


                  See notes to unaudited pro forma statements.

                     XPEDIOR INCORPORATED AND SUBSIDIARIES

               NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

1. GENERAL

     Xpedior Incorporated ("Xpedior" or the "Company") was formed by Metamor Worldwide, Inc. ("Metamor" or the "Parent") to be the holding company for its eBusiness solutions unit. Metamor commenced operations of this unit with the acquisition of Metamor Technologies, Ltd. on March 27, 1997 and acquired six additional companies in 1998 (see note 3). Effective April 30, 1999, Metamor contributed to Xpedior all the outstanding capital stock of the seven companies comprising its eBusiness solutions unit (the "Acquired Companies"), all of which were wholly owned subsidiaries of Metamor. As the entities were under common control, the contribution has been accounted for at historical cost in a manner similar to a pooling of interests. The historical consolidated financial statements of Xpedior reflect the "push down" of Metamor's purchase accounting adjustments to the Acquired Companies.

2. BASIS OF PRESENTATION

     The accompanying unaudited pro forma condensed consolidated financial statements are based on adjustments to the historical consolidated financial statements of Xpedior Incorporated to give effect to the acquisitions described in Note 3 (the "Acquired Companies"). The pro forma condensed consolidated statements of operations assume the acquisitions were consummated as of the beginning of the periods presented. The pro forma condensed consolidated statements of operations are not necessarily indicative of results that would have occurred had the acquisitions been consummated as of the beginning of the periods presented or that might be attained in the future.

     Certain information normally included in financial statements prepared in accordance with generally accepted accounting principles has been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission. The Pro Forma Financial Statements should be read in conjunction with the historical consolidated financial statements of Xpedior, the historical financial statements of the Acquired Companies and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere herein.

     The Company has included in the pro forma condensed consolidated statements of operations the results of operations for each of the acquired companies for the period from the beginning of the period presented in the pro forma condensed consolidated statement of operations through the date of acquisition. The following pre-acquisition results of operations for the acquired companies were included to derive the pro forma condensed consolidated statements of operations:

COMPANY                                                             PERIOD
-------                                                             ------
Workgroup Productivity Corp. (Unaudited)(a,b).........  January 1, 1998
Sage I.T. Partners, Inc. (Unaudited)(a,b).............  January 1 - January 6, 1998
NDC Group, Inc. (Unaudited)(a,b)......................  January 1 - April 15, 1998
Virtual Solutions, Inc. (Unaudited)(a,b)..............  January 1 - June 16, 1998
Advanced Information Solutions, Inc.
  (Unaudited)(a,b)....................................  January 1 - July 14, 1998
New Technology Partners Consulting (Unaudited)(a).....  January 1 - September 30, 1998
New Technology Partners Consulting (Unaudited)(b).....  January 1 - November 11, 1998
Kinderhook Systems, Inc. (Unaudited)(a)...............  January 1 - September 30, 1998
Kinderhook Systems, Inc. (Audited)(b).................  January 1 - December 31, 1998

                     XPEDIOR INCORPORATED AND SUBSIDIARIES

COMPANY                                                             PERIOD
-------                                                             ------
Kinderhook Systems, Inc. (Unaudited)(c)...............  January 1 - September 30, 1998

---------------
(a) Included in pro forma statement of operations for the nine months ended September 30, 1998.
(b) Included in pro forma statement of operations for the year ended December 31, 1998.
(c) Included in pro forma statement of operations for the nine months ended September 30, 1999.

3. ACQUISITIONS

     All the companies comprising Xpedior were acquired in acquisitions that were accounted for as purchases. Accordingly the operating results are reflected in the consolidated results of Xpedior from the date of acquisition. Summary information on the acquisitions follows:

     On March 27, 1997, the Parent acquired Metamor Technologies, Ltd., an Illinois-based eBusiness solutions company. Purchase consideration totaled $37.0 million in cash, which included purchase consideration paid after closing based on the increase in earnings before interest and taxes ("EBIT"), as defined ("Earnouts"). The sellers are not entitled to any future Earnouts.

     On January 2, 1998, Metamor acquired Workgroup Productivity Corp., an Illinois-based eBusiness solutions company. Purchase consideration totaled $10.0 million in cash, which included Earnouts for 1998. In August 1999, the sellers entered into an agreement with Metamor whereby all future Earnouts were fixed at $4.8 million. This obligation, which is payable in March 2000, and resulting goodwill were recorded as of the effective date of the agreement.

     On January 7, 1998, Metamor acquired Sage I.T. Partners, Inc., a California-based eBusiness solutions company. Purchase consideration totaled $16.6 million in cash, which included Earnouts for 1998. In July 1999, the sellers entered into an agreement with Metamor whereby all future Earnouts were fixed at $8.8 million. This obligation, which is payable in March 2000, and resulting goodwill were recorded as of the effective date of the agreement.

     On April 16, 1998, Metamor acquired NDC Group, Inc., a Virginia-based eBusiness solutions company, for $18.3 million in cash and 0.4 million shares of Metamor's common stock valued at $15.5 million, 0.3 million shares which are subject to a price guarantee (the "Issued Stock"). The guarantee on the Issued Stock provides that the fair market value, as defined, will not be less than $14.0 million as of April 16, 2000. In the event that the fair market value of the Issued Stock is less than $14.0 million, the Company will pay the sellers in cash for the difference. The guarantee will be adjusted for any Issued Stock sold prior to the measurement date. The purchase consideration included Earnouts for 1998. The sellers are entitled to future Earnouts of up to $15.0 million in cash based on the increase in EBIT as defined.

     On June 17, 1998, Metamor acquired Virtual Solutions, Inc., a Texas-based eBusiness solutions company. Purchase consideration totaled $15.0 million in cash, which included Earnouts for 1998. In August 1999, the sellers entered into an agreement with Metamor whereby all future Earnouts were fixed at $6.3 million. This obligation, which is payable in April 2000, and resulting goodwill were recorded as of the effective date of the agreement.

     On July 15, 1998, Metamor acquired Advanced Information Solutions, Inc., an Illinois-based eBusiness solutions company. Purchase consideration totaled $7.5 million in cash.

                     XPEDIOR INCORPORATED AND SUBSIDIARIES

     On November 12, 1998, Metamor acquired New Technology Partners Consulting, a Massachusetts-based eBusiness solutions company. Purchase consideration totaled $7.8 million in cash and the sellers are entitled to Earnouts of up to $1.3 million.

     On September 24, 1999, the Company acquired Kinderhook Systems, Inc., a New York-based eBusiness solutions business for $14.9 million in cash and $9.1 million of 7% subordinated convertible notes of the Company. These notes are convertible at the option of the holders into common stock of the Company at the initial public offering price during a 30-day period after the earlier of the distribution of Xpedior stock by Metamor or the second anniversary of an initial public offering. The notes are guaranteed by Metamor until the completion of the initial public offering.

     Earnouts are accrued in the period they become probable and can be reasonably estimated. The accrual of Earnouts increases the amount of goodwill and related amortization subsequent to the settlement of the contingent liability.

4. ADJUSTMENTS TO HISTORICAL FINANCIAL STATEMENTS

     The following pro forma adjustments have been made to the historical condensed consolidated statements of operations as if the acquisitions described in Note 3 were consummated as of the beginning of the periods presented:


          (a) To reflect incremental amortization (on a straight-line basis over 20 years) of goodwill related to the purchase of the Acquired Companies.


          (b) To reflect incremental interest expense on amounts due to Parent related to its funding of the cash portion of the purchase price of the Acquired Companies.

          (c) To reflect (i) the change in income taxes related to pro forma adjustments, and (ii) income taxes on the Acquired Companies that were S corporations as if they were C corporations for federal income tax purposes.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders
Xpedior Incorporated

     We have audited the accompanying consolidated balance sheets of Xpedior Incorporated and subsidiaries (the "Company") as of December 31, 1997 and 1998 and September 30, 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for the period from inception (March 27, 1997) to December 31, 1997, the year ended December 31, 1998 and the nine months ended September 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Xpedior Incorporated and subsidiaries at December 31, 1997 and 1998 and September 30, 1999 and the consolidated results of their operations and their cash flows for the period from inception (March 27, 1997) to December 31, 1997, the year ended December 31, 1998, and the nine months ended September 30, 1999, in conformity with generally accepted accounting principles.

                                            ERNST & YOUNG LLP

Houston, Texas

December 10, 1999

                     XPEDIOR INCORPORATED AND SUBSIDIARIES


                          CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                     ASSETS


                                                                 DECEMBER 31,
                                                              ------------------   SEPTEMBER 30,
                                                               1997       1998         1999
Current Assets:
  Cash                                                        $     2   $    191     $    194
  Accounts receivable, net of allowance of $47, $560 and
     $735...................................................    5,529     23,570       33,178
  Prepaid expenses and other................................      576        921        2,788
                                                              -------   --------     --------
          Total current assets..............................    6,107     24,682       36,160
Net Assets of Discontinued Operations.......................    1,568        731        2,252
Fixed Assets, net...........................................    1,997      7,747       11,282
Intangible Assets, net of accumulated amortization of $482,
  $3,477 and $7,791.........................................   24,470    104,520      146,145
Other.......................................................      125        512        1,463
                                                              -------   --------     --------
          Total Assets......................................  $34,267   $138,192     $197,302
                                                              =======   ========     ========
                              LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Amounts due to Parent.....................................  $16,253   $ 77,929     $100,000
  Accounts payable..........................................      599      1,447        1,130
  Payroll and related taxes.................................      772      6,915        6,955
  Amounts due sellers of acquired companies.................   12,086     29,651       19,835
  Deferred revenues.........................................    1,729      3,698          557
  Other.....................................................       --        271          162
                                                              -------   --------     --------
          Total current liabilities.........................   31,439    119,911      128,639
Deferred Income Taxes and Other.............................       --        505        2,936
Convertible Subordinated Notes..............................       --         --        9,068
Commitments and Contingencies
Stockholders' Equity:
  Preferred stock, par value $.01; 5,000,000 shares
     authorized, none outstanding...........................       --         --           --
  Common stock, par value $.01; 100,000,000 shares
     authorized, 41,285,298, 41,285,298 and 41,465,000
     shares issued and outstanding..........................      413        413          415
  Additional paid-in capital................................    2,254     15,253       57,190
  Retained earnings.........................................      161      2,110          666
                                                              -------   --------     --------
                                                                2,828     17,776       58,271
                                                              -------   --------     --------
  Less -- receivable from stockholder.......................       --         --       (1,000)
  Less -- deferred compensation.............................       --         --         (612)
                                                              -------   --------     --------
          Total stockholders' equity........................    2,828     17,776       56,659
                                                              -------   --------     --------
          Total Liabilities and Stockholders' Equity........  $34,267   $138,192     $197,302
                                                              =======   ========     ========


                See notes to consolidated financial statements.

                     XPEDIOR INCORPORATED AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                              PERIOD FROM
                                               INCEPTION
                                               (MARCH 27,                       NINE MONTHS ENDED
                                                1997) TO       YEAR ENDED         SEPTEMBER 30,
                                              DECEMBER 31,    DECEMBER 31,    ----------------------
                                                  1997            1998           1998
                                                                              (UNAUDITED)     1999
Revenues....................................    $12,588         $72,267         $47,405      $93,359
Cost of Services............................      8,174          41,930          27,201       53,576
                                                -------         -------         -------      -------
Gross Profit................................      4,414          30,337          20,204       39,783
Operating Costs and Expenses:
  Selling, general and administrative.......      4,904          20,558          13,528       26,212
  Stock compensation........................         --              --              --        1,440
  Depreciation and amortization.............        745           4,272           2,818        6,326
                                                -------         -------         -------      -------
                                                  5,649          24,830          16,346       33,978
                                                -------         -------         -------      -------
Operating Income (Loss).....................     (1,235)          5,507           3,858        5,805
Other Income (Expense):
  Interest expense..........................     (1,231)         (5,562)         (3,631)      (9,147)
  Other, net................................          3              25              18          (84)
                                                -------         -------         -------      -------
                                                 (1,228)         (5,537)         (3,613)      (9,231)
                                                -------         -------         -------      -------
Income (Loss) from Continuing Operations
  before Income Taxes.......................     (2,463)            (30)            245       (3,426)
Provision (Benefit) for Income Taxes........       (965)            551             559         (377)
                                                -------         -------         -------      -------
Loss from Continuing Operations.............     (1,498)           (581)           (314)      (3,049)
Income from Discontinued Operations, net of
  income taxes of $1,095, $1,669, $1,230
  (unaudited), and $1,059, respectively.....      1,659           2,530           1,865        1,605
                                                -------         -------         -------      -------
Net Income (Loss)...........................    $   161         $ 1,949         $ 1,551      $(1,444)
                                                =======         =======         =======      =======
Earnings (Loss) per Share (Basic and
  Diluted):
  Loss from continuing operations...........    $ (0.04)        $ (0.01)        $ (0.01)     $ (0.07)
  Income from discontinued operations.......       0.04            0.06            0.05         0.04
                                                -------         -------         -------      -------
  Net income (loss).........................    $  0.00         $  0.05         $  0.04      $ (0.03)
                                                =======         =======         =======      =======


                See notes to consolidated financial statements.

                     XPEDIOR INCORPORATED AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                             (DOLLARS IN THOUSANDS)


                                           ADDITIONAL               RECEIVABLE                       TOTAL
                                  COMMON    PAID-IN     RETAINED       FROM         DEFERRED     STOCKHOLDERS'
                                  STOCK     CAPITAL     EARNINGS   STOCKHOLDERS   COMPENSATION      EQUITY
INITIAL CAPITALIZATION OF
XPEDIOR --
  Issuance of 41,285,298 shares
     of common stock to Parent
     and contribution from
     Parent.....................   $413     $ 2,254     $    --       $   --        $    --         $ 2,667
Net income......................     --          --         161           --             --             161
                                   ----     -------     -------       ------        -------         -------
BALANCE AT DECEMBER 31, 1997....    413       2,254         161           --             --           2,828
Contribution from Parent........     --      12,999          --           --             --          12,999
Net income......................     --          --       1,949           --             --           1,949
                                   ----     -------     -------       ------        -------         -------
BALANCE AT DECEMBER 31, 1998....    413      15,253       2,110           --             --          17,776
Contribution from Parent........     --      38,887          --           --             --          38,887
Issuance of 50,000 shares of
  restricted stock, net.........      1         624          --           --           (612)             13
Sale of 129,702 shares of common
  stock.........................      1         999          --       (1,000)            --              --
Stock compensation charge for:
  Sale of common stock..........     --         725          --           --             --             725
  Issuance of stock options.....     --         702          --           --             --             702
Net loss........................     --          --      (1,444)          --             --          (1,444)
                                   ----     -------     -------       ------        -------         -------
BALANCE AT SEPTEMBER 30, 1999...   $415     $57,190     $   666       (1,000)          (612)        $56,659
                                   ====     =======     =======       ======        =======         =======


                See notes to consolidated financial statements.

                     XPEDIOR INCORPORATED AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)


                                                PERIOD FROM
                                                 INCEPTION
                                                 (MARCH 27,                     NINE MONTHS ENDED
                                                  1997) TO      YEAR ENDED        SEPTEMBER 30,
                                                DECEMBER 31,   DECEMBER 31,   ----------------------
                                                    1997           1998          1998
                                                                              (UNAUDITED)     1999
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)...........................    $   161        $  1,949       $ 1,551     $ (1,444)
  Adjustments to reconcile net income to net
     cash provided by (used in) operating
     activities:
     Depreciation and amortization............      1,014           4,673         3,165        6,326
     Deferred income tax provision
       (benefit)..............................       (200)            491           469         (129)
     Stock compensation.......................         --              --            --        1,440
     Provision for doubtful accounts..........         27             513           276          175
     Changes in assets and liabilities net of
       effects of acquisitions:
       Accounts receivable....................     (3,520)         (9,268)       (9,850)     (17,183)
       Prepaid expenses and other.............       (164)          1,392          (261)      (2,293)
       Accounts payable.......................       (951)           (843)         (674)        (897)
       Accrued liabilities....................      2,482           7,813         3,668       (1,539)
                                                  -------        --------       -------     --------
          Net cash provided by (used in)
            operating activities..............     (1,151)          6,720        (1,656)     (15,544)
                                                  -------        --------       -------     --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures........................     (1,774)         (5,261)       (3,371)      (5,280)
  Other.......................................          7            (358)           51         (882)
                                                  -------        --------       -------     --------
          Net cash used in investing
            activities........................     (1,767)         (5,619)       (3,320)      (6,162)
                                                  -------        --------       -------     --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Working capital advances from (payments to)
     Parent, net..............................      2,920            (912)        5,400       21,709
                                                  -------        --------       -------     --------
          Net cash provided by (used in)
            financing activities..............      2,920            (912)        5,400       21,709
                                                  -------        --------       -------     --------
Net increase in cash..........................          2             189           424            3
Cash, beginning of period.....................         --               2             2          191
                                                  -------        --------       -------     --------
Cash, end of period...........................    $     2        $    191       $   426     $    194
                                                  =======        ========       =======     ========


                See notes to consolidated financial statements.

                     XPEDIOR INCORPORATED AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. FORMATION AND OPERATIONS

     Xpedior Incorporated ("Xpedior" or the "Company") was formed by Metamor Worldwide, Inc. ("Metamor" or the "Parent") to be the holding company for its eBusiness solutions unit. Metamor commenced operations of this unit with the acquisition of Metamor Technologies, Ltd. on March 27, 1997 and acquired six additional companies in 1998 (see note 3). Effective April 30, 1999, Metamor contributed to Xpedior all the outstanding capital stock of the seven companies comprising its eBusiness solutions unit (the "Acquired Companies"), all of which were wholly owned subsidiaries of Metamor. As the entities were under common control, the contribution has been accounted for at historical cost in a manner similar to a pooling of interest. On September 24, 1999, Xpedior acquired an eBusiness solutions company. The cash portion of the purchase price was paid by Metamor and contributed to Xpedior's capital.

     Xpedior provides eBusiness solutions to clients in the following service areas: (i) digital business strategy; (ii) electronic commerce; (iii) digital branding and user experience design; (iv) eBusiness systems and integration; (v) eBusiness technology management; (vi) network design and security; (vii) eBusiness intelligence; and (viii) enterprise portals, collaboration and knowledge management.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation

     The accompanying financial statements present on a consolidated basis the accounts of Xpedior and its subsidiaries. All significant intercompany transactions have been eliminated.

     The Acquired Companies were all acquired by Metamor in transactions that were accounted for using the purchase method. The accompanying financial statements reflect the "push down" of Metamor's purchase accounting adjustments to the Acquired Companies and include the results of operations of the Acquired Companies from the date of acquisition.

     Effective October 1, 1999, the Company distributed to Metamor a segment that provided non-eBusiness outsourcing services. This segment was a services unit of Metamor Technologies, Ltd., which was acquired in March 1997. This segment is reflected as discontinued operations in the accompanying financial statements. Revenues from discontinued operations were $13.2 million for the period from inception (March 27, 1997) to December 31, 1997, $22.7 million for the year ended December 31, 1998 and $17.0 million and $15.6 million for the nine months ended September 30, 1998 and 1999, respectively. Net assets from discontinued operations consist primarily of accounts receivables, fixed assets, intangibles and liabilities to be distributed to Metamor.

     The consolidated financial statements for the nine months ended September 30, 1998 included herein have been prepared without audit pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, certain information and disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted. The Company believes that the presentations and disclosures herein are adequate to make the information not misleading. The consolidated financial statements reflect all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of that interim period.

                     XPEDIOR INCORPORATED AND SUBSIDIARIES

  Fixed Assets

     Fixed assets, which consist primarily of computer equipment and furniture and fixtures, are recorded at cost. Depreciation is computed on a straight-line basis over the estimated useful lives of the assets, which range from 3 to 7 years. Amortization of leasehold improvements is computed on a straight-line basis over the useful life of the asset or lease term, whichever is shorter. Accumulated depreciation and amortization was $0.5 million and $2.2 million at December 31, 1997 and 1998 respectively, and $4.1 million at September 30, 1999. The Company believes all fixed assets are fully realizable.

  Intangible Assets


     Intangible assets primarily consist of goodwill associated with the acquired businesses. Goodwill is amortized on a straight-line basis over 20 years. In the event that facts and circumstances indicate intangible or other long-lived assets may be impaired, the Company evaluates the recoverability of such assets. The estimated future undiscounted cash flows associated with the asset are compared to the asset's carrying amount to determine if a write-down to fair value or discounted cash flow value is necessary. The Company believes all intangible assets are fully realizable.


  Revenue Recognition

     Revenues are recorded at the time services are performed, except for fixed-price contracts, which are accounted for using the percentage-of-completion method. Estimated losses on fixed-price contracts are recorded in the period the losses are determinable. Amounts received prior to performance of the related services are recorded as deferred revenue and recognized at the time services are performed.

  Income Taxes

     The Company and its subsidiaries are included in the consolidated federal income tax return of Metamor. Income taxes for Xpedior have been calculated as if it had filed a separate consolidated return with its subsidiaries.

     The Company follows the liability method of accounting for income taxes. Under this method, deferred income tax assets and liabilities are determined based on differences between the financial statement and income tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Benefits from operating losses have been utilized by the Parent in its consolidated return and have been recorded as a reduction in the amounts due to Parent. The Company's interim provisions for income taxes were computed using its estimated effective tax rate for the year.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

                     XPEDIOR INCORPORATED AND SUBSIDIARIES

  Stock Split

     Effective August 26, 1999, the Company's common stock was split 41,285,298-for-1. The Company's common share amounts have been restated to give effect to the split.

  New Accounting Pronouncements

     In June 1998, the FASB issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities ("FAS 133"). The Company is required to adopt FAS 133 effective January 1, 2001. The Statement will require the Company to recognize all derivatives on the balance sheet at fair value. The Company does not anticipate that the adoption of this Statement will have a significant effect on its results of operations or financial position.

3. ACQUISITIONS

     Xpedior is comprised of eight eBusiness solutions companies that were acquired in transactions accounted for using the purchase method. The effects of the seven acquisitions made by Metamor have been pushed down to Xpedior (See notes 1 and 2). The results of operations of the acquired companies are included in the Company's consolidated results of operations from the date of acquisition. Summary information of the acquired companies follows:

                                                 PERIOD FROM
                                                  INCEPTION
                                                  (MARCH 27,                    NINE MONTHS
                                                   1997) TO      YEAR ENDED        ENDED
                                                 DECEMBER 31,   DECEMBER 31,   SEPTEMBER 30,
                                                     1997           1998           1999
Acquisitions completed:........................         1              6               1
                                                    =====          =====           =====
Purchase consideration (in millions):
  Cash paid, net of amounts previously
     accrued...................................     $16.1          $50.9           $18.4
  Fair value of Metamor common stock issued....        --           13.9             1.6
  Fair value of Xpedior convertible notes
     issued....................................        --             --             9.1
  Amounts due sellers of acquired companies....      12.1           29.7            19.8
  Liabilities assumed..........................       3.9            5.4             1.0
                                                    -----          -----           -----
  Fair value of assets acquired (including
     intangible assets)........................     $32.1          $99.9           $49.9
                                                    =====          =====           =====
Purchase allocations (in millions):
  Tangible assets acquired.....................     $ 7.1          $16.9           $ 3.9
  Intangible assets (all Goodwill).............      25.0           83.0            46.0
                                                    -----          -----           -----
  Fair value at assets acquired................     $32.1          $99.9           $49.9
                                                    =====          =====           =====

     On March 27, 1997, Metamor acquired Metamor Technologies, Ltd., an Illinois-based eBusiness solutions company. Purchase consideration totaled $37.0 million in cash, which included purchase consideration paid after closing based on the increase in earnings before interest and taxes ("EBIT"), as defined ("Earnouts"). The sellers are not entitled to any additional purchase consideration.

     On January 2, 1998, Metamor acquired Workgroup Productivity Corp., an Illinois-based eBusiness solutions company. Purchase consideration totaled $10.0 million in cash, which

                     XPEDIOR INCORPORATED AND SUBSIDIARIES
included Earnouts for 1998. In August 1999, the sellers entered into an agreement with Metamor whereby all future Earnouts were fixed at $4.8 million. This obligation, which is payable in March 2000, and resulting goodwill were recorded as of the effective date of the agreement.

     On January 7, 1998, Metamor acquired Sage I.T. Partners, Inc., a California-based eBusiness solutions company. Purchase consideration totaled $16.6 million in cash, which included Earnouts for 1998. In July 1999, the sellers entered into an agreement with Metamor whereby all future Earnouts were fixed at $8.8 million. This obligation, which is payable in March 2000, and the resulting goodwill were recorded as of the effective date of the agreement.

     On April 16, 1998, Metamor acquired NDC Group, Inc. ("NDC"), a Virginia-based eBusiness solutions company, for $18.3 million in cash and 0.4 million shares of Metamor's common stock valued at $15.5 million, 0.3 million shares which are subject to a price guarantee (the "Issued Stock"). The purchase consideration included Earnouts for 1998.

     The guarantee on the Issued Stock provides that the fair market value, as defined, will not be less than $14.0 million as of April 16, 2000. In the event that the fair market value of the Issued Stock is less than $14.0 million, the Company may be obligated to pay the sellers for the difference. The guarantee will be adjusted for any Issued Stock sold prior to the measurement date. The sellers are also entitled to future Earnouts of up to $15.0 million based on the increase in EBIT as defined. Up to one-half of any payments to settle the guarantee and the remaining Earnouts are expected to be paid in Metamor common stock. Metamor has agreed to contribute to the capital of Xpedior the fair value of any common stock it issues to satisfy these contingent obligations.

     On June 17, 1998, Metamor acquired Virtual Solutions, Inc., a Texas-based eBusiness solutions company. Purchase consideration totaled $15.0 million in cash, which included Earnouts for 1998. In August 1999, the sellers entered into an agreement with Metamor whereby all future Earnouts were fixed at $6.3 million. This obligation, which is payable in April 2000, and resulting goodwill were recorded as of the effective date of the agreement.

     On July 15, 1998, Metamor acquired Advanced Information Solutions, Inc., an Illinois-based eBusiness solutions company. Purchase consideration totaled $7.5 million in cash.

     On November 12, 1998, Metamor acquired New Technology Partners Consulting, a Massachusetts-based eBusiness solutions company. Purchase consideration totaled $7.8 million in cash and the sellers are entitled to Earnouts of up to $1.3 million.

     On September 24, 1999, the Company acquired Kinderhook Systems, Inc., a New York-based eBusiness solutions business for $14.9 million in cash and $9.1 million of 7% subordinated convertible notes of the Company. The cash portion of the purchase price was paid by Metamor, which contributed an equal amount to the capital of Xpedior. These notes are convertible at the option of the holders into common stock of the Company at the initial public offering price during a 30-day period after the earlier of the distribution of Xpedior stock by Metamor or the second anniversary of an initial public offering. The notes are guaranteed by Metamor until the completion of the initial public offering.

     Earnouts are accrued in the period they become probable and can be reasonably estimated. The accrual of Earnouts increases the amount of goodwill related to an acquisition.

                     XPEDIOR INCORPORATED AND SUBSIDIARIES

     The following unaudited results of operations have been prepared assuming all acquisitions consummated on or before September 30, 1999 had occurred as of the beginning of the periods presented. These results are not necessarily indicative of results of future operations nor of results that would have occurred had the acquisitions been consummated as of the beginning of the periods presented.


                                                          YEARS ENDED        NINE MONTHS
                                                         DECEMBER 31,           ENDED
                                                      -------------------   SEPTEMBER 30,
                                                        1997       1998         1999
                                                        (IN THOUSANDS,
                                                       EXCEPT PER SHARE
                                                           AMOUNTS)
Revenues............................................  $ 61,088   $100,500     $102,746
Net loss............................................  $(12,453)  $(32,228)    $ (3,322)
Loss per share (Basic and Diluted)..................  $  (0.30)  $  (0.78)    $  (0.08)


4. AMOUNTS DUE TO PARENT AND TRANSACTIONS WITH PARENT

     Amounts due to Parent consist of the following (in thousands):

                                                          DECEMBER 31,
                                                        -----------------   SEPTEMBER 30,
                                                         1997      1998         1999
Notes payable, interest at bank's base rate plus 3%
(11.5% at September 30, 1999), payable on demand --
Acquisition notes.....................................  $13,333   $75,921     $ 86,811
Advances for working capital..........................    2,920     2,008       13,189
                                                        -------   -------     --------
          Total.......................................  $16,253   $77,929     $100,000
                                                        =======   =======     ========

     The acquisition notes were issued to Metamor by Xpedior in connection with
(i) the initial capitalization of each of the Acquired Companies, and (ii) the subsequent payment of Earnouts by Metamor. Effective July 31, 1999, Metamor contributed $17.0 million of this indebtedness to the capital of Xpedior.

     Advances for working capital relate to net cash transfers between Xpedior and Metamor, expense allocations from Metamor (including income taxes) and interest on intercompany indebtedness with Metamor. All the interest expense of Xpedior was charged by Metamor and included in the advances for working capital. Interest expense allocated by Metamor totaled $1.2 million in 1997, $5.6 million in 1998 and $9.1 million for the nine months ended September 30, 1999. Effective September 30, 1999, the Company assigned approximately $9.2 million in accounts receivable to Metamor in repayment of a portion of the advances for working capital. Xpedior expects to repay the amounts due to Parent out of the proceeds of its initial public offering.

     Included in the net cash transfers between Xpedior and Metamor are receivables collected by Metamor on Xpedior's behalf totaling $0.9 million for the period from inception to December 31, 1997, $0.2 million for the year ended December 31, 1998 and $1.3 million for the nine months ended September 30, 1999.

     Xpedior expects to obtain a separate credit facility following the completion of its initial public offering. Until this facility is obtained, Metamor has agreed to fund Xpedior's cash

                     XPEDIOR INCORPORATED AND SUBSIDIARIES
requirements. Following the offering, Metamor will reduce the interest rate on outstanding intercompany indebtedness with Xpedior, if any, to its incremental borrowing rate under its senior credit agreement, which at September 30, 1999 was LIBOR plus 1.5 percent.

     The Company participates in the centralized cash management program of Metamor. Under this program, the Company's cash balances are transferred daily to Metamor accounts and its daily cash requirements are funded by Metamor. The advances for working capital are adjusted for the net cash transfers between the two companies. Metamor allocates to Xpedior a portion of the expenses that are charged by the commercial banks for operating the program.

     Metamor allocates its corporate overhead to its operating units in a reasonable manner based on revenues of the units. This allocation includes costs associated with services Metamor provides to the business units such as mergers and acquisitions, legal, tax, risk and cash management. The overhead allocation from Metamor is included in selling, general and administrative expenses of Xpedior and totaled $1.0 million for the period from inception to December 31, 1997, $1.4 million for the year ended December 31, 1998 and $1.9 million for the nine months ended September 30, 1999. Following completion of Xpedior's initial public offering, Metamor will cease making a general allocation of its overhead to Xpedior and allocate only those expenses related to actual services provided.

     Xpedior participates in Metamor's long-term incentive plan and its employee stock purchase plan. Xpedior's share of costs of those programs is included in the expense allocations from Metamor. Upon a distribution of Xpedior stock to Metamor Stockholders, employees of Xpedior would cease participation in Metamor's long-term incentive plan. Stock options in Metamor held by Xpedior employees may be converted into Xpedior stock options. Xpedior's employees would also cease participation in Metamor's employee stock purchase plan.

5. INCOME TAXES

     The provision (benefit) for income taxes from continuing operations consisted of the following (in thousands):


                                          PERIOD FROM
                                           INCEPTION
                                           (MARCH 27,
                                            1997) TO       YEAR ENDED         NINE MONTHS
                                          DECEMBER 31,    DECEMBER 31,    ENDED SEPTEMBER 30,
                                              1997            1998               1999
Current:
  Federal...............................     $(673)          $ 433               $(233)
  State.................................       (92)           (373)                (15)
                                             -----           -----               -----
                                              (765)             60                (248)
                                             -----           -----               -----
Deferred:
  Federal...............................      (176)             36                 (90)
  State.................................       (24)            455                 (39)
                                             -----           -----               -----
                                              (200)            491                (129)
                                             -----           -----               -----
                                             $(965)          $ 551               $(377)
                                             =====           =====               =====

                     XPEDIOR INCORPORATED AND SUBSIDIARIES

     The differences between income taxes computed at the federal statutory income tax rate and the provision for income taxes follows (in thousands):


                                            PERIOD FROM
                                             INCEPTION
                                             (MARCH 27,
                                              1997) TO      YEAR ENDED        NINE MONTHS
                                            DECEMBER 31,   DECEMBER 31,   ENDED SEPTEMBER 30,
                                                1997           1998              1999
Income tax benefit computed at federal
statutory income tax rate.................     $(862)         $ (11)            $(1,199)
State income tax expense(benefit), net of
  federal (benefit).......................      (116)            52                (171)
Non-deductible portion of business meals,
  entertainment and other.................        13             69                  91
Non-deductible portion of stock
  compensation............................        --             --                  41
Amortization of nondeductible goodwill....        --            441                 861
                                               -----          -----             -------
Provision (benefit) for income taxes......     $(965)         $ 551             $  (377)
                                               =====          =====             =======


     The net current and noncurrent components of deferred income taxes reflected in the consolidated balance sheets follows (in thousands):


                                                          DECEMBER 31,
                                                         --------------   SEPTEMBER 30,
                                                         1997    1998         1999
Net current asset (liability)..........................  $ 82   $  (204)     $     7
Net noncurrent asset (liability).......................   118      (471)        (684)
                                                         ----   -------      -------
Net asset (liability)..................................  $200   $  (675)     $  (677)
                                                         ====   =======      =======


     Deferred tax assets and liabilities were comprised of the following (in thousands):


                                                          DECEMBER 31,
                                                         --------------   SEPTEMBER 30,
                                                         1997    1998         1999
Deferred tax assets:
  Accrued vacation....................................   $143   $   486      $   269
  Deferred compensation...............................    201       263          535
  Bad debt............................................     18       190          126
  Other...............................................    104       394          393
                                                         ----   -------      -------
          Total deferred tax assets...................    466     1,333        1,323
                                                         ----   -------      -------
Deferred tax liabilities:
  Goodwill............................................    179       442          596
  Excess financial over tax basis of acquisitions.....     --       958          623
  Other...............................................     87       608          781
                                                         ----   -------      -------
          Total deferred tax liabilities..............    266     2,008        2,000
                                                         ----   -------      -------
          Net deferred tax asset (liability)..........   $200   $  (675)     $  (677)
                                                         ====   =======      =======

                     XPEDIOR INCORPORATED AND SUBSIDIARIES

6. COMMITMENTS AND CONTINGENCIES

     The Company leases various office space and equipment under noncancelable operating leases expiring through 2006. Rent expense was $194,991 for the period from inception (March 27, 1997) through December 31, 1997, $1,370,404 for the year ended December 31, 1998 and $2,462,150 for the nine months ended September 30, 1999. The related future minimum lease payments as of September 30, 1999 are as follows (in thousands):

YEAR ENDING:
1999...................................................   $ 1,216,657
2000...................................................     4,952,037
2001...................................................     4,803,098
2002...................................................     4,683,273
2003...................................................     4,292,238
Thereafter.............................................     7,111,378
                                                          -----------
                                                          $27,058,681
                                                          ===========

     Certain of the Company's executives are covered by employment agreements covering, among other things, base compensation, incentive-bonus determinations and payments in the event of termination or a change in control of the Company.

     Under terms of certain acquisitions, the Parent is required to make additional payments to sellers generally to the extent future earnings, as defined, exceed certain stipulated levels. These obligations have been transferred by the Parent to Xpedior in connection with the contribution of those acquired companies to Xpedior. The provisions of these contingent payments (Earnouts) are described in Note 3.

     Certain of the Company's executives are covered by employment agreements covering, among other things, base compensation, incentive-bonus determinations and payments in the event of termination or a change in control of the Company.

     Xpedior has agreed to provide its president and CEO the benefits under a non-competition agreement between him and a former employer, in the event the former employer ceases to make the payments. Under this agreement, the CEO is entitled to monthly payments aggregating $255,000 per year through November 2002, thereafter reduced to $165,000 per year until his death. The CEO is also entitled to receive benefits under the former employer's benefit plan and through November 2002, reimbursement for medical premiums and payment of premiums for a life insurance policy.

     In September 1999, the former employer terminated all of the benefits owed to the executive, including those which Xpedior has agreed to undertake. Xpedior believes that the agreement has not been breached by its president and CEO and that the former employer is obligated to make the required payments. Although Xpedior plans to pursue this matter vigorously and believes that it has strong legal defenses, there can be no assurance as to the outcome of this matter.

     Metamor and NDC filed suit in May 1999 against some former officers and shareholders of NDC and other parties for several causes of action, including breaches of fiduciary duties and numerous covenants and agreements. Metamor and NDC are seeking monetary and injunctive

                     XPEDIOR INCORPORATED AND SUBSIDIARIES
relief against the defendants. Some of the defendants have filed Cross-Bills alleging breach of employment and other agreements and duties of good faith and fair dealings and other tort claims against NDC, Metamor and Xpedior. Additionally, some of these same defendants have filed similar claims in the United States District Court for the Eastern District of Virginia. The defendants that filed the Cross-Bills and the complaint in District Court are seeking indeterminable damages.

     A trial of these actions is currently anticipated to begin in April 2000. Management believes that Xpedior, NDC and Metamor have strong cases in these matters and strong defenses against each of the complaints. However, NDC and Metamor may not prevail in this litigation because litigation is subject to inherent uncertainties.

     Both Metamor and the Company are defendants in various other lawsuits and claims arising in the normal course of business. Management believes it has valid defenses in these cases and is defending them vigorously. While the results of litigation cannot be predicted with certainty, management believes the final outcome of such litigation will not have a material effect on the financial position or results of operations of the Company.

     Metamor's senior credit agreement is secured by a pledge of the common stock of its material subsidiaries, including Xpedior, which is considered a material subsidiary. Shares of Xpedior not held by Metamor, including those to be sold to the public or issued under Xpedior's incentive programs, are not subject to the pledge. Metamor's senior credit agreement contains covenants, which among other things, limit total indebtedness of Metamor to 4.5 times earnings before interest, taxes, depreciation and amortization, limit the payment of dividends and require the maintenance of certain financial ratios. As of September 30, 1999, Metamor was in compliance with the terms of this agreement.

                     XPEDIOR INCORPORATED AND SUBSIDIARIES

7. SUPPLEMENTAL CASH FLOW INFORMATION

     The Acquired Companies comprising Xpedior were all acquired by Metamor in all cash transactions, except for NDC in which Metamor issued a combination of cash and its common stock (see note 3). In pushing down the effects of these acquisitions to Xpedior, Metamor made a capital contribution to Xpedior for a portion of the purchase consideration and Xpedior issued notes to Metamor for the remainder (see note 4). Metamor also paid the cash portion of the purchase consideration for Kinderhook (see note 3) and contributed an equal amount to the capital of Xpedior. These non-cash transactions of Xpedior are summarized below (in thousands):

                                                 PERIOD FROM
                                                  INCEPTION
                                                  (MARCH 27,                    NINE MONTHS
                                                   1997) TO      YEAR ENDED        ENDED
                                                 DECEMBER 31,   DECEMBER 31,   SEPTEMBER 30,
                                                     1997           1998           1999
Consideration (including Earnouts) paid by
Metamor for the acquired companies --
  Cash.........................................    $16,000        $61,691         $48,138
  Fair value of stock issued...................         --         13,896           1,639
                                                   -------        -------         -------
          Total................................    $16,000        $75,587         $49,777
                                                   =======        =======         =======
Capitalization of Xpedior with respect to
purchase of
  acquired companies:
  Capital contributions by Metamor.............    $ 2,667        $12,999         $21,874
  Notes issued to Metamor(1)...................     13,333         62,588          27,903
                                                   -------        -------         -------
          Total................................    $16,000        $75,587         $49,777
                                                   =======        =======         =======

---------------

(1) Effective July 31, 1999, Metamor contributed to the capital of Xpedior $17.0 million of the amounts due Metamor by Xpedior. This contribution is not reflected in these amounts.

     Xpedior is included in the consolidated income tax return of Metamor and it participates in Metamor's cash management program (see notes 2 and 4). Metamor allocates to Xpedior its share of consolidated income taxes and adjusts intercompany indebtedness for the current portion. All of Xpedior's interest expense relates to indebtedness with Metamor. Accrued interest on this indebtedness is included in advances for working capital from Metamor.

                     XPEDIOR INCORPORATED AND SUBSIDIARIES

8. EARNINGS PER SHARE

     The following table sets forth the computation of basis and diluted earnings per share from continuing operations:


                                                         PERIOD FROM
                                                          INCEPTION
                                                          (MARCH 27,                    NINE MONTHS
                                                           1997 TO       YEAR ENDED        ENDED
                                                         DECEMBER 31,   DECEMBER 31,   SEPTEMBER 30,
                                                             1997           1998           1999
                                                         ------------   ------------   -------------
                                                          (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Numerator:
  Loss from continuing operations -- numerator for
     basic earnings per share..........................    $(1,498)       $  (581)        $(3,049)
  Effect of dilutive securities:
     Convertible subordinated notes....................         --             --              14
                                                           -------        -------         -------
  Numerator for diluted earnings per share -- loss
     available to common stockholders after assumed
     conversions.......................................    $(1,498)       $  (581)        $(3,035)
                                                           =======        =======         =======
Denominator:
  Denominator for basic loss per
     share -- weighted-average shares..................     41,285         41,285          41,299
  Effect of dilutive securities:
     Stock options.....................................         --             --              28
     Convertible subordinated notes....................         --             --              14
                                                           -------        -------         -------
  Dilutive potential common shares.....................         --             --              42
  Denominator for diluted loss per share -- adjusted
     weighted-average shares and assumed conversions...     41,285         41,285          41,341
                                                           =======        =======         =======
Basic and diluted loss per share.......................    $ (0.04)       $ (0.01)        $ (0.07)


     During the periods presented, the Company had no nominal issuances.

9. STOCK PLANS

     Stock Incentive Plan. The Company's Stock Incentive Plan (the "Plan") provides for the issuance of stock options, stock appreciation rights and restricted stock. All full time employees and directors of the Company or its affiliates are eligible to participate. An aggregate of 15.0 million shares of common stock has been reserved for issuance under the Plan. Generally, options granted have ten-year terms and vest over three years. Stock options issued under the Plan can be either incentive stock options or non-qualified stock options. The exercise price of an incentive stock option will not be less than the fair market value of the common stock on the date the option is granted.


     The Company applies APB 25 in accounting for the Plan. Compensation expense has been recognized for options granted under its stock option plan that were granted at prices below the fair value of the Company's common stock at the date of issuance. This difference results in a compensation charge of $18.4 million, which is being recognized over the vesting period. A compensation charge of $0.7 million was recognized during the nine months ended September 30, 1999.

                     XPEDIOR INCORPORATED AND SUBSIDIARIES

     Pro forma information regarding net income and earnings per common shares is set forth in the table below as if the Company had accounted for its employee stock options under the fair value method. The fair value of these options was estimated at the date of grant using a Black-Scholes option pricing ("Black-Scholes") model with the following weighted average assumptions for the nine months ended September 30, 1999: (i) risk-free interest rate of 6.0%, (ii) a dividend yield of 0.0%, (iii) volatility factors of the expected market price of the Company's common stock of 1.28 and (iv) an expected life of three years.

     The Black-Scholes model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including expected volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.


     For purposes of pro forma disclosure, the estimated fair value of the options is amortized to expense over the vesting period of the stock options. Had compensation for the Company's stock-based compensation plan been determined based on the fair value, as described above, at the grant dates for awards under the Plan, the Company's net loss and loss per common share would have been adjusted to the pro forma amounts indicated below.



                                                                NINE MONTHS ENDED
                                                                SEPTEMBER 30, 1999
                                                              ----------------------
                                                                 AS           PRO
                                                              REPORTED       FORMA
                                                              ---------     --------
                                                              (IN THOUSANDS, EXCEPT
                                                                PER SHARE AMOUNTS)
Loss from continuing operations.............................   $(3,049)     $(4,783)
Net loss....................................................   $(1,444)     $(3,178)
Earnings per share:
  Basic and diluted
     Loss from continuing operations........................   $ (0.07)     $ (0.12)
     Net loss...............................................   $ (0.03)     $ (0.08)

                     XPEDIOR INCORPORATED AND SUBSIDIARIES

     Through September 30, 1999, the Company issued non-qualified stock options under the Plan, which had exercise prices equal to the fair value of the common stock at the date of grant. A summary of the Company's stock option activity and related information follows:


                                                             NINE MONTHS ENDED
                                                             SEPTEMBER 30, 1999
                                                    ------------------------------------
                                                              WEIGHTED
                                                              AVERAGE
                                                              EXERCISE
                                                    OPTIONS    PRICE     EXERCISE PRICES
                                                    -------   --------   ---------------
Outstanding -- beginning of period................       --    $  --
  Granted.........................................    9,186     7.25     $6.91 - $10.71
  Exercised.......................................       --       --
  Forfeited.......................................     (381)      --     $6.91 - $10.71
                                                    -------
Outstanding -- end of period......................    8,805    $7.25
                                                    =======
Options exercisable at end of period..............       --
Weighted average fair value of options granted
  during the period...............................  $  7.37


     The weighted average remaining contractual life of options outstanding at September 30, 1999 is 9.9 years.


     In September 1999, the Company issued 50,000 shares of restricted stock to its president and CEO, which are subject to forfeiture upon termination. The Company has recorded as deferred compensation $0.6 million which is being amortized over the 48-month vesting period.



     The Company also sold 129,702 shares of restricted stock to the executive for $7.71 per share. Under terms of an employment agreement, the Company can repurchase the stock in the event the Company does not complete its initial public offering or the executive terminates his employment prior to September 9, 2001. The repurchase price equals the price paid for the stock by the executive plus $400,000. This arrangement is accounted for as a variable compensation plan, and compensation expense is recognized for the difference between the fair value and the carrying amount. During the nine months ended September 30, 1999, compensation expense of $0.7 million was recognized on this arrangement.


10. FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company has determined, based on available market information and appropriate valuation methodologies, that the fair value of its financial instruments approximates carrying value. The carrying value of accounts receivable and accounts payable approximate fair value due to the short-term maturity of the instruments. The carrying value of the amounts due to Parent approximates fair value because the interest rates under the agreement are variable, based on current market.

11. SEGMENT REPORTING

     The Company operates in one reportable segment and its foreign-based revenues and assets represented less than 10 percent of the Company's consolidated revenues and assets.

                     XPEDIOR INCORPORATED AND SUBSIDIARIES

12. CREDIT RISK

     The Company believes its portfolio of accounts receivable is well diversified and, as a result, its credit risks are minimal. The Company continually evaluates the creditworthiness of its customers and monitors accounts on a periodic basis, but typically does not require collateral.

13. SUBSEQUENT EVENTS

     On October 18, 1999, the Company filed a registration statement with the Securities and Exchange Commission on Form S-1 covering the sale of up to 8.5 million shares to the public (9.8 million shares assuming the underwriters' over-allotment option is exercised). Proceeds from the sale will be used to repay amounts due to Parent and for general working capital needs of the Company.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Xpedior Incorporated

     We have audited the accompanying balance sheet of Metamor Technologies, Ltd. (the "Company"), as of March 26, 1997, and the related statements of operations, stockholders' equity, and cash flows for the period from January 1, 1997 to March 26, 1997. These statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Metamor Technologies, Ltd., at March 26, 1997, and the results of its operations and its cash flows for the period from January 1, 1997 to March 26, 1997, in conformity with generally accepted accounting principles.

                                            ERNST & YOUNG LLP

Houston, Texas
July 3, 1999
except for Note 1
as to which the date is August 31, 1999

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
Metamor Technologies, Ltd.

     We have audited the accompanying balance sheet of Metamor Technologies, Ltd. (the "Company"), as of December 31, 1996, and the related statements of operations, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Metamor Technologies, Ltd. as of December 31, 1996 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                            MORRISON & MORRISON, LTD.

Chicago, Illinois
February 4, 1997
except for Notes 1 and 12
as to which the date is September 16, 1999

                           METAMOR TECHNOLOGIES, LTD.

                                 BALANCE SHEETS

                                     ASSETS

                                                              DECEMBER 31,    MARCH 26,
                                                                  1996          1997
Current Assets:
  Cash and cash equivalents.................................   $  244,520    $     2,660
  Accounts receivable, net of allowance of $20,000..........    2,156,094      3,909,561
  Prepaid expenses and other receivables....................      224,556        283,215
                                                               ----------    -----------
          Total current assets..............................    2,625,170      4,195,436
Net assets of discontinued operations.......................      401,018        228,337
Equipment and leasehold improvements, net...................      724,596      1,165,004
Deposits and other assets...................................       20,367         13,662
                                                               ----------    -----------
          Total assets......................................   $3,771,151    $ 5,602,439
                                                               ==========    ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
  Note payable..............................................   $  500,000    $   750,000
  Accounts payable and accrued expenses.....................      597,912      1,697,912
  Deferred revenue..........................................      189,752         77,342
                                                               ----------    -----------
          Total current liabilities.........................    1,287,664      2,525,254
Deferred compensation and other.............................       84,720         11,696
Commitments and contingencies
Stockholders' equity:
  Common stock, no par value, 10,000,000 shares authorized,
     2,500,000 shares issued and outstanding................        1,000          1,000
  Additional paid-in capital................................           --      8,467,913
  Retained earnings (accumulated deficit)...................    2,397,767     (5,403,424)
                                                               ----------    -----------
          Total stockholders' equity........................    2,398,767      3,065,489
                                                               ----------    -----------
          Total liabilities and stockholders' equity........   $3,771,151    $ 5,602,439
                                                               ==========    ===========

                            See accompanying notes.

                           METAMOR TECHNOLOGIES, LTD.

                            STATEMENTS OF OPERATIONS

                                                                             PERIOD FROM
                                                                             JANUARY 1,
                                                               YEAR ENDED      1997 TO
                                                              DECEMBER 31,    MARCH 26,
                                                                  1996          1997
Revenues....................................................   $6,604,648    $ 2,578,176
Cost of services............................................    4,256,277      1,852,803
                                                               ----------    -----------
Gross profit................................................    2,348,371        725,373
Operating expenses:
  Selling, general, and administrative......................    1,825,227        404,150
  Depreciation and amortization.............................      132,607        104,695
  Stock compensation........................................           --      6,328,504
                                                               ----------    -----------
                                                                1,957,834      6,837,349
                                                               ----------    -----------
Income (loss) from operations...............................      390,537     (6,111,976)
Other expense (income):
  Deferred compensation.....................................       31,185             --
  Other expense.............................................        1,980          1,591
  Interest expense..........................................        3,940          6,179
  Interest income...........................................       (3,123)        (1,003)
                                                               ----------    -----------
          Total other expense...............................       33,982          6,767
                                                               ----------    -----------
Income (loss) from continuing operations before taxes.......      356,555     (6,118,743)
Provision for state replacement tax.........................        7,900          7,501
                                                               ----------    -----------
Income (loss) from continuing operations....................      348,655     (6,126,244)
Income (loss) from discontinued operations..................    1,782,686     (1,587,447)
                                                               ----------    -----------
Net income (loss)...........................................   $2,131,341    $(7,713,691)
                                                               ==========    ===========

                            See accompanying notes.

                           METAMOR TECHNOLOGIES, LTD.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                        RETAINED
                                                         ADDITIONAL     EARNINGS
                                                COMMON    PAID-IN     (ACCUMULATED
                                                STOCK     CAPITAL       DEFICIT)        TOTAL
Balance at January 1, 1996....................  $1,000   $       --   $ 1,004,483    $ 1,005,483
  Net income..................................     --            --     2,131,341      2,131,341
  Distributions...............................     --            --      (738,057)      (738,057)
                                                ------   ----------   -----------    -----------
Balance at December 31, 1996..................  1,000            --     2,397,767      2,398,767
  Conversion of phantom stock and buy-out of
     stock options............................     --     8,467,913            --      8,467,913
  Net loss....................................     --            --    (7,713,691)    (7,713,691)
  Distributions...............................     --            --       (87,500)       (87,500)
                                                ------   ----------   -----------    -----------
Balance at March 26, 1997.....................  $1,000   $8,467,913   $(5,403,424)   $ 3,065,489
                                                ======   ==========   ===========    ===========

                            See accompanying notes.

                           METAMOR TECHNOLOGIES, LTD.

                            STATEMENTS OF CASH FLOWS

                                                                             PERIOD FROM
                                                                             JANUARY 1,
                                                               YEAR ENDED      1997 TO
                                                              DECEMBER 31,    MARCH 26,
                                                                  1996          1997
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).........................................   $2,131,341    $(7,713,691)
  Adjustments to reconcile net income (loss) to net cash
     provided by operating activities:
     Depreciation and amortization..........................      404,906        104,695
     Stock compensation.....................................       94,736      8,467,913
     Changes in assets and liabilities:
       Accounts receivable..................................   (1,614,219)    (1,897,786)
       Unbilled receivables.................................     (345,493)      (183,668)
       Prepaid expenses and other receivables...............      (40,831)       (58,659)
       Other assets.........................................        7,292          6,705
       Accounts payable and accrued expenses................      680,155      1,577,185
       Deferred revenue.....................................       51,483        (13,484)
       Deferred compensation and other......................           --       (192,169)
       Billings in excess of costs and estimated earnings on
        uncompleted contracts...............................     (517,820)            --
                                                               ----------    -----------
Net cash provided by operating activities...................      851,550         97,041
CASH FLOWS FROM INVESTING ACTIVITIES:
  Equipment and leasehold additions.........................     (592,438)      (501,401)
                                                               ----------    -----------
Net cash used in investing activities.......................     (592,438)      (501,401)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net proceeds from line of credit..........................      500,000        250,000
  Distributions to shareholder..............................     (738,057)       (87,500)
                                                               ----------    -----------
Net cash (used in) provided by financing activities.........     (238,057)       162,500
                                                               ----------    -----------
Net increase (decrease) in cash and cash equivalents........       21,055       (241,860)
Cash and cash equivalents at beginning of period............      223,465        244,520
                                                               ----------    -----------
Cash and cash equivalents at end of period..................   $  244,520    $     2,660
                                                               ==========    ===========
Supplemental disclosures of cash flow information:
  Interest paid.............................................   $   11,970    $     6,179
                                                               ==========    ===========
  Income taxes paid.........................................   $   17,175    $        --
                                                               ==========    ===========

                            See accompanying notes.

                           METAMOR TECHNOLOGIES, LTD.

                         NOTES TO FINANCIAL STATEMENTS
                                 MARCH 26, 1997

1. BASIS OF PRESENTATION

     Metamor Technologies, Ltd. (the "Company") is the predecessor company of Xpedior Incorporated ("Xpedior"). Effective August 31, 1999, the Company distributed to Metamor Worldwide, Inc. ("Metamor"), the Parent of Xpedior, Inc., a non-eBusiness outsourcing services segment. Accordingly, the accompanying financial statements reflect this segment as discontinued operations. Revenues from discontinued operations were approximately $13.5 million for the year ended December 31, 1996 and $3.6 million for the period from January 1, 1997 to March 26, 1997. Net assets of the discontinued operations consist primarily of accounts receivable, fixed assets and liabilities.

2. NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

  Business

     The Company, is an Illinois-based provider of eBusiness consulting services. The Company was acquired by Metamor (the "Acquisition") on March 27, 1997 (see Note 12).

  Use of Estimates

     The process of preparing financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Revenue Recognition

     The Company's revenues are predominantly generated from contracts for consulting services. The Company recognizes revenue on time and materials contracts as the services are performed for clients. Revenues on major fixed-price contracts are recognized using the percentage-of-completion method.

  Cash and Cash Equivalents

     For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

  Income Taxes

     The Company's shareholders have elected to be taxed as a small business corporation under the provisions of Subchapter S of the Internal Revenue Code. Accordingly, federal income tax is the responsibility of the individual shareholder, and no provision for federal income tax is shown in the accompanying financial statements.

     State replacement tax is the responsibility of the Company, and provision for those taxes is shown in the financial statements. The Company has elected to report its income for tax purposes on a cash basis. As a result, certain income and expense items are accounted for in different periods for income tax reporting purposes than for financial reporting purposes.

                           METAMOR TECHNOLOGIES, LTD.

  Distributions

     Distributions represent cash distributions to shareholders primarily for income taxes.

  Stock Options

     The Company follows Accounting Principles Board Opinion No. 25 Accounting for Stock Issued to Employees ("APB 25"), and related interpretations in accounting for its employee stock options plan.

3. EQUIPMENT AND LEASEHOLD IMPROVEMENTS

     Property and equipment are recorded at cost. Depreciation is provided utilizing accelerated methods over the estimated useful lives of five and seven years. Leasehold improvements are amortized on a straight-line basis over the terms of the lease, and computer software is amortized on a straight-line basis over a three-year period.

     Equipment and leasehold improvements consisted of the following:

                                                      DECEMBER 31,   MARCH 26,
                                                          1996          1997
Computer equipment..................................   $  904,277    $1,077,921
Office and other equipment..........................      244,973       490,983
Computer software...................................       97,624       221,250
Leasehold improvements..............................       33,487        69,641
                                                       ----------    ----------
                                                        1,280,361     1,859,795
Less accumulated depreciation and amortization......      555,765       694,791
                                                       ----------    ----------
                                                       $  724,596    $1,165,004
                                                       ==========    ==========

4. OPERATING LEASES

     The Company conducts operations in leased office facilities in Chicago, Illinois. The leases expire at various dates through 2005. Rental expense from continuing operations, inclusive of real estate taxes and operating expenses under these leases for the year ended December 31, 1996 and the period from January 1, 1997 to March 26, 1997, net of reimbursement from subleased space, was approximately $287,000 and $7,000, respectively. The sublease expired on March 30, 1997.

     The leases for office space in Chicago, Illinois, include rent abatements and scheduled base rent increases over the term of the leases. The total amount of the base rent payments is being charged to expense on the straight-line method over the term of the leases. The Company has recorded as accrued rent the excess of rent expense over cash payments since inception of the leases. Accrued rent at December 31, 1996 and March 26, 1997 was $97,944 and $105,987,
respectively.

                           METAMOR TECHNOLOGIES, LTD.

     As of March 26, 1997, approximate future minimum cash lease payments for each succeeding fiscal year under the leases are as follows:

1997....................................................   $  311,499
1998....................................................      415,332
1999....................................................      415,332
2000....................................................      415,332
2001....................................................      415,332
Thereafter..............................................    1,557,495
                                                           ----------
          Total future minimum lease payments...........   $3,530,322
                                                           ==========

     The Company leases certain property and equipment under agreements which are classified as operating leases. Rent expense from continuing operations incurred under these leases was approximately $45,000 and $39,000 for the year ended December 31, 1996 and the period from January 1, 1997 to March 26, 1997, respectively. As of March 26, 1997, approximate future minimum lease payments under operating leases are as follows:

1997.....................................................   $ 90,226
1998.....................................................    111,410
1999.....................................................     34,296
2000.....................................................     31,362
2001.....................................................      7,596
                                                            --------
          Total future minimum lease payments............   $274,890
                                                            ========

5. NOTES PAYABLE

     The Company has a line of credit with a bank, whereby it may borrow up to $800,000. Borrowings under this agreement bear interest at the bank's prime rate and expired on April 30, 1997. There were borrowings under this agreement at December 31, 1996 and March 26, 1997 in the amount of $500,000 and $750,000 with an interest rate of 8.25% at March 26, 1997.

6. EMPLOYEE BENEFIT PLAN

     The Company has a profit-sharing plan and trust pursuant to the Internal Revenue Code of 1986 which covers all eligible employees. The plan includes an employee savings plan with employer participation in accordance with the provisions of Section 401(k) of the Internal Revenue Code. The plan allows participants to make pretax contributions with the Company matching a certain percentage of employee contributions. In addition, the Company, at its discretion, may make additional contributions. The contribution for the year ended December 31, 1996 and the period from January 1, 1997 to March 26, 1997, which included only matching contributions, amounts to approximately $10,300 and $4,800, respectively.

7. PHANTOM STOCK PURCHASE PLAN

     The Company has a Phantom Stock Purchase Plan to provide deferred compensation for the benefit of certain employees. The plan is designed to provide the participants the limited right to participate in future capital appreciation, profits, and dividends. Under this plan, units corresponding to shares of stock are credited to a participant's account. The value of these shares

                           METAMOR TECHNOLOGIES, LTD.

is to be measured by the increase in book value of the shares of the Company's stock between the respective assignment dates and the date of such retirement, death, or disability. Plan contributions will only be made if the Plan is terminated in connection with a merger, consolidation, reorganization of the Company into or with another company or affiliate, sale of substantially all of the Company's assets, or a public stock offering of the Company's stock. At December 31, 1996, the Company has reflected a liability for deferred compensation of $73,024.

     As part of the Acquisition, all of the phantom stock was converted to common stock. The primary shareholder of the Company provided common shares for the total 525,000 phantom shares to convert into 525,000 common shares on March 26, 1997 and, therefore, shares outstanding did not change. The Company recorded a compensation charge of $6,800,663, of which $1,373,865 was included in discontinued operations due to the conversion based on the Acquisition price per share.

8. COMMITMENTS AND CONTINGENCIES

     At March 26, 1997, the Company had an outstanding standby letter of credit for $490,000 to guarantee payment of certain leases.

9. MAJOR CUSTOMER INFORMATION

     Sales to two major customers for the period from January 1, 1997 to March 26, 1997 accounted for approximately 80% of total sales from continuing operations. The accounts receivable balance for the above major customers was approximately $2,350,000 at March 26, 1997.

     Sales to two major customers in 1996 accounted for 41% of total sales from continuing operations in 1996. The accounts receivable balance for the above major customers was approximately $900,000 at December 31, 1996.

10. COMMON STOCK

     On July 1, 1996, the Board of Directors authorized a 247.5-to-1 stock split, thereby increasing the number of issued and outstanding shares to 2,500,000. In conjunction with the split, the Company issued 2,489,899 shares and increased the number of authorized shares from 15,000 to 10,000,000. Additionally, 51 shares were issued by the Company.

11. COMMON STOCK OPTIONS

     The Company adopted incentive and non-qualified stock option plans for employees effective as of July 1, 1996. The incentive stock option plan is intended to qualify under Section 422 of the Internal Revenue Code. Under the terms of the plan, options to purchase common stock are granted at not less than the estimated fair value at the date of the grant and are exercisable during specific future periods. These options may not be exercised in whole or in part until the Company has registered its common stock for sale to the public, therefore, the incentive stock plan is a variable plan.

     As part of the Acquisition the Company bought out the stock options for $14.08 per stock option which represented a substantial change to the plan and triggered a compensation charge.

                           METAMOR TECHNOLOGIES, LTD.

The Company recorded a one-time compensation charge of $1,667,250, of which $765,544 was included in discontinued operations as a result of this transaction.

     The following is a summary of stock option activity:

                                                                     WEIGHTED
                                                         SHARES      AVERAGE
                                                          UNDER    OPTION PRICE
                                                         OPTION     PER SHARE
Outstanding at January 1, 1996.........................       --   $         --
  Options granted......................................   88,000          10.80
                                                         -------   ------------
Outstanding at December 31, 1996.......................   88,000          10.80
  Options granted......................................   23,489          12.00
  Options canceled.....................................    6,115          10.80
  Options bought out by the Company as part of
     Acquisition.......................................  105,374          10.86
                                                         -------   ------------
Outstanding at March 26, 1997..........................       --   $         --
                                                         =======   ============

     At March 26, 1997, no options were outstanding and all stock-based compensation related to options that were cashed out has been recorded in the amounts reported. Assuming the Company had used the alternative fair value method of accounting for stock-based compensation under Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, net income would not have been affected.

12. SUBSEQUENT EVENT

     Effective March 27, 1997, the Company was acquired by Metamor in exchange for approximately $16.0 million in cash. In connection with the merger, all phantom stock was converted into common shares and the Company bought out and canceled all stock options. As of June 1999, the previous stockholders of the Company have received an additional $21.0 million of contingent consideration based on earnings before interest and taxes, as defined in the merger agreement. There is no additional contingent consideration due to the sellers.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
Xpedior Incorporated

     We have audited the accompanying balance sheet of Workgroup Productivity Corporation (the "Company") as of January 1, 1998, and the related statements of operations, stockholders' equity, and cash flows for the period from January 2, 1997 to January 1, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Workgroup Productivity Corporation at January 1, 1998, and the results of its operations and its cash flows for the period from January 2, 1997 to January 1, 1998, in conformity with generally accepted accounting principles.

                                            ERNST & YOUNG LLP

Houston, Texas
August 19, 1999

                       WORKGROUP PRODUCTIVITY CORPORATION

                                 BALANCE SHEET
                                JANUARY 1, 1998

                                 ASSETS

Current Assets:
  Cash and cash equivalents.................................   $  256,207
  Accounts receivable, net of allowance for doubtful
     accounts of $48,759....................................      925,816
  Other current assets......................................       32,471
                                                               ----------
          Total current assets..............................    1,214,494
Fixed assets, net of accumulated depreciation and
  amortization..............................................      419,980
                                                               ----------
          Total assets......................................   $1,634,474
                                                               ==========

                  LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
  Accounts payable..........................................   $  354,481
  Accrued expenses..........................................      120,299
  Accrued payroll...........................................      186,722
  Accrued severance.........................................      103,343
  Note payable to officer...................................      323,895
  Other current liabilities.................................       68,823
                                                               ----------
          Total current liabilities.........................    1,157,563
Commitments and contingencies
Stockholders' equity:
  Common stock, no par value, 1,500,000 shares authorized;
     1,052,631 shares issued and outstanding................      487,400
  Additional paid-in capital................................      221,853
  Accumulated deficit.......................................     (232,342)
                                                               ----------
          Total stockholders' equity........................      476,911
                                                               ----------
          Total liabilities and stockholders' equity........   $1,634,474
                                                               ==========

                            See accompanying notes.

                       WORKGROUP PRODUCTIVITY CORPORATION

                            STATEMENT OF OPERATIONS
                 PERIOD FROM JANUARY 2, 1997 TO JANUARY 1, 1998

Revenues....................................................  $4,504,017
Cost of services............................................   1,740,709
                                                              ----------
Gross profit................................................   2,763,308
Operating costs and expenses:
  Selling, general, and administrative......................   2,106,969
  Stock compensation charge.................................     509,753
  Depreciation and amortization.............................      61,684
                                                              ----------
          Total operating costs and expenses................   2,678,406
                                                              ----------
Operating income............................................      84,902
Other expense, net..........................................       8,941
                                                              ----------
Net income..................................................  $   75,961
                                                              ==========

                            See accompanying notes.

                       WORKGROUP PRODUCTIVITY CORPORATION

                       STATEMENT OF STOCKHOLDERS' EQUITY

                                                                            RETAINED
                                          COMMON STOCK       ADDITIONAL     EARNINGS         TOTAL
                                      --------------------    PAID-IN     (ACCUMULATED   STOCKHOLDERS'
                                       SHARES      AMOUNT     CAPITAL       DEFICIT)        EQUITY
BALANCE, JANUARY 2, 1997............  1,000,000   $199,500    $     --     $ 321,144       $ 520,644
  Stock compensation charge for:
     Issuance of common stock.......     52,631    287,900          --            --         287,900
     Issuance of stock options......         --         --     221,853            --         221,853
     Distributions..................         --         --          --      (629,447)       (629,447)
     Net income.....................         --         --          --        75,961          75,961
                                      ---------   --------    --------     ---------       ---------
BALANCE, JANUARY 1, 1998............  1,052,631   $487,400    $221,853     $(232,342)      $ 476,911
                                      =========   ========    ========     =========       =========

                            See accompanying notes.

                       WORKGROUP PRODUCTIVITY CORPORATION

                            STATEMENT OF CASH FLOWS
                 PERIOD FROM JANUARY 2, 1997 TO JANUARY 1, 1998

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................   $  75,961
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization..........................      61,684
     Provision for doubtful accounts........................      24,830
     Stock compensation charge..............................     509,753
     Changes in operating assets and liabilities:
       Accounts receivable..................................    (689,027)
       Other current assets.................................     (21,879)
       Accounts payable.....................................     243,052
       Accrued expenses.....................................     317,226
       Other liabilities....................................     262,550
                                                               ---------
Net cash provided by operating activities...................     784,150
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures......................................    (344,274)
                                                               ---------
Net cash used in investing activities.......................    (344,274)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of note payable to officer.........     485,662
  Payments on note payable to officer.......................    (161,767)
  Distributions.............................................    (629,447)
                                                               ---------
Net cash used in financing activities.......................    (305,552)
                                                               ---------
Net increase in cash and cash equivalents...................     134,324
Cash and cash equivalents at beginning of period............     121,883
                                                               ---------
Cash and cash equivalents at end of period..................   $ 256,207
                                                               =========
  Cash paid during the period for interest..................   $  18,029
                                                               =========

                            See accompanying notes.

                       WORKGROUP PRODUCTIVITY CORPORATION

                         NOTES TO FINANCIAL STATEMENTS
                                JANUARY 1, 1998

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Business

     Workgroup Productivity Corporation (the "Company") is an Illinois-based provider of eBusiness consulting services. The Company was acquired by Metamor Worldwide, Inc. ("Metamor") on January 2, 1998 (see Note 8).

  Cash and Cash Equivalents

     All short term investments with an original maturity of 90 days or less are considered to be cash equivalents.

  Revenue Recognition

     Revenues are recorded at the time services are performed.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Income Taxes

     The Company's shareholders have elected to be taxed as a small business corporation under the provisions of Subchapter S of the Internal Revenue Code. Accordingly, federal income tax is the responsibility of the individual shareholders and no provision for federal income tax is shown in the accompanying financial statements.

  Distributions

     Distributions represent cash distributions to shareholders primarily for income taxes.

  Fair Value of Financial Instruments

     The carrying amounts of cash, accounts receivable, and accounts payable approximate their fair values due to the short-term maturities of these instruments. The carrying value of borrowings under the notes payable approximates fair value because the interest rates under the agreement approximate current market.

  Stock Split

     On September 18, 1997, the Company's Board of Directors authorized a 1,000-for-1 split of its common stock. All share amounts in the accompanying financial statements have been restated to give effect to the stock split. In conjunction with the stock split, the Company's Board of Directors authorized an increase in the number of authorized shares of common stock from 1,000 to 1,500,000 in order to give effect to the stock split.

                       WORKGROUP PRODUCTIVITY CORPORATION

  Stock Options

     The Company follows Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25"), and related interpretations in accounting for its employee stock options plan. The pro forma disclosures required by Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("FAS 123"), which established a fair-value based method of accounting for stock-based compensation plans, are set forth in Note 7.

2. FIXED ASSETS

     Fixed assets are recorded at cost. Depreciation is provided utilizing the straight-line method over the estimated useful lives of five and seven years. Amortization of leasehold improvements is computed on a straight-line basis over the lease term.

     Fixed assets at January 1, 1998 consisted of the following:

Furniture and fixtures...................................  $ 251,288
Office equipment.........................................    223,045
Leasehold improvements...................................     89,167
                                                           ---------
                                                             563,500
Less accumulated depreciation and amortization...........   (143,520)
                                                           ---------
                                                           $ 419,980
                                                           =========

3. COMMITMENTS AND CONTINGENCIES

     The Company leases its office facilities in Chicago, Denver and Los Angeles, and certain computer equipment under operating leases expiring at various times during the next five years. Certain lease agreements provide for periodic increases in lease payments. Rental expense under the leases was $88,178 for the period ended January 1, 1998. As of January 1, 1998, the related future minimum lease payments under these operating leases were as follows:

1999.....................................................  $  314,936
2000.....................................................     349,712
2001.....................................................     313,366
2002.....................................................     298,682
2003.....................................................     290,852
Thereafter...............................................     246,114
                                                           ----------
                                                           $1,813,662
                                                           ==========

     Certain of the Company's executives are covered by employment agreements covering, among other things, base compensation, incentive-bonus determinations and payments in the event of termination or change in control of the Company.

4. EMPLOYEE BENEFIT PLAN

     The Company sponsors a profit sharing plan with a tax deferred savings 401(k) feature. Under provisions of the Plan, employees are permitted to make tax-deferred contributions to the plan up to the limits established by the Internal Revenue Service. The Company may also make

                       WORKGROUP PRODUCTIVITY CORPORATION
deductible contributions to the plan at management's discretion. The Company made no contributions to the plan during the period ended January 1, 1998.

5. RELATED PARTY TRANSACTIONS

     At January 1, 1998, the Company had a note payable to the majority stockholder in the amount of $323,895, bearing interest at 5.6%. The Company paid interest of approximately $18,029 related to this note during 1997. Payments are equal to or greater than $1,000 over the course of five years at the discretion of the majority stockholder.

6. CREDIT RISK

     A majority of the Company's revenues are from a few customers. There are no geographic or industry concentrations in the Company's customers. Sales to two major customers for the period ended January 1, 1998 each accounted for 19% of the Company's revenues. Accounts receivable balance from these customers totaled $248,864 at January 1, 1998.

7. STOCK PLANS

     During the year ended January 1, 1998, the Company adopted the Workgroup Productivity Corporation 1997 Stock Option Plan (the "Plan") under which incentive or nonqualified stock options may be granted to key employees for the purchase of an aggregate of 100,000 shares of common stock of the Company (the "Common Stock"). The Plan is administered by the Board of Directors. Under terms of the Plan, stock options vest over a four-year period from the date of grant and expire after ten years.

     In September 1997, the Company granted 76,884 nonqualified stock options to purchase Common Stock with an exercise price of $1.95 per common share. In December 1997, the Company also granted 9,569 nonqualified stock options to purchase Common Stock with an exercise price of $4.95 per common share. The grant of options resulted in compensation expense of $221,853 for the excess of the fair value of the Common Stock over the exercise price at the date of the grant. Due to the acquisition of the Company as discussed in Note 8, all stock options were bought out by Metamor and any remaining deferred compensation was recorded in the current period financial statements.

     In September 1997, the Company granted 52,631 shares of Common Stock to a key employee. The Company recorded a compensation charge of $287,900, based on the fair value of the Common Stock at the date of grant.

     The following is a summary of stock option activity for the period ended January 1, 1998:

                                                           WEIGHTED    WEIGHTED
                                                           AVERAGE     AVERAGE
                                                           EXERCISE   FAIR VALUE
                                                 OPTIONS    PRICE     PER SHARE
Outstanding at January 1, 1997.................       --    $  --       $  --
  Granted......................................   86,453     2.28        3.90
  Forfeited....................................  (31,884)   $1.95       $3.55
                                                 -------    -----       -----
Outstanding at January 1, 1998.................   54,569    $2.48       $4.10
                                                 =======    =====       =====

                       WORKGROUP PRODUCTIVITY CORPORATION

     The Company has elected to follow APB 25 and related interpretations in accounting for stock-based compensation arrangements.

     Pro forma information regarding net income is required by FAS 123, which also requires that the information be determined as if the Company had accounted for its employee stock options granted under the fair value method of FAS 123. The fair value for these options was estimated at the date of grant using the minimum value option pricing model using the following assumptions: dividend yield of 0.0%, risk-free interest rate of 6.0%, and a weighted average expected life of 3 months. The Company's pro forma information for the period ended January 1, 1998, as if the Company had accounted for its employee stock options granted under the fair value method prescribed by FAS 123, is the same as reported in the accompanying financial statements.

8. SUBSEQUENT EVENT

     Effective January 2, 1998, all of the outstanding common stock of the Company was acquired by Metamor for approximately $5.8 million in cash. Under terms of the merger agreement, the previous stockholders of the Company are entitled to contingent consideration of up to $16.0 million based on the increase in earnings before interest and taxes, as defined.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
Xpedior Incorporated

     We have audited the accompanying balance sheet of Sage I.T. Partners, Inc. (the "Company"), as of January 6, 1998, and the related statements of operations, stockholders' equity, and cash flows for the period from January 7, 1997 to January 6, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sage I.T. Partners, Inc., at January 6, 1998, and the results of its operations and its cash flows for the period from January 7, 1997 to January 6, 1998, in conformity with generally accepted accounting principles.

                                            ERNST & YOUNG LLP

Houston, Texas
July 6, 1999

                            SAGE I.T. PARTNERS, INC.

                                 BALANCE SHEET
                                JANUARY 6, 1998

                                     ASSETS

Current Assets:
  Cash and cash equivalents.................................  $    76,987
  Accounts receivable, net of allowance of $15,000..........    1,646,384
  Deferred tax assets.......................................      576,231
  Other current assets......................................       19,476
                                                              -----------
          Total current assets..............................    2,319,078
Fixed assets:
  Furniture and fixtures....................................      174,156
  Computer equipment........................................      239,936
  Leasehold improvements....................................       22,612
  Assets under capital lease................................      163,434
                                                              -----------
                                                                  600,138
  Less accumulated depreciation and amortization............     (267,927)
                                                              -----------
                                                                  332,211
Other assets................................................       51,307
                                                              -----------
          Total assets......................................  $ 2,702,596
                                                              ===========

                  LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
  Accounts payable..........................................  $   274,433
  Line of credit............................................      500,000
  Current portion of capital lease obligation...............       54,070
  Accrued liabilities.......................................      149,903
  Deferred revenues.........................................       26,909
  Accrued bonuses...........................................      130,398
                                                              -----------
          Total current liabilities.........................    1,135,713
Equipment line of credit....................................      121,377
Capital lease obligation, net of current portion............       30,978
Commitments and contingencies
Stockholders' equity:
  Common stock -- no par value, 10,000,000 shares
     authorized, 2,000,000 shares issued and outstanding....       20,000
  Additional paid-in capital................................    2,418,371
  Accumulated deficit.......................................   (1,023,843)
                                                              -----------
          Total stockholders' equity........................    1,414,528
                                                              -----------
          Total liabilities and stockholders' equity........  $ 2,702,596
                                                              ===========

                            See accompanying notes.

                            SAGE I.T. PARTNERS, INC.

                            STATEMENT OF OPERATIONS
                 PERIOD FROM JANUARY 7, 1997 TO JANUARY 6, 1998

Revenues....................................................  $ 7,470,957
Cost of services............................................    5,117,868
                                                              -----------
Gross profit................................................    2,353,089
Operating costs and expenses:
  Selling, general, and administrative......................    1,900,804
  Stock compensation charge.................................    2,418,371
  Depreciation and amortization.............................      139,632
                                                              -----------
                                                                4,458,807
                                                              -----------
Operating loss..............................................   (2,105,718)
Interest expense............................................       63,218
                                                              -----------
Loss before income taxes....................................   (2,168,936)
Benefit for income taxes....................................      820,192
                                                              -----------
Net loss....................................................  $(1,348,744)
                                                              ===========

                            See accompanying notes.

                            SAGE I.T. PARTNERS, INC.

                       STATEMENT OF STOCKHOLDERS' EQUITY

                                                                         RETAINED
                                       COMMON STOCK       ADDITIONAL     EARNINGS
                                    -------------------    PAID-IN     (ACCUMULATED
                                     SHARES     AMOUNT     CAPITAL       DEFICIT)        TOTAL
BALANCE, JANUARY 7, 1997..........  2,000,000   $20,000   $       --   $   324,901    $   344,901
  Stock compensation charge
     related to issuance of stock
     options......................         --        --    2,418,371            --      2,418,371
  Net loss........................         --        --           --    (1,348,744)    (1,348,744)
                                    ---------   -------   ----------   -----------    -----------
BALANCE, JANUARY 6, 1998..........  2,000,000   $20,000   $2,418,371   $(1,023,843)   $ 1,414,528
                                    =========   =======   ==========   ===========    ===========

                            See accompanying notes.

                            SAGE I.T. PARTNERS, INC.

                            STATEMENT OF CASH FLOWS
                 PERIOD FROM JANUARY 7, 1997 TO JANUARY 6, 1998

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss....................................................  $(1,348,744)
Adjustments to reconcile net loss to net cash used in
  operating activities:
  Depreciation and amortization.............................      139,632
  Deferred income tax benefit...............................     (825,249)
  Stock compensation charge.................................    2,418,371
  Changes in operating assets and liabilities:
     Accounts receivable....................................     (711,250)
     Accounts payable.......................................      151,257
     Accrued liabilities....................................      262,372
     Deferred revenue.......................................      (48,514)
     Other assets...........................................      (53,838)
                                                              -----------
Net cash used in operating activities.......................      (15,963)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment.........................     (312,472)
                                                              -----------
Net cash used in investing activities.......................     (312,472)
CASH FLOWS FROM FINANCING ACTIVITIES
Net borrowings on line of credit............................      421,377
Payments on capital lease obligations.......................      (43,956)
                                                              -----------
Net cash provided by financing activities...................      377,421
                                                              -----------
Net increase in cash and cash equivalents...................       48,986
Cash and cash equivalents at beginning of period............       28,001
                                                              -----------
Cash and cash equivalents at end of period..................  $    76,987
                                                              ===========
Cash paid during the period for:
  Interest..................................................  $    64,466
                                                              ===========
  Income taxes..............................................  $    11,379
                                                              ===========

During the period, the Company financed certain equipment acquisitions, totaling $12,600, with capital lease obligations. See Note 2.

                            See accompanying notes.

                            SAGE I.T. PARTNERS, INC.

                         NOTES TO FINANCIAL STATEMENTS
                                JANUARY 6, 1998

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Business

     Sage I.T. Partners, Inc. (the "Company"), is a California-based provider of eBusiness consulting services. The Company was acquired by Metamor Worldwide, Inc. ("Metamor") on January 7, 1998 (see Note 9).

  Cash and Cash Equivalents

     All short-term investments with an original maturity of 90 days or less are considered cash equivalents.

  Revenue Recognition

     Revenues are recorded at the time services are performed, except for fixed-price contracts for which revenues are recognized under the percentage-of-completion method. Estimated losses on fixed-price contracts are recorded in the period the losses are determinable.

  Fixed Assets

     Fixed assets are recorded at cost. Certain equipment was acquired under capital lease arrangements (see Note 2). Depreciation of property and equipment and amortization of assets under capital leases are provided using accelerated methods for financial reporting purposes over estimated useful lives of three to seven years.

  Research and Development Costs

     Research and development costs are expensed as incurred. Such costs were approximately $324,000 during the period.

  Income Taxes

     The Company follows the liability method of accounting for income taxes. Under this method, deferred income tax assets and liabilities are determined based on differences between the financial statement and income tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Fair Value of Financial Instruments

     The carrying amounts of cash, accounts receivable, and accounts payable approximate their fair values due to the short-term maturities of these instruments. The carrying value of

                            SAGE I.T. PARTNERS, INC.

borrowings under the notes payable approximates fair value because the interest rates under the agreement approximate current market.

  Stock Options

     The Company follows Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25"), and related interpretations in accounting for its employee stock options plan. The pro forma disclosures required by Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("FAS 123"), which established a fair-value based method of accounting for stock-based compensation plans, are set forth in Note 6.

2. CAPITAL LEASES

     The Company leases computer equipment under various capital lease agreements. Interest was imputed at rates ranging from 15% to 25% on the computer equipment leases. The related future minimum lease payments as of January 6, 1998 are as follows:

1999......................................................   $67,174
2000......................................................    31,270
2001......................................................     1,088
                                                             -------
Total minimum lease payments..............................    99,532
Less amount representing interest.........................    14,484
                                                             -------
Present value of net minimum lease payments...............    85,048
Less current portion......................................    54,070
                                                             -------
                                                             $30,978
                                                             =======

     Assets under capital lease shown at January 6, 1998 are net of accumulated amortization of $120,254.

3. COMMITMENTS AND CONTINGENCIES

     The Company leases various office space and equipment under noncancelable operating leases. Rent expense was $220,705 during the period. The related future minimum lease payments as of January 6, 1998 follows:

1999.....................................................   $317,410
2000.....................................................    229,529
2001.....................................................     80,447
2002.....................................................     40,263
                                                            --------
                                                            $667,649
                                                            ========

4. RETIREMENT PLAN

     The Company sponsors a 401(k) profit sharing plan for the benefit of its employees. Employees are permitted to make tax-deferred contributions to the plan up to limits established by the Internal Revenue Service. The Company may also make deductible contributions to the

                            SAGE I.T. PARTNERS, INC.

Plan at management's discretion. There were no Company contributions to the plan during the period.

5. CREDIT RISK

     A majority of the Company's revenues are from a few customers. There are no geographic or industry concentrations in the Company's revenues. The Company had three customers which comprised 15%, 13%, and 11% of revenues for the period ended January 6, 1998.

6. STOCK PLANS

     The Company adopted a stock plan (the "Plan") in 1994 under which incentive, nonstatutory stock options, or stock purchase rights may be granted to employees and consultants for the purchase of an aggregate of 900,000 shares of common stock of the Company (the "Common Stock"). The Plan is administered by the Board of Directors. Under terms of the Plan, stock options vest over a four year period from the date of grant and expire after ten years.

     During the current year, the Company granted 393,000 stock options to purchase Common Stock with an exercise price ranging from $0.20 -- 0.35 per common share. The grant of options resulted in compensation expense of $2,418,371 for the excess of the fair value of the Common Stock over the exercise price at the date of the grant. Due to acquisition by Metamor as discussed in Note 9, all stock options were bought out by Metamor and any remaining deferred compensation was recorded in the current period financial statements.

     The following is a summary of stock option activity for the period ended January 6, 1998:

                                                                  WEIGHTED     WEIGHTED
                                                                  AVERAGE    AVERAGE FAIR
                                                                  EXERCISE    VALUE PER
                                                        OPTIONS    PRICE        SHARE
Outstanding at January 7, 1997........................  315,000     $.14        $ .02
  Granted.............................................  393,000      .35         6.16
  Canceled............................................  (14,000)     .20          .02
                                                        -------     ----        -----
Outstanding at January 6, 1998........................  694,000     $.26        $3.50
                                                        =======     ====        =====

     Pro forma information regarding net income is required by FAS 123, which also requires that the information be determined as if the Company had accounted for its employee stock options granted under the fair value method of FAS 123. The fair value for these options was estimated at the date of grant using the minimum value option pricing model using the following assumptions: dividend yield of 0.0%, risk-free interest rate of 6.0%, and a weighted average contractual expected life of 18 months. The Company's pro forma information for the period ended January 6, 1998, as if the Company had accounted for its employee stock options granted under the fair value method prescribed by FAS 123 is the same as reported in the accompanying financial statements.

                            SAGE I.T. PARTNERS, INC.

7. INCOME TAXES

     The provision (benefit) for income taxes consisted of the following:

Federal current..........................................  $      94
State current............................................      4,963
Federal and state deferred...............................   (825,249)
                                                           ---------
                                                           $(820,192)
                                                           =========

     The Company recognizes taxable income on a cash basis. The deferred income taxes reflect the temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets (liabilities) were comprised of the following:

Deferred tax assets:
  Bad debts..............................................  $    5,843
  Accounts payable.......................................     106,892
  Accrued liabilities....................................      82,311
  Deferred revenue.......................................      10,481
  Other..................................................       2,532
  Accrued vacation.......................................      26,866
  Net operating loss carryforwards.......................     988,415
                                                           ----------
          Total deferred tax assets......................   1,223,340
Deferred tax liability:
  Accounts receivable....................................    (647,109)
                                                           ----------
          Net deferred tax asset.........................  $  576,231
                                                           ==========

     There was no valuation reserve against deferred tax assets since all are expected to be realized in future years.

     The differences between income taxes computed at the federal statutory income tax rate and the provision for income taxes follow:

Income tax benefit computed at federal statutory income
tax rate.................................................  $(737,438)
State income taxes (net of federal benefit)..............   (101,603)
Non-deductible portion of business meals and
  entertainment..........................................      9,412
Other....................................................      9,437
                                                           ---------
                                                           $(820,192)
                                                           =========

     As of January 6, 1998, the Company has net operating loss carryforwards of approximately $2,540,900 for federal and state income taxes, expiring in 2012.

8. LINES OF CREDIT

     The Company maintains a $500,000 revolving line of credit, secured by certain equipment, accounts receivable, inventory, contract rights, and general intangibles. Under this arrangement, the Company can borrow up to 70% of the Company's qualifying receivables. Interest is payable at the bank's prime rate plus 1.75% (10.25% at January 6, 1998).

                            SAGE I.T. PARTNERS, INC.

     The Company also had a $150,000 equipment line of credit that provides for a six-month drawdown period prior to amortization and matures June 30, 2000. The Company pays interest on borrowings under the equipment line at the bank's prime rate plus 2.25% (10.75% at January 6, 1998).

     The loan and security agreements with the bank require the Company to meet certain liquidity and profitability covenants.

9. SUBSEQUENT EVENT

     Effective January 7, 1998, the Company was acquired by Metamor for approximately $11.0 million in cash. Under terms of the merger agreement, the previous stockholders of the Company are entitled to contingent consideration of up to $35.0 million based on the increase in earnings before interest and taxes, as defined.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
Xpedior Incorporated

     We have audited the balance sheet of NDC Group, Inc. as of April 15, 1998 and the related statements of operations, stockholders' equity, and cash flows for the period from July 1, 1997 to April 15, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the Company's financial statements referred to above present fairly, in all material respects, the financial position of NDC Group, Inc. at April 15, 1998, and the results of its operations and its cash flows for the period from July 1, 1997 to April 15, 1998, in conformity with generally accepted accounting principles.

                                            ERNST & YOUNG LLP

Houston, Texas
September 15, 1999

                                NDC GROUP, INC.

                                 BALANCE SHEET
                                 APRIL 15, 1998

                                     ASSETS

Current Assets:
  Cash......................................................   $     18,450
  Accounts receivable, net of allowance of $219,000.........      2,630,510
  Notes from stockholders...................................        429,896
  Prepaid expenses..........................................         46,909
                                                               ------------
          Total current assets..............................      3,125,765
Property and equipment, net of accumulated depreciation and
  amortization of $312,880..................................        742,238
Other assets................................................         43,116
                                                               ------------
          Total assets......................................   $  3,911,119
                                                               ============

                   LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
  Line of credit............................................   $    960,000
  Accounts payable..........................................        381,136
  Accrued payroll and related taxes.........................        343,636
  Other accrued expenses....................................        233,081
  Income taxes payable......................................        437,205
                                                               ------------
          Total current liabilities.........................      2,355,058
Commitments and contingencies
Stockholders' equity
  Common stock, no par value; 4,000,000 shares authorized;
     1,775,000 shares issued and outstanding................     17,221,000
  Additional paid-in capital................................     11,492,000
  Accumulated deficit.......................................    (27,156,939)
                                                               ------------
Stockholders' equity........................................      1,556,061
                                                               ------------
          Total liabilities and stockholders' equity........   $  3,911,119
                                                               ============

                            See accompanying notes.

                                NDC GROUP, INC.

                            STATEMENT OF OPERATIONS
                   PERIOD FROM JULY 1, 1997 TO APRIL 15, 1998

Revenues....................................................   $  7,902,384
Cost of services............................................      4,856,670
                                                               ------------
Gross profit................................................      3,045,714
Operating costs and expenses:
  Selling, general, and administrative expenses.............      2,459,163
  Depreciation and amortization.............................        148,000
  Stock compensation charge.................................     28,613,000
                                                               ------------
                                                                 31,220,163
                                                               ------------
Operating loss..............................................    (28,174,449)
Other income (expense):
  Interest expense..........................................        (41,977)
  Interest income...........................................         32,111
                                                               ------------
                                                                     (9,866)
                                                               ------------
Loss before income taxes....................................    (28,184,315)
Benefit from income taxes...................................        105,308
                                                               ------------
Net loss....................................................   $(28,079,007)
                                                               ============

                            See accompanying notes.

                                NDC GROUP, INC.

                       STATEMENT OF STOCKHOLDERS' EQUITY
                   PERIOD FROM JULY 1, 1997 TO APRIL 15, 1998

                                                                                 RETAINED
                                       SHARES OF                 ADDITIONAL      EARNINGS
                                        COMMON       COMMON        PAID-IN     (ACCUMULATED
                                         STOCK        STOCK        CAPITAL       DEFICIT)         TOTAL
BALANCE, JUNE 30, 1997...............    520,000   $    50,000   $        --   $    922,068   $     972,068
  Exercise of stock options..........     30,000        50,000                                       50,000
  Stock compensation charge for:
    Issuance of common stock.........  1,225,000    17,121,000                           --      17,121,000
    Issuance of stock options........         --            --    11,492,000             --      11,492,000
  Net loss...........................         --            --            --    (28,079,007)    (28,079,007)
                                       ---------   -----------   -----------   ------------   -------------
BALANCE, APRIL 15, 1998..............  1,775,000   $17,221,000   $11,492,000   $(27,156,939)  $   1,556,061
                                       =========   ===========   ===========   ============   =============

                            See accompanying notes.

                                NDC GROUP, INC.

                            STATEMENT OF CASH FLOWS
                   PERIOD FROM JULY 1, 1997 TO APRIL 15, 1998

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss....................................................   $(28,079,007)
Adjustments to reconcile net loss to net cash provided by
  operating activities:
  Depreciation and amortization.............................        148,000
  Provision for doubtful accounts...........................        128,000
  Deferred income tax benefit...............................       (543,192)
  Stock compensation charge.................................     28,613,000
  Changes in operating assets and liabilities:
     Accounts receivable....................................       (585,990)
     Prepaid expenses and other.............................        (77,699)
     Accounts payable.......................................        119,153
     Income taxes payable...................................        435,337
     Accrued liabilities....................................         25,269
                                                               ------------
Net cash provided by operating activities...................        182,871
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures........................................       (442,061)
Advances to stockholder.....................................       (376,774)
                                                               ------------
Net cash used in investing activities.......................       (818,835)
CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on capital lease obligations.............        (21,857)
Net proceeds on line of credit..............................        610,000
Proceeds from sale of common stock..........................         50,000
                                                               ------------
Net cash provided by financing activities...................        638,143
Net increase in cash........................................          2,179
Cash at beginning of period.................................         16,271
                                                               ------------
Cash at end of period.......................................   $     18,450
                                                               ============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during period for interest........................   $     41,977
                                                               ============
Cash paid during period for taxes...........................   $         --
                                                               ============

                            See accompanying notes.

                                NDC GROUP, INC.

                         NOTES TO FINANCIAL STATEMENTS
                                 APRIL 15, 1998

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Description of Business

     NDC Group, Inc. (the "Company") is a Virginia-based provider of eBusiness consulting services. The Company was acquired by Metamor Worldwide, Inc. ("Metamor") on April 16, 1998 (see Note 10).

  Revenue Recognition

     The majority of the Company's revenues are derived from time and material contracts and revenues are recognized as the services are performed. Revenues from fixed fee contracts are recognized on a percentage of completion basis and estimated losses on these contracts are recorded in the period the losses are determinable.

  Property, Equipment, and Depreciation

     Property and equipment, which consists primarily of computer equipment and furniture and fixtures, are recorded at cost. Depreciation is computed on a straight-line basis over the estimated useful lives of the assets of three to five years. Amortization of leasehold improvements is computed on a straight-line basis over the useful life of the asset or lease term, whichever is shorter.

  Income Taxes

     The Company follows the liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between the financial statement and income tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Actual results could differ from these estimates.

  Stock-based Compensation

     The Company follows Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations ("APB 25") in accounting for its employee stock options and other stock based awards and transactions. The pro forma disclosures required by Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("FAS 123"), which established a fair-value based method of accounting for stock-based compensation plans, are set for in Note 5.

                                NDC GROUP, INC.

2. LINE OF CREDIT

     The Company has a revolving credit agreement with a financial institution which provides for borrowings up to $1,000,000 with a variable interest rate (10% at April 15, 1998). The line of credit is collateralized by substantially all assets of the Company and is guaranteed by the principal stockholder of the Company. At April 15, 1998, the Company has total borrowings of $960,000 and unused available borrowings of $40,000. The line of credit was repaid and retired upon the consummation of the merger of the Company with Metamor (See
Note 10).

3. RETIREMENT PLAN

     The Company has a retirement plan under Section 401(k) of the Internal Revenue Code. The plan provides retirement benefits for employees who meet certain age and service eligibility requirements. The Company may make discretionary contributions. During the period from July 1, 1997 to April 15, 1998 no contributions were made by the Company.

4. LEASE COMMITMENTS

     The Company leases its office and certain equipment under noncancelable operating leases. Rent expense for the period from July 1, 1997 to April 15, 1998 was $150,051. The related future minimum rental payments for the twelve-month period ending April 15 are as follows:

1999....................................................   $  243,305
2000....................................................      250,480
2001....................................................      257,866
2002....................................................      262,435
2003....................................................      188,903
                                                           ----------
Total...................................................   $1,202,989
                                                           ==========

5. STOCK-BASED COMPENSATION

     In fiscal year ended June 30, 1997, the Company adopted three stock option plans authorizing the granting to employees and others, of options to purchase common stock at exercise prices no less than 100% of the fair market value of the common stock on the date of the grant. Options for up to 200,000 shares may be granted under the Company's "Continuous Service Plan." Options under this plan become exercisable at dates ranging between three and one-half and five years after the date of the grant and expire thirty days after the exercisable date. Under the "Senior Executive and Members of the Board Plan" and the "Advisory Group Plan," options may be granted for 100,000 and 150,000 shares of stock, respectively. Under both of these two plans, options are exercisable as of the effective date of the grant and expire two years after the date of the grant.

     On April 10, 1998, all vested and unvested stock options under the three plans mentioned above were canceled, and new vested options were granted to certain executives and employees of the Company in accordance with the "New Vested Option Exchange Agreement." This agreement allowed the holders of the new vested options the right to participate in the proceeds of the merger agreement between the Company and Metamor discussed in Note 10 in exchange for the cancellation of the new vested options. In connection with these grants, the Company

                                NDC GROUP, INC.

recognized $11,492,000 of compensation expense for the excess of the fair value of the options over the exercise price of the options. Fair value was determined based on the acquisition price of the subsequent sale of the Company which is deemed to be an arm's length transaction. (See Note 10)

     The following tables summarize option activities of the four stock option plans:

                                               CONTINUOUS SERVICE PLAN           ADVISORY BOARD PLAN
                                            -----------------------------   -----------------------------
                                             NUMBER OF       WEIGHTED-       NUMBER OF       WEIGHTED-
                                            SHARES UNDER      AVERAGE       SHARES UNDER      AVERAGE
                                               OPTION      EXERCISE PRICE     OPTIONS      EXERCISE PRICE
Outstanding at June 30, 1997..............         --          $  --          142,500          $2.39
Granted...................................     50,000           3.00               --             --
Exercised.................................         --             --               --             --
Cancelled.................................     50,000           3.00          142,500           2.39
                                               ------          -----          -------          -----
Outstanding at April 15, 1998.............         --          $  --               --          $  --
                                               ======          =====          =======          =====

                                            SENIOR EXECUTIVE AND MEMBERS     NEW VESTED OPTION EXCHANGE
                                                  OF THE BOARD PLAN                   AGREEMENT
                                            -----------------------------   -----------------------------
                                             NUMBER OF       WEIGHTED-       NUMBER OF       WEIGHTED-
                                            SHARES UNDER      AVERAGE       SHARES UNDER      AVERAGE
                                               OPTION      EXERCISE PRICE     OPTIONS      EXERCISE PRICE
Outstanding at June 30, 1997..............    $     --         $  --         $       --        $  --
Granted...................................     225,000          3.00                 --           --
Granted...................................          --            --            375,000         3.00
Granted...................................          --            --          1,671,050         9.23
Exercised.................................          --            --                 --           --
Cancelled.................................     225,000          3.00                 --           --
                                              --------         -----         ----------        -----
Outstanding at April 15, 1998.............    $     --         $  --         $2,046,050        $8.09
                                              ========         =====         ==========        =====

     Pro forma information regarding net income is required by FAS 123, which also requires that the information be determined as if the Company had accounted for its employee stock options granted under the fair value method of FAS 123. The fair value for these options was estimated at the date of grant using the minimum value option pricing model using the following assumptions: dividend yield of 0.0%, risk free interest rate of 6.0%, and a weighted average expected life of 0 months (due to the Metamor acquisition -- see Note 10). The Company's pro forma information for the period ended April 15, 1998, as if the Company had accounted for its employee stock options granted under the fair value method prescribed by FAS 123, is the same as reported in the accompanying financial statements.

6. INCOME TAXES

     The provision for income taxes for the period from July 1, 1997 to April 15, consists of the following:

Current:
  Federal..............................................   $   364,727
  State................................................        73,157
Deferred:
  Federal..............................................      (543,192)
                                                          -----------
Income tax benefit.....................................   $  (105,308)
                                                          ===========

                                NDC GROUP, INC.

     The differences between income taxes computed at the federal statutory income tax rate and the provision for income taxes for the period from July 1, 1997 to April 15, 1998 follows:

                                                                AMOUNT
Tax benefit at statutory federal income tax rate............  $(9,582,671)
Valuation allowance.........................................    9,419,548
Nondeductible expenses......................................        9,531
State income taxes, net of federal income tax benefit.......       48,284
                                                              -----------
Income tax benefit..........................................  $  (105,308)
                                                              ===========

     The deferred tax assets and liabilities as of April 15, 1998 are composed of the following:

DEFERRED TAX ASSETS:
  Bad debt expense......................................   $   98,600
  Stock compensation....................................    9,728,140
                                                           ----------
          Total deferred tax assets.....................   $9,826,740
                                                           ----------
DEFERRED TAX LIABILITIES:
  Conversion from cash basis to accrual basis...........   $ (371,192)
  Property and equipment................................      (36,000)
                                                           ----------
          Total deferred tax liabilities................     (407,192)
                                                           ----------
          Valuation allowance...........................   (9,419,548)
                                                           ----------
          Net deferred tax assets.......................   $       --
                                                           ==========

     The Company has recorded a valuation allowance due to the uncertainty of the ability to utilize the net deferred tax assets in the future.

7. COMMON STOCK

     During the period from July 1, 1997 to April 15, 1998 the Company increased the number of authorized shares from 1,000,000 to 4,000,000. The Company granted 1,225,000 shares of common stock to certain employees. In connection with the stock issuances, the Company recognized $17,121,000 of compensation expense based on the fair value of the common stock. Fair value was determined based on the acquisition price of the subsequent sale of the Company which is deemed to be an arm's length transaction. (See Note 10)

     In fiscal year ended June 30, 1997 the Company entered into an agreement with a consultant in which the consultant was granted an option to purchase 30,000 shares of common stock for a total of $50,000 and the option was exercised in 1998.

8. RELATED PARTY TRANSACTIONS

     At April 15, 1998, the Company had unsecured notes receivable from stockholders totaling $429,896. These notes bear interest at 7% and are due on demand. Interest income from these notes for the period from July 1, 1997 to April 15, 1998 was $32,111.

     On October 1, 1997, the Company entered into an employment search and placement services agreement with an affiliate company owned by two stockholders of the Company. The term of the agreement was for 39 months, and the compensation paid to the affiliate company

                                NDC GROUP, INC.

was based on the monthly projected hiring needs of the Company. For the period from July 1, 1997 to April 15, 1998 total payments made to the affiliate company for employment search and placement services were $217,607.

9. FINANCIAL CREDIT RISK

     All accounts receivable are made on an unsecured basis. The Company believes it is not exposed to any significant credit risk on accounts receivable.

     A significant amount of the Company's revenues are from three companies. Revenues from these customers for the period from July 1, 1997 to April 15, 1998, were 24%, 21%, and 11% of revenue.

10. SUBSEQUENT EVENTS

     Effective April 16, 1998, all of the outstanding Common Stock of the Company was acquired by Metamor for approximately $20.5 million. Under terms of the merger agreement, the previous stockholders and option holders of the Company are entitled to contingent consideration of up to $26.0 million based on the increase in earnings before interest and taxes, as defined.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
Virtual Solutions, Inc.:

     We have audited the accompanying balance sheet of Virtual Solutions, Inc. as of December 28, 1997, and the related statements of operations and retained earnings and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Virtual Solutions, Inc. at December 28, 1997, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                            ARTHUR ANDERSEN LLP

Dallas, Texas
February 2, 1998

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
Virtual Solutions, Inc.

     We have audited the accompanying balance sheet of Virtual Solutions, Inc. as of December 29, 1996, and the related statements of operations and retained earnings and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Virtual Solutions, Inc. at December 29, 1996, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                            ERNST & YOUNG LLP

Fort Worth, Texas
April 10, 1997

                            VIRTUAL SOLUTIONS, INC.

                                 BALANCE SHEETS

                                     ASSETS

                                                          DECEMBER 29,   DECEMBER 28,    MARCH 29,
                                                              1996           1997          1998
                                                                                        (UNAUDITED)
Current Assets:
  Cash and cash equivalents.............................   $1,095,290     $1,224,215    $  724,621
  Accounts receivable:
     Billed, net of allowance for doubtful accounts of
       $32,157, $29,344 and $33,214.....................    1,338,225      2,078,879     2,308,372
     Unbilled...........................................      176,755        180,061       156,074
     Other..............................................        2,139         21,952       129,362
  Prepaid expenses and other current assets.............       76,099        194,066       261,139
                                                           ----------     ----------    ----------
          Total current assets..........................    2,688,508      3,699,173     3,579,568
Property and equipment, at cost:
  Computer equipment....................................      324,288        494,860       578,459
  Furniture and fixtures................................       67,650        110,503       140,799
  Office equipment......................................        2,941         21,347        24,069
  Leasehold improvements................................        5,600          5,600         5,600
                                                           ----------     ----------    ----------
                                                              400,479        632,310       748,927
  Less accumulated depreciation.........................      144,368        227,137       259,664
                                                           ----------     ----------    ----------
                                                              256,111        405,173       489,263
Intangible and other assets, net of accumulated
  amortization of $5,014, $17,596 and $20,974...........      131,016         88,189        95,871
                                                           ----------     ----------    ----------
          Total assets..................................   $3,075,635     $4,192,535    $4,164,702
                                                           ==========     ==========    ==========

                               LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Accounts payable, trade...............................   $  351,989     $  487,294    $  437,340
  Accrued expenses......................................      402,224        675,337       674,372
  Unearned revenue......................................       31,100             --            --
  Due to officer........................................       25,000             --            --
  Revolving line of credit..............................      225,000             --            --
  Deferred income taxes.................................      141,382        417,400       495,142
                                                           ----------     ----------    ----------
          Total current liabilities.....................    1,176,695      1,580,031     1,606,854
Deferred income taxes...................................           --         24,403        24,403
Commitments and contingencies
Shareholders' equity:
  Preferred stock, $.01 par value, 500,000 shares
     authorized, 7,525 shares issued and outstanding....           75             75            75
  Common stock, $.01 par value, 500,000 shares
     authorized, 100,000 shares issued and
     outstanding........................................        1,000          1,000         1,000
  Additional paid-in capital............................    1,901,425      1,901,425     1,901,425
  Retained earnings.....................................      221,440        898,101       830,945
                                                           ----------     ----------    ----------
                                                            2,123,940      2,800,601     2,733,445
Less:
  Note receivable from officer..........................      187,500        187,500       187,500
  Unvested restricted stock.............................       37,500         25,000        12,500
                                                           ----------     ----------    ----------
          Total shareholders' equity....................    1,898,940      2,588,101     2,533,445
                                                           ----------     ----------    ----------
          Total liabilities and shareholders' equity....   $3,075,635     $4,192,535    $4,164,702
                                                           ==========     ==========    ==========

                            See accompanying notes.

                            VIRTUAL SOLUTIONS, INC.

                 STATEMENTS OF OPERATIONS AND RETAINED EARNINGS

                                             YEAR ENDED     YEAR ENDED    QUARTER ENDED   QUARTER ENDED
                                            DECEMBER 29,   DECEMBER 28,     MARCH 30,       MARCH 29,
                                                1996           1997           1997            1998
                                                                           (UNAUDITED)     (UNAUDITED)
Service fees..............................   $7,901,288    $12,456,408     $2,557,787      $3,201,104
Cost of services..........................    5,733,790      7,748,053      1,565,764       2,354,595
                                             ----------    -----------     ----------      ----------
Gross Profit..............................    2,167,498      4,708,355        992,023         846,509
Operating Costs and Expenses:
  Selling, general and administrative.....    2,370,617      3,599,156        848,077         933,304
  Depreciation and amortization...........       56,085         95,350         21,113          35,906
                                             ----------    -----------     ----------      ----------
                                              2,426,702      3,694,506        869,190         969,210
                                             ----------    -----------     ----------      ----------
(Loss) income from operations.............     (259,204)     1,013,849        122,833        (122,701)
Interest income...........................       15,494         67,169         12,787          15,423
                                             ----------    -----------     ----------      ----------
(Loss) income before income taxes.........     (243,710)     1,081,018        135,620        (107,278)
Income tax (benefit) provision............      (66,118)       404,357         50,722         (40,122)
                                             ----------    -----------     ----------      ----------
Net (loss) income.........................     (177,592)       676,661         84,898         (67,156)
Retained earnings at beginning of
  period..................................      399,032        221,440        221,440         898,101
                                             ----------    -----------     ----------      ----------
Retained earnings at end of period........   $  221,440    $   898,101     $  306,338      $  830,945
                                             ==========    ===========     ==========      ==========

                            See accompanying notes.

                            VIRTUAL SOLUTIONS, INC.

                            STATEMENTS OF CASH FLOWS

                                              YEAR ENDED     YEAR ENDED    QUARTER ENDED   QUARTER ENDED
                                             DECEMBER 29,   DECEMBER 28,     MARCH 30,       MARCH 29,
                                                 1996           1997           1997            1998
                                                                            (UNAUDITED)     (UNAUDITED)
OPERATING ACTIVITIES
Net (loss) income..........................   $ (177,592)    $  676,661     $   84,898      $  (67,156)
Adjustments to reconcile net (loss) income
  to net cash (used in) provided by
  operating activities:
  Depreciation and amortization............       56,085         95,350         21,113          35,906
  Vesting of restricted stock for
     consulting fees.......................       12,500         12,500         12,500          12,500
  Deferred tax (benefit) provision.........      (66,118)       300,421         50,722          77,742
  Changes in working capital accounts --
     Accounts receivable, net..............     (428,501)      (763,773)      (298,966)       (312,916)
     Prepaid expenses and other current
       assets..............................      (71,185)      (117,967)       (88,855)        (67,074)
     Intangibles and other assets..........     (127,093)        30,246         30,740         (11,060)
     Accounts payable, trade...............         (854)       135,305        (29,460)        (49,954)
     Accrued expenses and other
       liabilities.........................      293,039        273,113         27,753            (965)
     Unearned revenue......................       31,100        (31,100)            --              --
                                              ----------     ----------     ----------      ----------
Net cash (used in) provided by operating
  activities...............................     (478,619)       610,756       (189,555)       (382,977)
INVESTING ACTIVITY
Purchase of property and equipment.........     (176,370)      (231,831)        (4,109)       (116,617)
FINANCING ACTIVITIES
Net borrowings (payments) under revolving
  line of credit...........................      100,000       (225,000)            --              --
Borrowings from officer....................       25,000             --             --              --
Repayments of note from officer............           --        (25,000)       (25,000)             --
Payments on notes payable..................      (45,949)            --             --              --
Proceeds from issuance of preferred
  stock....................................    1,500,000             --             --              --
Proceeds from issuance of common stock.....      139,000             --             --              --
                                              ----------     ----------     ----------      ----------
Net cash provided by (used in) financing
  activities...............................    1,718,051       (250,000)       (25,000)             --
                                              ----------     ----------     ----------      ----------
Net increase (decrease) in cash and cash
  equivalents..............................    1,063,062        128,925       (218,664)       (499,594)
Cash and cash equivalents at beginning of
  period...................................       32,228      1,095,290      1,095,290       1,224,215
                                              ----------     ----------     ----------      ----------
Cash and cash equivalents at end of
  period...................................   $1,095,290     $1,224,215     $  876,626      $  724,621
                                              ==========     ==========     ==========      ==========
SUPPLEMENTAL INFORMATION
Cash paid during the period for interest...  2$3,740.....    $    5,564
                                              ==========     ==========
Cash paid during the period for taxes......  -$-.........    $  190,400
                                              ==========     ==========

                            See accompanying notes.

                            VIRTUAL SOLUTIONS, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS

     Virtual Solutions, Inc. (the "Company") is an integrated technology consulting and custom software development company serving customers in a variety of industries throughout the United States. The Company's customized technology implementation services include, distributed computing, object-oriented development, N-tier client/server systems, data warehousing, middle-ware, advanced operating systems, and systems management technologies. The Company's principal offices are located in Irving, Texas.

     The Company uses a 52 or 53 week year ending on the Sunday closest to December 31.

2. SIGNIFICANT ACCOUNTING POLICIES

  Cash and Cash Equivalents

     Cash and cash equivalents represent cash on hand, demand deposits, money market accounts, and short-term investments with original maturities of three months or less.

  Property and Equipment

     Property and equipment, which is stated at cost, is depreciated using accelerated methods over the estimated useful lives of the property and equipment as follows:

Computer equipment......................................  3 to 5 years
Furniture and fixtures..................................       7 years
Office equipment........................................       7 years

     Long-lived assets are reviewed periodically for recoverability in accordance with Statement of Financial Accounting Standards No. 121 and carrying values are adjusted as necessary.

  Intangible and Other Assets

     Intangible and other assets consists of refundable deposits, organization costs and trademarks. Capitalized amounts for intangibles and other assets are being amortized on a straight-line basis over periods ranging from 12 to 60 months.

  Revenue Recognition

     Service fees, based on time and expenses incurred, are recorded as revenue when the service has been provided. Service fees from fixed price contracts are recognized in earnings proportionately over the contract periods or as services are provided. Estimated losses on fixed price contracts are recorded in the period the losses are determinable.

  Income Taxes

     Deferred income taxes are recognized using the liability method. Under this method of accounting, deferred income taxes are recorded for the difference between the financial reporting and income tax bases of assets and liabilities using enacted tax rates in effect for the period in which the differences are expected to reverse. The Company's interim provisions for income taxes were computed using its estimated effective tax rate for the year.

                            VIRTUAL SOLUTIONS, INC.

  Use of Estimates

     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Incentive Compensation

     The Company follows Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," ("APB 25") and related interpretations in accounting for its incentive compensation plan.

  Interim Financial Information

     The financial statements for the quarters ended March 30, 1997 and March 29, 1998 are unaudited. Certain information and footnote disclosures normally included in the financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted from the unaudited interim financial information. In the opinion of management, the unaudited interim financial statements include all adjustments, consisting solely of normal recurring adjustments, necessary for a fair presentation.

     The results of operations for the interim periods are not necessarily indicative of the results of operations for the respective full years.

3. MAJOR CUSTOMERS

     During 1996, service fees from four customers approximated $6,081,000, or 77% of total service fees (30%, 17%, 17% and 13%, respectively). During 1997, service fees from three customers approximated $6,942,000, or 55% of total service fees (25%, 16% and 14%, respectively). These customers' balances approximated $1,068,000 and $1,315,000 of accounts receivable at December 29, 1996 and December 28, 1997, respectively. The Company routinely assesses the financial strength of its customers and generally collateral is not required. Historically, the Company's credit losses have been insignificant and within management's expectations. One of these customers, representing 30% and 25% in service fees during 1996 and 1997, respectively, is a preferred shareholder in the Company (see Note 10).

4. REVOLVING LINE OF CREDIT

     The Company has a $500,000 revolving line of credit ("revolver") with a bank which matures April 30, 1998. At December 29, 1996 and December 28, 1997, borrowings under the revolver were $225,000 and $0. Interest is payable monthly at prime plus 1/2% (9.0% at December 28, 1997). The revolver is collateralized by the Company's accounts receivable and guaranteed by the officers and shareholders of the Company.

                            VIRTUAL SOLUTIONS, INC.

5. FEDERAL INCOME TAXES

     Income tax (benefit) provision consists of the following:

                                                       YEAR ENDED     YEAR ENDED
                                                      DECEMBER 29,   DECEMBER 28,
                                                          1996           1997
Current.............................................    $     --       $103,936
Deferred............................................     (66,118)       300,421
                                                        --------       --------
          Total income tax (benefit) provision......    $(66,118)      $404,357
                                                        ========       ========

     The components of the net deferred tax liabilities are as follows:

                                                      DECEMBER 29,   DECEMBER 28,
                                                          1996           1997
Deferred tax assets:
  Accounts payable and accrued expenses.............   $ 257,626      $ 394,687
  Net operating loss carryforward...................     149,325             --
                                                       ---------      ---------
          Total deferred tax assets.................     406,951        394,687
Deferred tax liabilities:
  Accounts receivable...............................    (504,160)      (775,503)
  Prepaid expense and other assets..................     (36,961)       (36,584)
  Property and equipment............................      (7,212)       (24,403)
                                                       ---------      ---------
          Total deferred tax liabilities............    (548,333)      (836,490)
                                                       ---------      ---------
          Net deferred tax liabilities..............   $(141,382)     $(441,803)
                                                       =========      =========

     The net deferred tax liabilities are a result of the Company filing its tax return on the cash receipts and disbursements basis of accounting and relate principally to differences in the carrying value of receivables, payables and other accrued expenses. At December 29, 1997, the Company has a net operating loss carryforward of approximately $439,000, which will, if unused, expire in 2011. The difference between the federal income tax benefit and income taxes computed using the statutory federal income tax rate is as follows:

                                                       YEAR ENDED     YEAR ENDED
                                                      DECEMBER 29,   DECEMBER 28,
                                                          1996           1997
Federal income tax (benefit) provision at statutory
rate................................................    $(82,861)      $367,546
Nondeductible expenses..............................      15,780         16,215
Other...............................................         963         20,596
                                                        --------       --------
Federal income tax (benefit) provision..............    $(66,118)      $404,357
                                                        ========       ========

6. LEASES

     The Company leases its office facilities, certain computer and office equipment, and furniture under operating leases expiring at various times during the next five years. Certain lease agreements provide for periodic increases in lease payments. Rental expense under the leases approximated $352,000 and $559,000 in 1996 and 1997, respectively. During 1996, the Company relocated its corporate offices and entered into a new noncancelable operating lease agreement. A portion of the Company's previous office space was sub-leased to a third party for the remainder of the lease term. Subsequent to December 29, 1996, the Company sub-leased to a third party under an operating lease expiring in April 1999. Sublease rental income was approximately

                            VIRTUAL SOLUTIONS, INC.

$17,000 and $75,000 in 1996 and 1997, respectively. Certain lease agreements are personally guaranteed by officers and shareholders of the Company.

     Future minimum lease payments and sublease rental income as of December 28, 1997 under operating leases that have initial or remaining noncancelable lease terms in excess of one year are as follows:

                                                   LEASE        SUB-LEASE         NET
                                                 COMMITMENT   RENTAL INCOME   COMMITMENTS
1998...........................................  $  617,688     $(62,033)     $  555,655
1999...........................................     432,627     $(11,227)     $  421,400
2000...........................................     356,932           --      $  356,932
2001...........................................     127,138           --      $  127,138
2002...........................................          --           --              --
                                                 ----------     --------      ----------
          Total................................  $1,534,385     $(73,260)     $1,461,125
                                                 ==========     ========      ==========

7. EMPLOYEE BENEFIT PLAN

     The Company provides a 401(k) benefit plan (the "Plan") covering substantially all employees. Employees are eligible to participate after completing six months of service and can make voluntary contributions of up to 15% of their compensation each year subject to Internal Revenue Code limitations. The Plan provides for matching contributions by the Company at the discretion of the Board of Directors. Total plan expense for the years ended December 29, 1996 and December 28, 1997 was approximately $30,000 and $48,000, respectively.

8. OFFICERS' LIFE INSURANCE

     The Company pays the premium on three officers' life insurance policies for which the Company is the beneficiary. The proceeds are to be used to purchase the officers' stock from any holders who may inherit it. Premiums paid during 1996 and 1997 were approximately $39,000 and $39,000.

9. CAPITAL STOCK

     In June 1996, the Company amended its Articles of Incorporation to increase the number of Company common shares authorized to 500,000 and to change the par value to $.01. The shareholders subsequently entered into a new shareholders' agreement which provided for an increase in the number of issued and outstanding shares to 100,000, of which 3,000 are restricted at December 29, 1996.

     In August 1996, the Company entered into a Restricted Stock Agreement with an officer and his wholly-owned S corporation, which provides for the issuance of 3,000 restricted shares of the Company's common stock in lieu of payment for consulting services provided by the officer's S corporation in the amount of $50,000. The restricted shares vest ratably over four years. At December 29, 1996 and December 28, 1997, 750 and 1,500 restricted shares are vested and the remaining 2,250 and 1,500 are unvested, respectively.

     In October 1996, the Company issued 7,525 shares of preferred stock to a significant customer for $1,500,000 in cash. The shares have been designated by the Company as Series A

                            VIRTUAL SOLUTIONS, INC.

Preferred Stock (Preferred Stock) and are convertible into common stock at any time at the holders' option, or automatically upon a change in control of the Company. Accordingly, 7,525 shares of common stock are reserved for issuance upon conversion.

     The Company can repurchase the Preferred Stock at par no sooner than September 30, 2001 at a price of $199.34 per share. Holders of the Preferred Stock are entitled to a Liquidation Preference, as defined, of $199.34 per share and dividends at a rate of $19.93 per share when dividends are declared on the common stock.

10. RELATED PARTY TRANSACTIONS

     At December 29, 1996 and December 28, 1997, the Company has a note receivable from an officer in the amount of $187,500, bearing interest at 6.83%. This note represents partial consideration for the purchase of 15,000 shares of common stock for $351,500.

     The Company has a note payable to an officer in the amount of $25,000 at December 29, 1996. The note bears interest at 10% and is payable upon demand. This note including interest was repaid by the Company during 1997.

     Fees for services provided to the preferred stockholder were $2.4 million and $3.1 million in 1996 and 1997, respectively. Included in accounts receivable at December 29, 1996 and December 28, 1997 are approximately $619,000 and $600,000, respectively, due from the preferred stockholder for services rendered in the normal course of business.

11. INCENTIVE COMPENSATION PLAN

     During 1995, the Company adopted a Stock Appreciation Rights Plan (the SAR
Plan) whereby individual employees can be granted stock appreciation rights (Rights). The effects of the SAR Plan were insignificant to the financial statements.

     During April 1997, the Company replaced the SAR Plan with a Performance Stock Plan (the "PS Plan") under which 6,000 shares of performance stock that imitate the performance of the Company's common stock can be granted to individual key employees. Eligibility in the PS Plan is subject to the discretion of the Board of Directors on an annual basis. The performance stock vests ratably over a period of three years from the date of issuance but is not exercisable until the occurrence of a "triggering event" (see below). If employment of a participant is terminated for any reason other than death or disability, the rights of that participant lapse without notice 30 days from the date of termination. In the case of termination of a participant by death or disability, the rights of that participant lapse without notice 12 months after the date of termination. The right of a participant to convert shares of performance stock into cash or other consideration is subject to the occurrence of a "triggering event" (a change in control of the Company), as specified in the PS Plan document. The amount of cash or other consideration the participant is eligible to receive upon the occurrence of a "triggering event" is equal to
(i) the aggregate current market value of the shares converted on the conversion date less (ii) the aggregate award value of the shares converted. As a result of the specific provisions of the PS Plan, the liability and related compensation expense, if any, will be recognized in the financial statements when a "triggering event" occurs. All shares of performance stock will lapse if a "triggering event" does not occur within 10 years of the date of grant.

                            VIRTUAL SOLUTIONS, INC.

12. SUBSEQUENT EVENT (UNAUDITED)

     In June 1998, the Company was acquired by Metamor Worldwide, Inc. for approximately $10.3 million in cash. Under terms of the purchase agreement, the previous stockholders of the Company are entitled to contingent consideration of up to $18.0 million based on the increase in earnings before interest and taxes, as defined.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholder of
Kinderhook Systems, Inc.:

     In our opinion, the accompanying balance sheets and the related statements of operations, retained earnings, and cash flows present fairly, in all material respects, the financial position of KINDERHOOK SYSTEMS, INC. (the "Company") at December 31, 1998 and 1997 and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

                                            PRICEWATERHOUSECOOPERS LLP

New York, New York
March 5, 1999

                            KINDERHOOK SYSTEMS, INC.

                                 BALANCE SHEETS

                                     ASSETS

                                                                DECEMBER 31,
                                                           -----------------------    JULY 31,
                                                              1997         1998         1999
                                                                                     (UNAUDITED)
Current assets:
  Cash and cash equivalents..............................  $  118,906   $   50,073   $1,436,415
  Accounts receivable, net of allowance for doubtful
     accounts of $187,806 and $369,474...................   1,729,644    2,900,193    2,071,616
  Other receivables......................................      37,683       32,876       50,402
  Prepaid expenses.......................................      50,719       90,262       59,498
                                                           ----------   ----------   ----------
          Total current assets...........................   1,936,952    3,073,404    3,617,931
Furniture and equipment, net.............................     108,352      187,109      170,217
Security deposit.........................................      24,424       55,442       74,071
                                                           ----------   ----------   ----------
          Total assets...................................  $2,069,728   $3,315,955   $3,862,219
                                                           ==========   ==========   ==========
                              LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Accounts payable and accrued expenses..................  $   80,885   $  333,776   $  196,885
  Other payables.........................................      44,873      220,087      314,326
  Deferred income tax....................................     142,483      219,327      145,865
                                                           ----------   ----------   ----------
          Total current liabilities......................     268,241      773,190      657,076
                                                           ----------   ----------   ----------
Deferred rent expense....................................      25,911       24,581       22,716
                                                           ----------   ----------   ----------
          Total liabilities..............................     294,152      797,771      679,792
                                                           ----------   ----------   ----------
Commitments
Stockholder's equity
Capital stock -- $.01 per share par value; 20,000,000 and
  12,000,000 shares authorized December 31, 1998 and
  1997, respectively, 7,200,000 issued and outstanding...          10       72,000       72,000
Additional paid-in capital...............................     225,490      153,500      153,500
Unearned compensation....................................    (115,000)     (57,500)     (23,956)
Unrealized gain on securities available for sale.........       1,658           --           --
Retained earnings........................................   1,663,418    2,350,184    2,980,883
                                                           ----------   ----------   ----------
          Total stockholder's equity.....................   1,775,576    2,518,184    3,182,427
                                                           ----------   ----------   ----------
          Total liabilities and stockholder's equity.....  $2,069,728   $3,315,955   $3,862,219
                                                           ==========   ==========   ==========

   The accompanying notes are an integral part of these financial statements.

                            KINDERHOOK SYSTEMS, INC.

                 STATEMENTS OF OPERATIONS AND RETAINED EARNINGS

                                                     YEAR ENDED            SEVEN MONTHS ENDED
                                                    DECEMBER 31,                JULY 31,
                                              ------------------------   -----------------------
                                                 1997         1998          1998         1999
                                                                               (UNAUDITED)
Consulting Services Revenue.................  $6,270,087   $10,207,913   $5,566,904   $7,353,785
Cost of Services............................   2,658,882     5,024,209    2,379,289    3,452,583
                                              ----------   -----------   ----------   ----------
  Gross Profit..............................   3,611,205     5,183,704    3,187,615    3,901,202
Selling, general and administrative
  expenses..................................   2,783,645     4,212,162    2,171,579    3,179,716
Depreciation and Amortization...............      83,281        62,945       50,500       41,632
                                              ----------   -----------   ----------   ----------
Operating Income (Loss).....................     744,279       908,597      965,536      679,854
Interest Expense............................      (6,124)       (9,502)      (4,049)        (889)
Other Income................................      53,839        44,206       27,916       16,320
                                              ----------   -----------   ----------   ----------
  Income before provision for income
     taxes..................................     791,994       943,301      989,403      695,285
Provision for income taxes..................      48,805        89,555       44,043       58,737
                                              ----------   -----------   ----------   ----------
  Net income................................     743,189       853,746      945,360      636,548
Retained earnings, beginning of period......   1,124,128     1,663,418    1,663,418    2,350,184
Less: Distribution to stockholder...........    (203,899)     (166,980)    (166,977)      (5,849)
                                              ----------   -----------   ----------   ----------
Retained earnings, end of period............  $1,663,418   $ 2,350,184   $2,441,801   $2,980,883
                                              ==========   ===========   ==========   ==========

   The accompanying notes are an integral part of these financial statements.

                            KINDERHOOK SYSTEMS, INC.

                            STATEMENTS OF CASH FLOWS

                                                     YEAR ENDED             SEVEN MONTHS ENDED
                                                    DECEMBER 31,                 JULY 31,
                                               -----------------------   ------------------------
                                                 1997         1998          1998          1999
                                                                               (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income...................................  $ 743,189   $   853,746   $   945,360   $  636,548
                                               ---------   -----------   -----------   ----------
Adjustments to reconcile net income to net
  cash provided by operating activities:
  Depreciation expense.......................     83,281        62,945        50,500       41,632
  Compensation expense.......................     57,500        57,500            --       33,542
  Changes in assets and liabilities:
     Deferred rent...........................      1,100        (1,330)           --       (1,865)
     Accounts receivable.....................   (528,644)   (1,170,549)   (1,108,093)     828,577
     Other receivables.......................    (37,683)        4,807        24,671      (17,526)
     Prepaid expenses and Other expenses.....    (31,357)      (39,543)      (15,512)      30,764
     Accounts payables and accrued
       expenses..............................     23,936       252,891        12,686     (140,345)
     Other payables..........................     (3,561)      175,214       255,451       94,240
     Deferred taxes..........................         --        76,844            --      (73,462)
                                               ---------   -----------   -----------   ----------
          Total adjustments..................   (435,428)     (581,221)     (780,297)     795,557
                                               ---------   -----------   -----------   ----------
          Net cash provided by operating
            activities.......................    307,761       272,525       165,063    1,432,105
                                               ---------   -----------   -----------   ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of furniture and equipment........   (117,805)     (141,702)      (63,952)     (21,285)
  Security deposits..........................    (24,424)      (31,018)      (10,925)     (18,629)
  Sale of investments in marketable
     securities..............................     11,658        (1,658)           --           --
                                               ---------   -----------   -----------   ----------
          Net cash used for investing
            activities.......................   (130,571)     (174,378)      (74,877)     (39,914)
                                               ---------   -----------   -----------   ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Distribution to stockholder................   (203,899)     (166,980)     (166,977)      (5,849)
                                               ---------   -----------   -----------   ----------
          Net cash used for financing
            activities.......................   (203,899)     (166,980)     (166,977)      (5,849)
                                               ---------   -----------   -----------   ----------
Net increase (decrease) in cash..............    (26,709)      (68,833)      (76,791)   1,386,342
Cash and cash equivalents, beginning of
  year.......................................    145,615       118,906       118,906       50,073
                                               ---------   -----------   -----------   ----------
          Cash and cash equivalents, end of
            year.............................  $ 118,906   $    50,073   $    42,115   $1,436,415
                                               =========   ===========   ===========   ==========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION:
  Cash paid during the period for:
          Taxes..............................  $  37,189   $    66,903   $        --   $       --
          Interest...........................  $   6,124   $     9,504   $     4,049   $      889

   The accompanying notes are an integral part of these financial statements.

                            KINDERHOOK SYSTEMS, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Description of Business:

     Kinderhook Systems, Inc. (the "Company"), a Delaware Corporation, is a software consulting and application development company specializing in eBusiness including internet, extranet, intranet sites and groupware solutions. The Company has developed a wide range of automated solutions including sales force automation, project management, budgeting, resource allocation and scheduling, financial management, purchasing, and publishing. The Company partners with leading software firms such as IBM, Lotus, Microsoft and Netscape. By working with the sales forces of these partners, the Company is able to reach a wide range of large corporate clients in industries which include financial services, telecommunications, pharmaceuticals, manufacturing, consumer products, and media and information technology.

  Revenue Recognition:

     Revenue is billed on a time and materials basis and is recognized as services are performed.

  Cash and Cash Equivalents:

     The Company considers all highly liquid instruments purchased with original maturities of three months or less to be cash equivalents.

  Fixed Assets:

     Depreciation of computer equipment, office equipment, and furniture and fixtures is provided for by the straight-line method over their estimated lives ranging from three to seven years. Depreciation of computer software is depreciated by the straight-line method over three years. Amortization of leasehold improvements is provided for over the lesser of the term of the related lease or estimated useful lives. Accumulated amortization includes the amortization of assets recorded under capital lease. The cost of additions and betterments is capitalized, and repairs and maintenance costs are charged to operations in the periods incurred. When depreciable assets are retired or sold, the cost and related allowances for depreciation are removed from the accounts and the gain or loss is recognized.

  Income Taxes:

     The Company provides for income taxes on the basis of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined on the basis of differences between the financial statement and tax basis of assets and liabilities at enacted tax rates applicable to the years in which the differences are expected to reverse.

  Use of Estimates:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported

                            KINDERHOOK SYSTEMS, INC.

amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Stock-Based Employee Compensation:

     The accompanying financial statements have been prepared in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"). Under APB 25, generally no compensation expense is recognized in the accompanying financial statements in connection with the awarding of stock option grants to employees provided that, as of the grant date, all terms associated with the award are fixed and the minimum value of the Company's stock, as of the grant date, is not greater than the amount an employee must pay to acquire the stock as defined; however, to the extent that stock options are granted to non-employees for goods or services, the fair value of these options is included in operating results as an expense.

     Disclosures required by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation ("SFAS No. 123"), have been included in Note 7.

  Interim Financial Data

     The financial data at July 31, 1999 and for the seven months ended July 31, 1999 and 1998 are unaudited. In the opinion of management, they include all adjustments, consisting of normal recurring adjustments, necessary to present fairly the results of operations and cash flows. The results of operations for the seven months ended July 31, 1999 are not necessarily indicative of the operating results to be expected for the entire year ending December 31, 1999.

2. COMMITMENTS:

     The Company generally leases its office facilities, office equipment and computer equipment under operating leases that expire between 1999 and 2002. The future minimum noncancelable lease commitments at December 31, 1998 are as follows:

                                              OFFICE
                                              SPACE      EQUIPMENT     TOTAL
1999......................................  $  640,473   $308,715    $  949,188
2000......................................     609,559    170,791       780,350
2001......................................     581,185     45,860       627,045
2002......................................     326,667     27,652       354,319
                                            ----------   --------    ----------
                                            $2,157,884   $553,018    $2,710,902
                                            ==========   ========    ==========

     Rent expense amounted to $584,650 and $271,097 for the years ended December 31, 1998 and 1997, respectively.

3. CONCENTRATION OF CREDIT RISK:

     Financial instruments which potentially subject the Company to concentration of credit risk consist primarily of accounts receivable. Three customers accounted for 21%, 11% and 10% of the Company's total revenues for the fiscal year ended December 31, 1998 and 23%, 19% and

                            KINDERHOOK SYSTEMS, INC.

6% for the fiscal year ended December 31, 1997. The Company generally requires no collateral from its customers.

4. FIXED ASSETS:

     Fixed assets at December 31, 1997 and 1998, consist of the following:

                                                          1997        1998
Computer equipment....................................  $ 210,840   $ 340,256
Office equipment......................................     22,375      29,249
Leasehold improvements................................     15,674      21,086
                                                        ---------   ---------
                                                          248,889     390,591
Less, Accumulated depreciation and amortization.......   (140,537)   (203,482)
                                                        ---------   ---------
                                                        $ 108,352   $ 187,109
                                                        =========   =========

     Depreciation expense amounted to $62,945, and $83,281, for the years ended December 31, 1998 and 1997, respectively.

5. DEFINED CONTRIBUTION SAVINGS PLAN:

     The Company sponsors a defined contribution employee savings plan (the "Plan") covering substantially all of its employees. An employee becomes eligible to participate in the Plan immediately upon employment after reaching the age of 21. The Plan provides for employee contributions between 1% and 15% of eligible compensation, as defined. The Company contributed approximately $71,000 to the savings plan for the year ended December 31, 1998 and no such contributions were made for the year ended December 31, 1997.

     The Company may make discretionary contributions to the Plan which vest over a period of three years.

6. INCOME TAXES:

     The Company is an "S" Corporation for Federal and New York State income tax purposes. Accordingly, the Company is not subject to Federal income taxes; however, it is subject to the New York State "S" Corporation Franchise Tax and New York City General Corporation Tax. As an "S" Corporation, the Company's profits and losses are passed directly to its shareholder for inclusion in the shareholder's personal income tax return for Federal and New York State income tax purposes.

     Deferred income taxes are recognized for differences between the financial statement and tax bases of assets and liabilities ("temporary differences") at enacted tax rates in effect for the year in which such temporary differences are expected to reverse. Accordingly, the effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

     The income tax provision is composed of state and local taxes amounting to approximately $18,000 and deferred taxes of approximately $72,000 for the year ended December 31, 1998.

                            KINDERHOOK SYSTEMS, INC.

     The tax effects of temporary differences that give rise to state and local deferred tax liabilities at December 31, 1997 and 1998 are as follows:

TYPES OF DIFFERENCES                                        1997       1998
Deferred tax asset:
  Unexercised stock options.............................  $  4,688   $  9,107
          Total deferred tax asset......................     4,688      9,107
                                                          --------   --------
Deferred tax liability:
  Cash to accrual conversion............................   147,171    228,434
                                                          --------   --------
          Total deferred tax liability..................   147,171    228,434
                                                          --------   --------
          Net deferred tax liability....................  $142,483   $219,327
                                                          ========   ========

7. NON-QUALIFIED STOCK OPTIONS:

     In December 1995, the Board of Directors of the Company authorized the issuance of non-qualified stock options to purchase up to 1,600,000 shares of the Company's Common Stock. The stock options generally vest over a period of three to five years.

     In December 1995 and July 1996, 800,000 and 420,800 stock options, respectively, were issued at an exercise price of $.03. The difference between the exercise price and the fair value of the options at the measurement date is amortized over the vesting period. Approximately $57,500 has been recorded as compensation expense for each of the years ended December 31, 1997 and 1998. Unamortized compensation expense is included as a component of stockholder's equity.

     The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock-Issued to Employees" and related interpretations in accounting for its stock option issuances. The Company has adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation", whereby compensation expense is recognized ratably over the vesting period. Had compensation cost for the Company's stock options issued at the fair value of the Company's stock been determined based on the fair value of the stock options at the grant date for awards in 1997 and 1998 consistent with the provisions of SFAS No. 123, the Company's net income would have been adjusted to the pro forma amounts indicated below:

                                                      DECEMBER 31,   DECEMBER 31,
                                                          1997           1998
Net income:
  As reported.......................................    $743,189       $853,746
  Pro forma.........................................    $732,035       $830,717

     The fair value of each option grant is estimated using the minimum value method of the Black-Scholes option pricing model which assumes no volatility. The weighted average assumptions used for grants made in 1997 and 1998 were as follows: Risk free interest rates of 4.63%-5.87% in 1998 and 5.81%-6.93% in 1997; Expected option life 7 years; Dividend yield 0.0%.

                            KINDERHOOK SYSTEMS, INC.

     The following table summarizes the non-qualified stock options:

                                                       SHARES     EXERCISE PRICE
Options outstanding December 31, 1996...............  1,220,800        $.03
                                                      ---------
Granted.............................................     78,000     $.21 - $1.23
                                                      ---------
Options outstanding December 31, 1997...............  1,298,800     $.03 - $1.23
                                                      =========
Options exercisable -- December 31, 1997............    696,320        $.03
                                                      ---------
Granted.............................................    123,000    $1.25 - $1.90
Cancelled...........................................     16,000     $.86 - $1.23
                                                      ---------
Options outstanding December 31, 1998...............  1,405,800     $.03 - $1.90
                                                      =========
Options exercisable -- December 31, 1998............  1,067,280     $.03 - $1.23
                                                      =========

8. STOCKHOLDER'S EQUITY:

     On June 5, 1998, the Board of Directors ("BOD") approved a 4 for 1 stock split which increased the outstanding shares to 7,200,000. The stock split has been retroactively restated to the inception date. The BOD also approved an increase to the number of authorized shares to 20,000,000.

     Distribution to shareholder represents a cash distribution to shareholder for income taxes.

9. LINE OF CREDIT:

     The Company maintains a revolving line of credit which provides for borrowing up to $2,000,000, of which $1,742,239 is available for direct debt and $257,761 is available for a standby letter of credit. The agreement expires on June 30, 1999. Interest accrued at the prime rate plus .5% and is payable monthly on outstanding balances. At December 31, 1998 and 1997 no balance was outstanding on this line of credit.

     The agreement is personally guaranteed by the stockholder of the Company. Advances under the line are limited to 75% of eligible accounts receivable.

10. SUBSEQUENT EVENT (UNAUDITED):

     Effective September 24, 1999, the Company was acquired by Xpedior Incorporated ("Xpedior"). Purchase consideration consisted of $14.9 million in cash and convertible debt of Xpedior valued at $9.1 million. In connection with the acquisition by Xpedior, the Company repurchased certain options held by employees for approximately $190,000 in cash.

          [SCREEN SHOT OF ONLINEOFFICESUPPLIES.COM WEB SITE HOME PAGE]

         [SCREEN SHOT OF BELL CANADA VIRTUAL STORE WEB SITE HOME PAGE]

      [SCREEN SHOT OF HEWLETT-PACKARD SHOPPING VILLAGE WEB SITE HOME PAGE]

XPEDIOR CREATED MICROSOFT CORPORATION'S 1999           When OnlineOfficeSupplies, a ".com" start-up,
ECOMMERCE SOLUTION OF THE YEAR.                        needed a technology company with a track
                                                       record in eCommerce, user interface design and
                                                       interactive marketing, it turned to Xpedior to
                                                       design, build and deploy its innovative
                                                       web-based business model as fast as possible.
                                                       Xpedior created an intuitive, visually
                                                       pleasing user interface. The site also
                                                       required a fully searchable database, capacity
                                                       to handle tens of thousands of individual
                                                       items and ability to process hundreds of
                                                       orders per day.
XPEDIOR HELPED BELL CANADA DEVELOP AN INTERACTIVE      Bell Canada needed to create a comprehensive
  ECOMMERCE AND CUSTOMER SERVICE SITE.                 electronic channel with the ability to handle
                                                       transactions and allow direct communications
                                                       with corporate, small business and residential
                                                       customers.
                                                       Xpedior integrated the creative look and feel
                                                       of the site into an architecture that works
                                                       securely with a credit card pre-authorization
                                                       system. To combine eCommerce with market-data
                                                       collection, Xpedior also built a
                                                       permission-based marketing system. Xpedior's
                                                       solution enabled the company to reduce
                                                       information-distribution time and collect
                                                       valuable customer data to enhance customer
                                                       service.
XPEDIOR'S ONE-TO-ONE ECOMMERCE SOLUTION WORKS FOR      H-P chose Xpedior to develop its innovative
  HEWLETT-PACKARD.                                     Shopping Village -- a web destination where
                                                       businesses and consumers can find information,
                                                       access customer service and order H-P
                                                       products.
                                                       With H-P's image in mind, Xpedior created a
                                                       robust, scalable, eCommerce/knowledge
                                                       management solution with a personal-profiling
                                                       capability that enables H-P to present
                                                       shoppers with personalized promotions and
                                                       coupons, customized to their ordering history
                                                       and specific needs.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

            , 1999

                                 [XPEDIOR LOGO]

                        8,535,000 SHARES OF COMMON STOCK

                         ------------------------------

                                   PROSPECTUS
                         ------------------------------

                          DONALDSON, LUFKIN & JENRETTE
                          FIRST UNION SECURITIES, INC.
                               J.P. MORGAN & CO.
                         THE ROBINSON-HUMPHREY COMPANY
                                 DLJDIRECT INC.

--------------------------------------------------------------------------------

We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or the affairs of Xpedior have not changed since the date hereof.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Until             , 2000 (25 days after the date of this prospectus), all
dealers that effect transactions in these shares of common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Company in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fees.

SEC Registration fee........................................  $   43,659
NASD fee....................................................      16,205
Nasdaq National Market initial listing fee..................      95,000
Printing and engraving......................................     400,000
Legal fees and expenses of the Company......................     400,000
Accounting fees and expenses................................   1,200,000
Transfer agent fees.........................................      20,000
Miscellaneous expenses......................................      25,136
                                                              ----------
          Total.............................................   2,200,000
                                                              ==========

------------------------------

* To be provided by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law ("DGCL") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

     Xpedior's certificate of incorporation and bylaws provide that indemnification shall be to the fullest extent permitted by the DGCL for all current or former directors or officers of Xpedior.

     As permitted by the DGCL, the certificate of incorporation provides that directors of Xpedior shall have no personal liability to Xpedior or its stockholders for monetary damages for breach of fiduciary duty as a director, except (1) for any breach of the director's duty of loyalty to Xpedior or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (3) under Section 174 of the DGCL or (4) for any transaction from which a director derived an improper personal benefit.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     Xpedior has not sold any securities, registered or otherwise, within the past three years, except as set forth below.

     On September 9, 1999, Xpedior issued 179,702 shares of common stock to David N. Campbell in an exempt transaction pursuant to Section 4(2) of the Securities Act.

     On September 24, 1999, Xpedior issued $9.1 million in subordinated convertible notes, convertible into shares of common stock at the initial public offering price, in reliance on Regulation D.

     As of October 31, 1999, Xpedior has granted to employees options to purchase 9,034,150 shares of common stock under the Xpedior Stock Incentive Plan. The option and restricted stock grants were exempt from the registration requirement of the Securities Act by virtue of Rule 701 thereunder and Section 4(2) thereof.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

 (a) EXHIBITS


        EXHIBIT
         NUMBER                                  DESCRIPTION
           1.1*          -- Form of Underwriting Agreement
           2.1*          -- Merger Agreement dated as of March 26, 1997 by and among
                            Irvin M. Shapiro, The Irvin M. Shapiro Children's Trust,
                            Metamor Technologies, Ltd. and CORESTAFF, Inc and
                            CORESTAFF Acquisition Sub #9, Inc.
           2.2*          -- Agreement and Plan of Merger dated as of December 23,
                            1997 by and among CORESTAFF, Inc., CORESTAFF Acquisition
                            Sub #12, Inc., Sage I.T. Partners, Inc., and the
                            Shareholders of Sage I.T. Partners, Inc.
           2.3*          -- Stock Purchase Agreement dated as of December 31, 1997 by and among CORESTAFF, Inc., Workgroup Productivity
                            Corporation, and the Shareholders of Workgroup
                            Productivity Corporation
           2.4*          -- Agreement and Plan of Merger dated as of April 16, 1998 by and among Metamor Worldwide, Inc., CORESTAFF
                            Acquisition Sub #13, Inc., NDC Group, Inc., and the
                            Stockholders of NDC Group, Inc.
           2.5*          -- Stock Purchase Agreement dated as of June 17, 1998 by and among Metamor Worldwide, Inc., Informix Corporation and
                            the Sellers
           2.6*          -- Stock Purchase Agreement dated as of July 16, 1998 by and among Metamor Worldwide, Inc., Advanced Information
                            Solutions, Inc. and the Sellers
           2.7*          -- Asset Purchase Agreement dated as of November 12, 1998 by and among Metamor Worldwide, Inc., Metamor Technologies,
                            Ltd., New Technology Partners, Inc. and the Shareholders
                            of New Technology Partners, Inc.

        EXHIBIT
         NUMBER                                  DESCRIPTION
           2.8*          -- Stock Purchase Agreement dated as of September 17, 1999 by and among Xpedior Incorporated, Kinderhook Systems,
                            Inc. and the Sellers
           3.1*          -- Form of Amended and Restated Certificate of Incorporation
           3.2*          -- Form of Restated Bylaws
           4.1*          -- Form of Common Stock Certificate
           5.1*          -- Opinion of Vinson & Elkins L.L.P.
          10.1*          -- Employment Agreement between Xpedior Incorporated and
                            David N. Campbell
          10.2*          -- Employment Agreement between Xpedior Incorporated and J.
                            Brian Farrar
          10.3*          -- Form of Indemnification Agreement
          10.4*          -- Form of Registration Rights Agreement
          10.5*          -- Form of Services Agreement
          10.6*          -- Assignment and Indemnification Agreement
          21.1*          -- Subsidiaries of the Company
          23.1           -- Consent of Ernst & Young LLP
          23.2           -- Consent of Arthur Andersen LLP
          23.3           -- Consent of Morrison & Morrison, Ltd.
          23.4           -- Consent of PricewaterhouseCoopers LLP
          23.5*          -- Consent of Vinson & Elkins L.L.P. (included in Exhibit
                            5.1)
          24.1*          -- Power of Attorney (included in signature page)
          27.1*          -- Financial Data Schedule
          99.1*          -- Consent of Nominee for Director dated October 15, 1999
                            (David N. Campbell)
          99.2*          -- Consent of Nominee for Director dated October 15, 1999
                            (J. Brian Farrar)
          99.3*          -- Consent of Nominee for Director dated October 15, 1999
                            (John M. Whiteside)
          99.4*          -- Consent of Nominee for Director dated October 15, 1999
                            (Eugene Rooney)
          99.5*          -- Consent of Nominee for Director dated December 7, 1999
                            (Robert K. Hatcher)
          99.6*          -- Consent of Nominee for Director dated December 7, 1999
                            (Marc J. Shapiro)


------------------------------

* Previously filed.

 (b) FINANCIAL STATEMENT SCHEDULE

     No financial statement schedules are required to be included herewith or they have been omitted because the information required to be set forth therein is not applicable.

ITEM 17. UNDERTAKINGS

     The Registrant hereby undertakes:

          (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          (b) To provide to the underwriter(s) at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter(s) to permit prompt delivery to each purchaser.

          (c) For purpose of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (d) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on this 11th day of December, 1999.


                                            Xpedior Incorporated

                                            By:     /s/ J. BRIAN FARRAR
                                              ----------------------------------
                                                       J. Brian Farrar
                                                 Executive Vice President and
                                                   Chief Operating Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


             /s/ DAVID N. CAMPBELL                President and Chief Executive      December 11, 1999
------------------------------------------------    Officer (Principal
               David N. Campbell                    Executive Officer)

             /s/ STEVEN M. ISAACSON               Chief Financial Officer            December 11, 1999
------------------------------------------------    (Principal Financial and
               Steven M. Isaacson                   Accounting Officer)

             /s/ JAMES W. CROWNOVER               Chairman of the Board              December 11, 1999
------------------------------------------------
               James W. Crownover

              /s/ PETER T. DAMERIS                Director                           December 11, 1999
------------------------------------------------
                Peter T. Dameris

                               INDEX TO EXHIBITS


        EXHIBIT
         NUMBER                                  DESCRIPTION
           1.1*          -- Form of Underwriting Agreement
           2.1*          -- Merger Agreement dated as of March 26, 1997 by and among
                            Irvin M. Shapiro, The Irvin M. Shapiro Children's Trust,
                            Metamor Technologies, Ltd. and CORESTAFF, Inc and
                            CORESTAFF Acquisition Sub #9, Inc.
           2.2*          -- Agreement and Plan of Merger dated as of December 23,
                            1997 by and among CORESTAFF, Inc., CORESTAFF Acquisition
                            Sub #12, Inc., Sage I.T. Partners, Inc., and the
                            Shareholders of Sage I.T. Partners, Inc.
           2.3*          -- Stock Purchase Agreement dated as of December 31, 1997 by and among CORESTAFF, Inc., Workgroup Productivity
                            Corporation, and the Shareholders of Workgroup
                            Productivity Corporation
           2.4*          -- Agreement and Plan of Merger dated as of April 16, 1998 by and among Metamor Worldwide, Inc., CORESTAFF
                            Acquisition Sub #13, Inc., NDC Group, Inc., and the
                            Stockholders of NDC Group, Inc.
           2.5*          -- Stock Purchase Agreement dated as of June 17, 1998 by and among Metamor Worldwide, Inc., Informix Corporation and
                            the Sellers
           2.6*          -- Stock Purchase Agreement dated as of July 16, 1998 by and among Metamor Worldwide, Inc., Advanced Information
                            Solutions, Inc. and the Sellers
           2.7*          -- Asset Purchase Agreement dated as of November 12, 1998 by and among Metamor Worldwide, Inc., Metamor Technologies,
                            Ltd., New Technology Partners, Inc. and the Shareholders
                            of New Technology Partners, Inc.
           2.8*          -- Stock Purchase Agreement dated as of September 17, 1999 by and among Xpedior Incorporated, Kinderhook Systems,
                            Inc. and the Sellers
           3.1*          -- Form of Amended and Restated Certificate of Incorporation
           3.2*          -- Form of Restated Bylaws
           4.1*          -- Form of Common Stock Certificate
           5.1*          -- Opinion of Vinson & Elkins L.L.P.
          10.1*          -- Employment Agreement between Xpedior Incorporated and
                            David N. Campbell
          10.2*          -- Employment Agreement between Xpedior Incorporated and J.
                            Brian Farrar
          10.3*          -- Form of Indemnification Agreement
          10.4*          -- Form of Registration Rights Agreement
          10.5*          -- Form of Services Agreement
          10.6*          -- Assignment and Indemnification Agreement
          21.1*          -- Subsidiaries of the Company
          23.1           -- Consent of Ernst & Young LLP
          23.2           -- Consent of Arthur Andersen LLP
          23.3           -- Consent of Morrison & Morrison, Ltd.
          23.4           -- Consent of PricewaterhouseCoopers LLP
          23.5*          -- Consent of Vinson & Elkins L.L.P. (included in Exhibit
                            5.1)
          24.1*          -- Power of Attorney (included in signature page)
          27.1*          -- Financial Data Schedule
          99.1*          -- Consent of Nominee for Director dated October 15, 1999
                            (David N. Campbell)
          99.2*          -- Consent of Nominee for Director dated October 15, 1999
                            (J. Brian Farrar)

        EXHIBIT
         NUMBER                                  DESCRIPTION
          99.3*          -- Consent of Nominee for Director dated October 15, 1999
                            (John M. Whiteside)
          99.4*          -- Consent of Nominee for Director dated October 15, 1999
                            (Eugene Rooney)
          99.5*          -- Consent of Nominee for Director dated December 7, 1999
                            (Robert K. Hatcher)
          99.6*          -- Consent of Nominee for Director dated December 7, 1999
                            (Marc J. Shapiro)


------------------------------

* Previously filed.